As filed with the U.S. Securities and Exchange Commission on September 18, 2025.

Registration No. 333-284137

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Phaos Technology Holdings (Cayman) Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrants name into English)

Cayman Islands	3823	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

83 Science Park Dr,

#02-01 & #04-01A/B The Curie, Singapore Science Park 1

Singapore 118258

+65 6250 3877

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue 3rd Floor New York, NY 10017 Telephone: (212) 588 0022	Lawrence Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR Telephone: 852-3923-1111

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term new or revised financial accounting standard refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On January 6, 2025, the Registrant filed a registration statement on Form F-1 (Registration No. 333-284137), which was subsequently declared effective by the United States Securities and Exchange Commission on July 31, 2025 (the “Registration Statement”).

This post-effective amendment to the Registration Statement (the “Post-Effective Amendment”) is being filed pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, to update the Registration Statement to include the audited consolidated financial statements and the notes thereto for the twelve months ended April 30, 2025, and certain other information in such Registration Statement.

No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of such Registration Statement.

The information in this prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2025

Phaos Technology Holdings (Cayman) Limited

2,700,000 Class A Ordinary Shares

900,090 Class A Ordinary Shares being offered by the Selling Shareholders

This is an initial public offering of our Class A Ordinary Shares, par value US$0.0001 per share (the “Class A Ordinary Shares”). We are offering 2,700,000 Class A Ordinary Shares, and the Selling Shareholders (as defined and named herein) are offering an aggregate of 900,090 Class A Ordinary Shares to be sold in the offering pursuant to this prospectus. This offering is being conducted on a firm-commitment basis. We anticipate that the initial public offering price of the Class A Ordinary Shares will be between US$4.00 and US$5.00 per Class A Ordinary Share. We will not receive any proceeds from the sale of the Class A Ordinary Shares to be sold by the Selling Shareholders.

Prior to this offering, there has been no public market for our Class A Ordinary Shares. We have applied to list our Class A Ordinary Shares on the New York Stock Exchange American (“NYSE American”) under the symbol “POAS”. This offering is contingent upon the listing of our Class A Ordinary Shares on the NYSE American and there can be no assurance that we will be successful in listing our Class A Ordinary Shares on the NYSE American. We will not close this offering unless such Class A Ordinary Shares will be listed on the NYSE American at the completion of this offering.

We are authorized to issue 950,000,000 Class A Ordinary Shares and 50,000,000 Class B ordinary shares par value US$0.0001 per share (the “Class B Ordinary Shares”). As of the date of this prospectus, there are 10,601,750 Class A Ordinary Shares and 15,125,251 Class B Ordinary Shares issued and outstanding. Each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to twenty (20) votes. Each Class B Ordinary Share is not convertible into Class A Ordinary Shares, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares.

Throughout this prospectus, unless the context indicates otherwise, any references to “Phaos Technology Cayman,” “the Company,” or “our Company” are to Phaos Technology Holdings (Cayman) Limited, a Cayman Islands holding company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 12 to read about factors you should consider before buying our Class A Ordinary Shares.

We are both an “emerging growth company” and a “foreign private issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements. Please see “Implications of Our Being an Emerging Growth Company” and “Implications of Our Being a Foreign Private Issuer” beginning on page 9 of this prospectus for more information.

We are a holding company that is incorporated in the Cayman Islands. As a holding company with no operations, we conduct all of our operations through our wholly owned subsidiaries in Singapore. The Class A Ordinary Shares offered in this offering are shares of the holding company that is incorporated in the Cayman Islands.

Upon completion of this offering, our issued and outstanding shares will consist of 13,301,750 Class A Ordinary Shares. We expect to be a controlled company as defined under the NYSE American Rules because, immediately after the completion of this offering, Beh Hook Seng through his ownership of TongHuai SG Enterprise Pte. Ltd and TongHuai SG2 Enterprise Pte. Ltd. will collectively own no Class A Ordinary Shares and approximately 65.1% Class B Ordinary Shares (collectively, the “Ordinary Shares”), representing approximately 62.4% of the total voting power, assuming no exercise of the underwriter’s over-allotment option.

After this offering, Beh Hook Seng, through his ownership of TongHuai SG Enterprise Pte. Ltd and TongHuai SG2 Enterprise Pte. Ltd, will control shares representing more than 50% of the total voting power of our shares. As a result, this concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval. In addition, this may have anti-takeover effects and may prevent or discourage unsolicited acquisition proposals or offers for our share capital that you may feel are in your best interest as one of our shareholders.

Our dual class share structure consists of Class A Ordinary Shares, which are entitled to one (1) vote per share and Class B Ordinary Shares which entitled to twenty (20) votes per share. Our Class B ordinary shares are not convertible into Class A Ordinary Shares under any circumstances. Our Class A Ordinary Shares are not convertible into our Class B Ordinary Shares under any circumstances. Only our Class A ordinary shares are tradable on the market immediately after our listing on NYSE. This voting structure may discourage investors from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

Investing in our Class A Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 12.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price(1)	US$	US$
Underwriting discounts and commissions(2)	US$	US$
Underwriting discounts to be paid by the Selling Shareholders	US$	US$
Proceeds to the Company before expenses(3)	US$	US$
Proceeds to the Selling Shareholders before expenses(3)	US$	US$

(1)	Initial public offering price per share is assumed to be US$4.50, being the mid-point of the range set forth on the cover page of this prospectus.
(2)	We have agreed to pay the underwriter a discount equal to 7.5% of the gross proceeds of the offering. This table does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to the underwriter. For a description of the other compensation to be received by the underwriter, see “Underwriting” beginning on page 80.
(3)	Excludes fees and expenses payable to the underwriter. The total amount of underwriter’s expenses related to this offering is set forth in the section entitled “Expenses Relating to This Offering” on page 91.

The underwriter has an option to purchase up to 405,000 additional Class A Ordinary Shares (excluding shares subject to this option and excluding the 900,090 Class A Ordinary Shares offered by the Selling Shareholders) from us at the initial public offering price, less the underwriting discounts and commissions, within 45 days from the date of closing of this offering, to cover any over-allotments.

If we complete this offering, net proceeds will be delivered to us and the Selling Shareholders on the closing date.

The underwriter expects to deliver the Class A Ordinary Shares to the purchasers against payment on or about           , 2025.

Network 1 Financial Securities Inc.

The date of this prospectus is          , 2025.

You should not assume that the information contained in the registration statement to which this prospectus is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the Class A Ordinary Shares being registered in the registration statement of which this prospectus forms a part.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Until ______, 2025 (the 25th day after the date of this prospectus), all dealers that effect transactions in these Class A Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

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ABOUT THIS PROSPECTUS

Neither we, the Selling Shareholders, nor the underwriter has authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any related free writing prospectus. Neither we, the Selling Shareholders. nor the underwriter take responsibility for, and provide no assurance about the reliability of, any information that others may give you. Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we, the Selling Shareholders, nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Ordinary Shares and the distribution of this prospectus outside the United States.

PRESENTATION OF FINANCIAL INFORMATION

Basis of Presentation

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”).

Certain amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, amounts, percentages and other figures shown as totals in certain tables or charts may not be the arithmetic aggregation of those that precede them and amounts and figures expressed as percentages in the text may not total 100% or, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Our financial year ends on April 30 of each year. References in this prospectus to a financial year, such as “financial year 2024,” relate to our financial year ended April 30 of that calendar year.

Financial Information in U.S. Dollars

Our reporting currency is the Singapore Dollar. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Singapore dollars into U.S. dollars were made at US$0.7660 = S$1, the exchange rate set forth in the H10 statistical release of the Federal Reserve Board on April 30, 2025. We make no representation that the Singapore dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Singapore dollars, at any particular rate or at all.

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MARKET AND INDUSTRY DATA

Certain market data and forecasts used throughout this prospectus were obtained from market research, reports of governmental and international agencies and industry publications, gathered by the Company. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties, and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “believe,” “plan,” “expect,” “intend,” “should,” “seek,” “estimate,” “will,” “aim” and “anticipate,” or other similar expressions, but these are not the exclusive means of identifying such statements. All statements other than statements of historical facts included in this document, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we will file with the SEC, other information sent to our shareholders and other written materials.

These forward-looking statements are subject to risks, uncertainties, and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in “Risk Factors” and the following:

●	our business and operating strategies and our various measures to implement such strategies;

●	our operations and business prospects, including development and capital expenditure plans for our existing business;

●	changes in policies, legislation, regulations or practices in the industry and those countries or territories in which we operate that may affect our business operations;

●	our financial condition, results of operations and dividend policy;

●	changes in political and economic conditions and competition in the area in which we operate, including a downturn in the general economy;

●	the regulatory environment and industry outlook in general;

●	future developments in the supply of microscopy equipment market and actions of our competitors;

●	catastrophic losses from man-made or natural disasters, such as fires, floods, windstorms, earthquakes, diseases, epidemics, other adverse weather conditions or natural disasters, war, international or domestic terrorism, civil disturbances and other political or social occurrences;

●	the loss of key personnel and the inability to replace such personnel on a timely basis or on terms acceptable to us;

●	the overall economic environment and general market and economic conditions in the jurisdictions in which we operate;

●	our ability to execute our strategies;

●	changes in the need for capital and the availability of financing and capital to fund those needs;

●	our ability to anticipate and respond to changes in the markets in which we operate, and in client demands, trends and preferences;

●	exchange rate fluctuations, including fluctuations in the exchange rates of currencies that are used in our business;

●	changes in interest rates or rates of inflation; and

●	legal, regulatory and other proceedings arising out of our operations.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The markets for the supply of microscopy equipment may not grow at the rate projected by such market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Class A Ordinary Shares. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

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CONVENTIONS AND DEFINITIONS

We have assumed an offering price of US$4.50 per Class A Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus. The amount of shares offered hereby may increase if the actual offering price is lower and may increase if the actual offering price is higher.

Unless otherwise stated, all amounts stated in US$ that we have translated from amounts originally in S$ have been translated at an exchange rate of US$0.7660 to S$1.00, the exchange rate on April 30, 2025 as reported by the H-10 statistical release.

The following capitalized terms have the following definitions throughout this prospectus:

“Amended and Restated Memorandum of Association” means the amended and restated memorandum of association of our Company adopted on October 21, 2024.

“ Second Memorandum of Association” means the memorandum of association of our Company adopted on July 14, 2025.

“Memorandum and Articles of Association” means collectively the Second Amended and Restated Memorandum of Association and the Articles of Association of our Company originally adopted on March 7, 2024 at incorporation.

“Business Day” means a day (other than a Saturday, Sunday, or public holiday in the U.S.) on which licensed banks in the U.S. are generally open for normal business to the public.

“Company,” “our Company,” or “Phaos Technology Cayman” means Phaos Technology Holdings (Cayman) Limited, a exempted company incorporated in the Cayman Islands with limited liability on March 7, 2024.,

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“COVID-19” means the Coronavirus Disease 2019.

“Directors” means the directors of our Company as of the date of this prospectus, unless otherwise stated.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Executive Directors” means the executive Directors of our Company as of the date of this prospectus, unless otherwise stated.

“Executive Officers” means the executive officers of our Company as of the date of this prospectus, unless otherwise stated.

“Group,” “our Group,” “we,” “us,” or “our” means our Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time or the businesses which have since been acquired or carried on by them or as the case may be their predecessors.

“Independent Directors Nominees” means the independent non-executive director nominees of our Company as of the date of this prospectus, unless otherwise stated.

“Independent Third Party” means a person or company who or which is independent of and is not a 5% owner of, does not control and is not controlled by or under common control with any 5% owner and is not the spouse or descendant (by birth or adoption) of any 5% owner of the Company.

“MOM” means the Ministry of Manpower of Singapore.

“PTPL” means Phaos Technology Pte. Ltd., a company incorporated in Singapore on February 22, 2017, and a wholly owned subsidiary of our Company.

“S$” or “SGD” or “Singapore Dollars” means Singapore dollar(s), the lawful currency of Singapore.

“SEC” or “U.S. Securities and Exchange Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selling Shareholders” means collectively (i) Chua Jun Hao, David as to 454,545 Class A Ordinary Shares, (ii) Chua Kheng Choon as to 175,795 Class A Ordinary Shares, (iii) ICHAM Master Fund VCC as to 43,864 Class A Ordinary Shares, (iv) Liew Ah Choy as to 59,091 Class A Ordinary Shares, and (v) Tan Chiew Hiah as to 175,795 Class A Ordinary Shares, all being existing shareholders of our Company that are selling a portion of their Ordinary Shares pursuant to this prospectus

“Singapore Companies Act” means the Companies Act 1967 of Singapore, as amended, supplemented or modified from time to time.

“WSH” means the Workplace Safety and Health Council of Singapore, a statutory body under the MOM.

“US$,” or “USD” or “United States Dollars” means United States dollar(s), the lawful currency of the United States of America.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and notes to those statements, included elsewhere in this prospectus, before deciding to invest in our Class A Ordinary Shares. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements,”

Overview

Phaos Technology Holdings (Cayman) Limited (the “Company”) is an investment holding company incorporated on March 7, 2024, under the laws of the Cayman Islands. The Company through its subsidiary assembles and commercializes such advanced microscopy-related solutions, technologies and products. Using its patented microsphere-assisted technology, the Company can significantly increase the magnification of existing traditional optical microscopes compared to its competitors, hence allowing our clients to see beyond the optical limit in an effective manner. Currently, it is one of the handful of advanced optical microscopes that can see below the 200nm optical limit, within a commercially viable working distance.

Our business is primarily involved in the assembling and commercialization of advanced microscopy-related solutions, technologies and products tailored for precision measurement and magnification purposes. Our range of product includes optical microscopy solutions, featuring:

i)	Super-resolution imagers capable of achieving imaging down to 137nm;

ii)	Specialized microscopes designed to meet the diverse needs of various industries; and

iii)	Three-dimensional (“3-D”) real-time image magnifiers for enhanced visualization.

Traditional optical microscopes are able to see up to 250nm, while our solution allows users to see up to 137nm. As a result, we believe that this is considered by the optical industry as a super resolution optical microscopy solution.

In addition to our hardware offerings, we currently provide complimentary proprietary software, which is developed in-house. This software includes Artificial Intelligent (“AI”) components that allows our customers to perform recognition patterns for research, quality assurance and quality control (“QA/QC”), as well as diagnostics purposes. The in-house software is crafted to complement our product line to help facilitate seamless integration and optimized performance for our customers.

For the year ended April 30, 2024 and April 30, 2025, the provision of microscopy products contributed to 97.6% and 89.3% of our revenue, respectively.

We distribute our microscopy products with software solutions through an extensive network of distributors, primarily in Vietnam and Singapore, and expanding across regions such as Southeast Asia and South Asia. Our microscopy solutions accommodate a diverse range of applications enabling us to serve a wide range of customer needs and capitalize on emerging growth opportunities in the region. Our diverse customer base primarily includes industries with usage in fields such as manufacturing, research & development, biomedical, semiconductors, Printed Circuit Board (“PCB”), electronics, precision engineering, injection molding, research, healthcare, QA/QC and diagnostics. Our business strategic focus involves strengthening our market position in Singapore and Vietnam, and progressively expanding into the Southeast Asian region.

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We believe in our strong corporate culture which emphasizes the creation of shareholder value. For the year ended April 30, 2025, business in Vietnam and Singapore contributed to 43.5% and 42.2% of our Group’s revenue, respectively. For the year ended April 30, 2024, our revenue was S$1,882,803. For the year ended April 30, 2025, our revenue was S$167,707 (US$128,464). This is a decrease of 91.1% in revenue. Our net loss and accumulated deficit was S$2,359,844 and S$7,030,066, respectively, for April 30, 2024, while our net loss and accumulated deficit was S$5,137,064 (US$3,934,994) and S$12,167,130 (US$9,320,022) for April 30, 2025. This signifies an increase of 117.7% and 73.1% for net loss and accumulated deficit. The increase in net loss is driven by a decrease in revenue arising from a reduction in sales orders from our largest customers, resulting in additional resources are allocated to focus on regional expansion. and an increase in employee benefits expenses and other operating expenses from April 30, 2024 to April 30, 2025. We expect that the diversification of our customer base will allow us to increase and stabilize our product sales through a larger customer base and lower concentration of top customers which we are working actively to broaden. Service revenue increased as a result of maintenance-based contracts for our customers. As we grow our product and software range, we expect that service revenue will continue to contribute a greater percentage of our revenue going forward.

Additional resources are allocated to focus on regional expansion in response to a reduction in sales orders from our largest customers. We expect that the diversification of our customer base will allow us to increase and stabilize our product sales through a larger customer base and lower concentration of top customers which we are working actively to broaden.

Service revenue increased as a result of maintenance-based contracts for our customers. As we grow our product and software range (see Page 30), we expect that service revenue will continue to contribute a greater percentage of our revenue going forward.

Competitive Strengths

We have strong and stable relationships with our suppliers and customers

Ever since we started our business in 2017, we have emphasized developing strong and stable business relationships with our key suppliers and customers. For the financial years ended April 30, 2024 and 2025, our top 5 customers accounted for 91% and 85% of total revenue, respectively.

We have an experienced management team

Our management team, under the leadership of Mr. Andrew Yeo, who serves as our Executive Director and Chief Executive Officer, has played a pivotal role in driving the expansion of our Group. Mr. Yeo, with over two decades of expertise in the technology sector, assumes a key role in shaping and implementing our Group’s business strategies and overseeing customer relationships. He is assisted by Mr. Tay Beng Boon, our Chief Operation Officer, charged with enhancing operational effectiveness, leading product research and development, and overseeing services within the Company. Mr. Tay brings with him over 25 years of engineering experience across various industries, including semiconductors, heavy industry, water, energy, waste management, and clean technology. Furthermore, our Group is advantaged by a well-experienced management team with significant expertise in providing solutions in the area of microscopy. Further details can be found in the section titled “Management — Executive Directors and Officers” for additional information.

We have integrated our software solutions within our product portfolio.

Having integrated our proprietary software into our microscopic hardware products, we have combined cutting-edge hardware with advanced software functionalities, creating a synergistic ecosystem that enhances overall product performance. Our software solutions enable precise control, automation, and data analysis, empowering users with a comprehensive toolkit for scientific research and analysis. Not only does this improve the efficiency of our microscopic hardware, but our integration also provides a distinct edge in terms of versatility and adaptability, ensuring that our products remain at the forefront of technological innovation, giving us a competitive advantage in meeting evolving customer needs.

We provide turn-key solutions.

We specialize in delivering turn-key solutions by developing products with features that precisely target our customers’ key needs, avoiding unnecessary expenses. Additionally, our commitment goes beyond selling off-the-shelf items; we offer turn-key computer vision implementations that are tailored to solve our customers’ specific pain points, providing comprehensive and customized solutions for their unique requirements.

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We provide reliable after-sales support.

Our commitment to excellence extends beyond the point of sale, as we understand the importance of seamless customer experiences. We take pride in offering reliable after-sales support so that our customers receive comprehensive assistance and satisfaction long after their purchase. Our dedicated support team is comprised of experts with in-depth knowledge of our microscopy products, as well as our software development team, which stand ready to address any queries, troubleshoot issues, and provide guidance on optimal product utilization for our customers.

We have a sales network in the optical application market in Asia

Together with our distributors and sales partners, we have strong access to customers and user-base in Asia, allowing us to understand the needs of our customers better and providing the relevant solutions to solve their needs. We have sold our solutions to customers from Singapore, Indonesia, the Philippines, Malaysia, Thailand, India, China, and South Korea.

Growth strategies

Expand business and operations through joint ventures and/or strategic alliances

We plan to strategically expand into new countries to enhance existing customer support and broaden our global presence. By establishing a foothold in diverse international markets, we aim to better understand and cater to the unique needs of our customers in those regions. This expansion not only allows us to provide more localized and personalized support but also facilitates quicker response times and streamlined services.

Strengthening our global presence via marketing

Looking ahead, we plan to broaden our marketing approach. This involves a shift to digital marketing in markets in Southeast Asia, China, Taiwan, and Korea, leveraging increased brand awareness gained from our earlier physical marketing efforts in these regions. Additionally, we aim to expand our physical presence beyond Asia-Pacific, targeting the Middle East, the United States, and Europe through relevant exhibitions, focusing on brand recognition.

Strengthening our distribution network

The company continues to expand its distribution network in order to capture a higher market penetration rate in existing markets and to continue to develop into new markets. The distribution network is a critical point to serve local markets as local expertise and experience is critical in serving these markets.

Widening our product range and solutions

The company continues to expand on future client needs based on four directions:

1.	Specific product range(s) for specific ground applications.

The Company has six (6) product ranges currently in production, focusing on industrial applications in the initial phases of product development. A product range refers to variation of a single product with similar applications across the range. The variations cover minor modifications to the flagship product to serve slightly different segments within the same industry applications. All of our product ranges generate revenue for the Company via the same method, mainly through device sales and maintenance , with the software provided free of charge. In most cases, our customers pay upfront upon the purchase of our products, and pay a yearly maintenance fee. Our six (6) product ranges are as follows:

	1.	The Optonano Series targets the super-resolution market. This is our flagship product range, and it targets use cases for clients within advanced material research and universities. The application for the Optonano Series centers around real time observation of nano opaque samples and was launched in Q2 of 2020.

	2.	The PT-Industrial Series is a range of industrial microscopes targeting a wide range of industrial applications, with the option to upgrade to super resolution lenses. The PT-Industrial Series was launched in Q3 of 2022.

	3.	The PT-Metrology Series targets a market requiring tabletop quantitative measurement system, instead of traditional standalone measurement systems for the application of Quality Assurance and Quality Control use cases. This series was launched in Q4 of 2022.

	4.	The PT-Biology Series is a microscope targeting applications around biology observation. It is designed for transparent sample observation, such as blood cell and bacterial observations. The PTB Biology Series was launched in Q2 of 2023.

	5.	The PTS Series targets users in the applications around general inspections. This is a range of stereo microscopes that are commonly used in electronics and circuit board production, as well as injection molding inspections. The PTS Series targets applications for observing samples that are much bigger in size. The PTS Series was launch in Q3 of 2023.

	6.	The PTZ Series targets fast failure analysis coupled with 3D observation methods. It is designed with a flexible zoom objective lens for different levels of magnification, in combination of a rotating lens to observe samples from different angles. The PTZ Series was launched in Q2 of 2024.

The Company sells the above product ranges as a bundle consisting of hardware and software services. Currently, the software services are bundled free of charge with the hardware. We use the same direct and indirect channels across all product ranges, as all our sales channels are crossed trained on all products. As a result of macro-economic factors, all the product ranges are priced competitively, with a gross margin range of between 20% to 40%. Please refer to “Business – Our Products” at page 43 for more information.

The Company continues to explore requirements pertaining to industrial applications of our products. Concurrently, the Company is also building products for the biomedical sector and education systems.

2.	Total solution for customers’ pain points.

In addition to hardware product sales, we provide application software to provide a fully customized end to end solution that addresses specific industrial pain points.

3.	Building new technologies into existing products to fulfill the needs of the future market.

In the medium term, the Company shall continue to invest in microscopy and vision technology, augmenting with Internet of Things (“IOT”) and cloud computing solutions. The Company aims to build databases to train its AI software for further pathology and metrology use cases.

4.	Providing calibration and certification services.

We aim to provide calibration and certification services to our existing customers and customers that use similar equipment by the second quarter of 2025. Equipment owners undergo certification to provide assurance to their customers of the reliability and quality of their equipment. Periodically, equipment owners will need to calibrate their systems so that the systems are operating properly as well. Providing these services, allows us to continue to service our existing customers annually, and also access to new customers in the similar industry, but provides a continued stream of recurring income from the services provided.

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Summary of Risk Factors

Investing in our Class A Ordinary Shares involves risks. The risks summarized below are qualified by reference to “Risk Factors” beginning on page 12 of this prospectus, which you should carefully consider before deciding to purchase Class A Ordinary Shares. If any of these risks occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such a case, the trading price of our Class A Ordinary Shares would likely decline, and you may lose all or part of your investment.

We face numerous risks that could materially affect our business, results of operations or financial condition. These risks include but are not limited to the following:

Risks related to Our Business and Industry:

●	We are affected by regional and worldwide political, regulatory, social and economic conditions in the jurisdictions in which we and our customers and suppliers operate and in the jurisdictions which we intend to expand our business in.

●	We are susceptible to fluctuations in the prices and quantity of materials and components used in the manufacturing of our microscopy equipment.

●	Our reputation and profitability may be adversely affected if there are major failures or malfunction in our microscopy equipment sold by or sold to our customers.

●	A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results.

●	We may be affected if we are found to be in breach of any lease agreements entered into by us.

●	Increased competition in the microscopy equipment sales and rental business in Singapore and the region may affect our ability to maintain our market share and growth.

●	We are exposed to the credit risks of our customers.

●	Our business is subject to supply chain interruptions.

●	We are exposed to risks arising from fluctuations of foreign currency exchange rates.

●	We and/or our customers may not be able to obtain the necessary approvals or certifications for the use of our microscopy equipment in various jurisdictions.

●	We may be harmed by negative publicity.

●	If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe on their intellectual property rights, our business could suffer.

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●	We are subject to risks related to product recalls, and our operation results and financial condition would suffer if we fail to adequately manage such risks.

●	We have provided a loan to PT Neura Integrasi Solusi for the development of biomedical scanning software, and their inability to meet their financial obligations, or our inability to fully enforce our rights against them could have a material adverse effect on our results.

Risks related to our Securities and this offering:

●	An active trading market for our Class A Ordinary Shares may not be established or, if established, may not continue and the trading price for our Class A Ordinary Shares may fluctuate significantly.

●	We may not maintain the listing of our Class A Ordinary Shares on NYSE American which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions.

●	Certain recent initial public offerings of companies with public floats comparable to the anticipated public float of our Company have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

●	If we fail to implement and maintain an effective system of internal controls and/ or financial reporting, we may fail to meet our reporting obligations and/or are unable to accurately report our results of operations or prevent fraud; and this may materially adversely affect investors’ confidence and consequently, the market price of our Ordinary Shares.

●	Because our public offering price per share is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

●	The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

●	Our controlling shareholder has substantial influence over the Company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions.

●	As a “controlled company” under the rules of NYSE American, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

●	As a company incorporated in the Cayman Islands, we are permitted to follow certain home country practices in relation to corporate governance matters in lieu of certain requirements under NYSE American corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with NYSE American corporate governance listing standards.

●	Certain judgments obtained against us or our auditor by our shareholders may not be enforceable.

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements applicable to other public companies that are not emerging growth companies.

●	We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

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Corporate Information

Phaos Technology Cayman was incorporated in the Cayman Islands on March 7, 2024 for the purposes of listing our Class A Ordinary Shares. Our registered office in the Cayman Islands is at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. Our principal executive office is at 83 Science Park Dr, I #02-01 & #04-01A/B The Curie, Singapore Science Park 1, Singapore 118258. Our telephone number at this location is +65 6250 3877. Our principal website address is www.phaostech.com. The information contained on our website does not form part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168.

Corporate Structure(1)

(1) Our Corporate Structure post-reorganization.

Our Company was incorporated in the Cayman Islands on March 7, 2024 under the Companies Act as an exempted company with limited liability for the purposes of listing our Class A Ordinary Shares. Our authorized share capital is US$100,000 divided into 950,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares, par value US$0.0001 per share.

Our historical operations are that of PTPL, our operating subsidiary, which was incorporated in Singapore as a private company limited by shares on February 22, 2017. PTPL has been carrying on business since February 22, 2017 and is engaged in the sale and development of microscopy equipment and its related software.

Share Swap Agreements

On November 29, 2024, the Company proceeded with an internal reorganization whereby PTPL became our indirect wholly-owned subsidiary through a share swap. Subject to completion of the restructuring, both the ordinary and preferential shares of PTPL were swapped on a 1:125 basis to Phaos Technology Holdings (BVI) Limited. Subsequently, the shares of Phaos Technology Holdings (BVI) Limited were swapped 1:1 to Phaos Technology (Cayman) Limited, where the holders of the ordinary shares of PTPL eventually being swapped to Class A Ordinary Shares, and the holders of preferential shares of PTPL being swapped to Class B Ordinary Shares.

The material terms of the Share Swap Agreements are as follows:

1.	Sale and Purchase of Sale Shares: Vendors will sell and transfer the Sale Shares to the Purchaser (PTPL) free of encumbrances. Purchaser will buy and accept the Sale Shares from the Vendors under the same conditions. Purchaser is not obligated to complete the purchase unless all Sale Shares are transferred simultaneously.

2.	Consideration: The Purchase Consideration is determined on a willing buyer–willing seller basis.

3.	Vendors’ Obligations Pending Completion: Vendors are prohibited from dealing, transferring, or encumbering the Sale Shares after this Agreement is executed, unless explicitly permitted.

4.	Completion: Upon completion, Purchaser is to allot and issue Consideration Shares to Vendors and deliver signed share transfer forms, board resolutions, and an updated register of members. Vendor is to deliver signed share transfer forms, share certificates, and board approvals for the transfer, and provide relevant documents and approvals for share transfers to be updated. Upon fulfilment of obligations, legal and beneficial ownership of Sale Shares transfers to the Purchaser, with the consideration Shares issued ranking equally with existing issued shares.

5.	Warranties: Vendors jointly and severally warrant the truth and accuracy of all information provided as of the Agreement date and the Completion Date, with warranties deemed repeated during this period.

6.	Termination: If a Party breaches the Agreement and fails to remedy the breach within 14 days after notice, the aggrieved Party may exercise all legal or equitable rights and remedies.

Implications of Our Being a “Controlled Company”

Upon the completion of this offering, we will be a “controlled company” as defined under the NYSE American Company Guide as Beh Hook Seng, through his ownership of TongHuai SG Enterprise Pte. Ltd and TongHuai SG2 Enterprise Pte. Ltd, will together hold 34.65% of our total issued and outstanding Ordinary Shares (both Class A and Class B included) and will be able to exercise 62.4% of the total voting power of our authorized and issued shares, assuming no exercise of the underwriter’s over-allotment option. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements of the NYSE American. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Implications of Our Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	being permitted to provide only two financial years of selected financial information (rather than five years) and only two years of audited financial statements (rather than three years), in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; and

●	an exemption from compliance with the auditor attestation requirement of the Sarbanes-Oxley Act, on the effectiveness of our internal control over financial reporting.

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We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which the fifth anniversary of the completion of this offering occurs, (2) the last day of the fiscal year in which we have total annual gross revenue of at least US$1.235 billion, (3) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700.0 million as of the prior April 30, and (4) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have included two years of selected financial data in this prospectus in reliance on the first exemption described above. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Implications of Our Being a Foreign Private Issuer

Upon completion of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or the SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither emerging growth companies nor foreign private issuers.

In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance listing requirements of the NYSE American. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the NYSE American. Following this offering, we will rely on home country practice to be exempted from certain of the corporate governance requirements of the NYSE American, namely (i) a majority of the Directors on our Board are not required to be independent Directors; (ii) there will not be a necessity to have regularly scheduled executive sessions with independent Directors; and (iii) there will be no requirement for the Company to obtain shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants; (c) a change of control; and (d) transactions other than public offerings.

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The Offering

Offering Price	The initial public offering price will be between US$4.00 to US$5.00 per Class A Ordinary Share. For purposes hereof, we have assumed an offering price of US$4.50, which is the midpoint of that range.

Class A Ordinary Shares offered by us	2,700,000 Class A Ordinary Shares.

Class A Ordinary Shares offered by the Selling Shareholders	900,090 Class A Ordinary Shares (of which Chua Jun Hao, David is selling 454,545 Class A Ordinary Shares, (ii) Chua Kheng Choon is selling 175,795 Class A Ordinary Shares, (iii) ICHAM Master Fund VCC is selling 43,864 Class A Ordinary Shares, (iv) Liew Ah Choy is selling 59,091 Class A Ordinary Shares, and (v) Tan Chiew Hiah is selling 175,795 Class A Ordinary Shares)

Option to Purchase Additional Class A Ordinary Shares	We have granted to the underwriter an option, exercisable within 45 days from the date of closing of this offering, to purchase up to 405,000 additional Class A Ordinary Shares, or 15% of the shares that we are offering hereby (which excludes Class A Ordinary Shares being offered by the Selling Shareholders).

Class A Ordinary Shares issued and outstanding prior to this offering	10,601,750 Class A Ordinary Shares

Class A Ordinary Shares to be issued and outstanding immediately after this offering	13,301,750 Class A Ordinary Shares (or 13,706,750 Class A Ordinary Shares if the underwriter exercises its option to purchase additional Class A Ordinary Shares in full and excluding 202,500 Class A Ordinary Shares underlying the Representative’s Warrants).

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately US$11.24 million (or US$12.92 million if the underwriter exercises its option to purchase additional Class A Ordinary Shares in full), after deducting the underwriting discounts, commissions and estimated offering expenses payable by us and assuming an initial public offering price of US$4.50 per Class A Ordinary Share, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. We currently intend to use the net proceeds from this offering to run marketing and promotion campaigns to boost our brand (5%), invest in product development to create new and improved offerings (15%), expand our supply chain (20%), and cover general working capital needs and for corporate purposes (60%). See “Use of Proceeds.” We will not receive any proceeds from the sale of Ordinary Shares by the Selling Shareholders.

Lock-up	We, each of our directors, executive officers and certain shareholders have agreed with the underwriter, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of share capital of the Company or any securities convertible into or exercisable or exchangeable for shares of share capital of the Company, that transfers, in whole or in part, any of the economic consequences of ownership of our Class A Ordinary Shares or such other securities for a period of 180 days from the date of this prospectus, except for the Selling Shareholders with respect to their 900,090 Ordinary Shares sold in this offering without the prior written consent of the Representative. See “Shares Eligible for Future Sale” and “Underwriting — Lock-Up Agreements” for more information.

Risk factors	Investing in our Class A Ordinary Shares involves risks. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A Ordinary Shares.

Listing	We plan to apply to list the Class A Ordinary Shares on the NYSE American. This offering is contingent upon the listing of our Class A Ordinary Shares on the NYSE American. There can be no assurance that we will be successful in listing our Class A Ordinary Shares on the NYSE American.

Proposed trading symbol	POAS

Transfer agent	Vstock Transfer LLC Address: 18 Lafayette Pl, Woodmere, NY 11598 Telephone: (212) 828-8436

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RISK FACTORS

Investing in our shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results may differ materially from those anticipated by these forward-looking statements due to certain factors, including the risks and uncertainties faced by us, as described below and elsewhere in this prospectus.

Risks Related to Our Business and Industry

We are an early revenue stage company and have incurred operating losses since inception, and we do not know when we will attain profitability. An investment in our securities is highly risky and could result in a complete loss of your investment if we are unsuccessful in our business plans.

We are an early-stage company. Since inception, we have incurred operating losses and negative cash flow, and we expect to continue to incur losses and negative cash flow in the future. Our net losses for the financial years ended April 30, 2025 and April 30, 2024 were approximately $5,137,064 and $2,359,844, respectively. Ultimately, our ability to generate sufficient operating revenue to earn a profit depends upon our success in developing and marketing or licensing our microscopy technology. Any failure to do so could result in the possible closure of our business or force us to seek additional capital through loans or additional sales of our equity securities to continue business operations, which could dilute the value of any securities you hold or could result in the loss of your entire investment.

Terms of subsequent financings may adversely impact your investment.

We intend to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in our securities could be reduced as a result of any such financing. Interest on debt securities could increase costs and negatively impacts operating results. Preferred shares could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred shares could be more advantageous to those investors than to the holders of ordinary shares. In addition, if we need to raise more equity capital from the sale of ordinary shares, institutional or other investors may negotiate terms at least as, and possibly more favorable than the terms of your investment. Ordinary shares which we sell could be sold into any public market that develops for our ordinary shares, if any ever develops, which could adversely affect the market price of our ordinary shares.

Our inability to manage growth could harm our business.

We have added, and expect to continue to add, additional personnel in the areas of sales and marketing, research & development, laboratory operations, finance, quality assurance and compliance. As we build our commercialization efforts and expand research and development activities, our operating expenses and capital requirements have also increased, and we expect that they will continue to increase, significantly. Our ability to manage our growth effectively requires us to forecast expenses accurately, and to properly forecast and expand operational and testing facilities, if necessary, to expend funds to improve our operational, financial and management controls, reporting systems and procedures. As we move forward in commercializing our tests and developing our test portfolio, we will also need to effectively manage our growing manufacturing, laboratory operations and sales and marketing needs. If we are unable to manage our anticipated growth effectively, our business could be harmed.

Risks that we face in undertaking this expansion include:

●	training new personnel;

●	forecasting production and revenue;

●	expanding our marketing efforts;

●	controlling expenses and investments in anticipation of expanded operations;

●	establishing and maintaining relationships with new customers and partners

●	implementing and enhancing administrative infrastructure, systems and processes;

●	Unforeseen delays in the development of new products;

●	Unforeseen delays in regulatory approvals;; and

●	addressing new markets.

We intend to continue to hire additional personnel. Competition for individuals with relevant experience can be intense, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

We have substantial doubt about our ability to continue as a going concern.

We will need to raise additional working capital to continue our normal and planned operations. In addition, as a public company, we will incur accounting, legal and other expenses. These expenditures will make it necessary for us to continue to raise additional working capital. Our efforts to grow our business may be costlier than we expect, and we may not be able to generate sufficient revenue to offset our increased operating expenses. We may incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications and delays and other unknown events. Accordingly, substantial doubt exists about our ability to continue as a going concern and we cannot assure you that we will achieve sustainable operating profits as we continue to expand our business, and otherwise implement our growth initiatives.

The audited financial statements as of, and for the year ended, April 30, 2025 in this prospectus have been prepared on a going-concern basis. We may not be able to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and pay liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. These factors raise substantial doubt that we will be able to continue as a going concern. We plan to continue to provide for our capital needs through sales of our securities and/or related party advances. Our financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.

We are susceptible to fluctuations in the prices and quantity of materials and components used in the manufacturing of our microscopy equipment.

We are exposed to fluctuations in the prices of materials and components for the manufacture of microscopy equipment. In the event that we are not able to source any specific materials and components at acceptable prices, or if we face any delays or shortages in obtaining sufficient quantity of materials and components, this may have a negative impact on our profitability. Currently, we source our key components from different countries. Our lenses are sourced from Japan, Germany and China while our light sources and electromechanical parts are sourced from the United Kingdom, Malaysia, Thailand and locally from Singapore. As much as possible, we adopt a diversification strategy for the procurement of such key materials to reduce price fluctuations and quantity issues.

For the financial years ended April 30, 2024 and 2025, our top 5 customers accounted for 91% and 85% of our total revenue, with our largest customer accounting for 73% and 23%, respectively.

Our top 5 customers accounted for 91% and 85% of our total revenue for the financial years ended April 30, 2024 and 2025, with our largest customer accounting for 73% and 23%, respectively. Our ability to sign new contracts or obtain new business from our major customers and to maintain good business relationships with them is subject to the stability of their operations and to their business strategies, both of which are beyond our control and our ability to predict. If our major customers decide to change their business strategies, such as downsizing their business or suspending or ceasing their development or expansion plans due to changes in market conditions, business strategies or performance, their demand for our products may fall. Any failure to sign new contracts with our major customers or the potential loss of a single significant customer or significant decrease in the estimated contract value of the new contracts and/or their significant delay in or failure to make payments could lead to loss of revenue and/or affect our liquidity and thus affect our business adversely Accordingly, if we are unable to enter into business relationships with new customers to diversify our customer portfolio, our business may be adversely affected.

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Our continued success is dependent on our key management personnel and our experienced and skilled personnel, and our business may be severely disrupted if we are unable to retain them or to attract suitable replacements.

Since the inception of our business, Mr. Andrew Yeo, our Executive Director, and Chief Executive Officer, has played a pivotal role in expanding our operations from our initial development of the ON200 series from ideation to full production, to the present scale of the development of multiple product lines of microscopy equipment. We heavily rely on Mr. Yeo’s extensive network and contacts which have developed over the past two decades, particularly regarding the sourcing of materials and components used in the manufacturing of our microscopy equipment, as well as his unique understanding of the industry landscape in which we operate in.

The ongoing success of our company is closely tied to Mr. Yeo’s service and performance, as he actively guides the implementation of our business strategies and future plans. The established working and business relationships Mr. Yeo has cultivated with our key suppliers and customers are crucial for the ongoing development of our business. If Mr. Yeo were to cease his employment, there is no guarantee that we could promptly find suitable replacements possessing a comparable network of contacts. The departure of Mr. Yeo, or the inability to identify, recruit, train, and retain qualified technical and operations personnel in the future, could have significant adverse effects on our business, financial health, operational results, and growth prospects.

Furthermore, although we rely on specific key personnel, we lack key man life insurance policies for all individuals. The loss of such individuals could materially and adversely affect our business, financial condition, results of operations, and future growth prospects.

Unless we diversify our customer base, we are subject to geographic risk.

Since inception, substantially all of our revenue has been derived from Asia. For example, for the financial year ended April 30, 2025, we derived 43.5% of our revenue from Vietnam, 42.2% of our revenue from Singapore and 10.9% of our revenue in Indonesia. General economic conditions or political events (including the introduction of tariffs) could affect the markets in Asia or in any of the aforementioned countries, which in turn could decrease demand for our industry in general and out products in particular. Until we further diversify the geographic distribution of our customer base, we will be less able to handle disruption in any country in which we derive a substantial portion of our revenues.

Our reputation and profitability may be adversely affected if there are major failures or malfunction in our microscopy equipment sold by or sold to our customers.

Our operations face the risk of equipment failure, stemming from factors such as wear and tear, quality control issues, potential non-compliance with procedures and protocols by our customers, and inherent risks within our customers’ operating environments. Such failures may lead to operational pauses for users of our microscopy solutions. This could negatively impact on our operations and financial performance.

Since our inception, we have worked to establish goodwill in our brands and foster customer loyalty. Consequently, any significant lapses in equipment sales or unforeseen circumstances resulting in negative publicity may harm our reputation, leading to a loss of confidence in our equipment by customers. In such a scenario, our business, profitability, and financial performance may be adversely affected.

A significant failure or deterioration in our quality control systems could have a material adverse effect on our business and operating results.

The success of our business hinges on the excellence and safety of our products. Therefore, the efficient and successful operation of our quality control systems is crucial. Various factors, including the design of these systems, the effectiveness of quality training programs, and employee adherence to quality control guidelines, can influence the performance of our quality control mechanisms. While we make diligent efforts to check that our service providers have robust and compliant quality control systems, any substantial failure or decline in the effectiveness of these systems could significantly and adversely impact our business and operational outcomes.

We are affected by regional and worldwide political, regulatory, social and economic conditions in the jurisdictions in which we and our customers and suppliers operate and in the jurisdictions which we intend to expand our business in.

We, along with our customers and suppliers, are subject to the laws, regulations, and government policies in each jurisdiction where we operate or plan to expand. Our business and future expansion relies on the political, regulatory, social, and economic conditions in these jurisdictions, factors over which we have limited control. Economic downturns, policy changes, currency and interest rate fluctuations, capital controls, labor laws, alterations in, duties and taxation changes, and restrictions on imports and exports in these countries have the potential to significantly and negatively impact our business, financial health, operational results, and prospects.

Typically, we finance our acquisitions of materials and components to manufacture microscopy equipment through internal resources and long-term financing obtained from banks and other financial institutions. Any disruptions, uncertainties, or volatility in the global credit markets could constrain our ability to secure the necessary financing for our business on favorable terms and costs. The interest rates on most of our credit facilities are subject to periodic review by the relevant financial institutions.

Moreover, the variability and instability in the global credit markets has the potential to restrict credit lines available to our existing and prospective customers from banks or financial institutions. Consequently, these customers might encounter challenges in securing adequate financing for the acquisition of our materials and components for the manufacturing of microscopy equipment, prompting us to consider reducing our rates to accommodate their financial constraints. Such adjustments could adversely affect our revenue and overall financial performance.

We may be exposed to disputes and claims arising from the usage of our microscopy equipment.

We may face claims related to defects or malfunctions in our microscopy equipment, and if we are compelled to pay damages due to disputes, it could negatively impact on our reputation and profitability. Despite our efforts to mitigate such risks through regular inspections and quality control of our microscopy equipment, it is challenging to prevent every potential defect or malfunction. If accidents occur that are not covered by our insurance policies, or if the claims surpass our insurance coverage, or face disputes with insurance companies, we may be obligated to cover the compensation costs. This could significantly and adversely affect our financial performance. Furthermore, the payment of insurance claims might lead to increased premiums for our insurance policies, elevating our operational costs and having an adverse impact on our overall financial performance.

We may be affected if we are found to be in breach of any lease agreements entered into by us.

We have leased certain of our real properties from CapitaLand Singapore (BP&C) Pte. Ltd. and are subject to certain terms and conditions in respect of these real properties, such as the requirement to fulfill existing and future lease obligations. As such, we may be exposed to significant remediation cost, including but not limited to potentially costly fines or compensation, if we are found to be in breach of any of the terms and conditions of our leases.

Increased competition in the microscopy equipment business may affect our ability to maintain our market share and growth.

Operating in the competitive microscopy equipment sales industry, we face formidable competitors with greater scale and financial resources. These competitors have the capability to develop cutting-edge equipment with superior specifications, boast larger customer bases, and leverage extensive marketing resources to offer a broader range of microscopy equipment. Additionally, the entry of new competitors or market consolidation could further intensify competition.

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Our ongoing success hinges on our ability to effectively compete with current and potential rivals and adapt to evolving market conditions and demands. Failing to do so could adversely impact on our business and financial performance. While we maintain strong relationships with suppliers and customers, there is no guarantee that existing agreements will be renewed or sustained.

The risk of losing suppliers and customers to competitors, along with the potential departure of skilled employees to rival companies, poses a threat to our competitive position. If these circumstances materialize, our business, financial condition, results of operations, and prospects may be significantly and adversely affected.

We are exposed to the credit risks of our customers.

We extend credit terms to some of our customers. Our average accounts receivable turnover days were approximately 84 days and 80 days for the financial years ended April 30, 2025 and April 30, 2024, respectively. Our customers may be unable to meet their contractual payment obligations to us, either in a timely manner or at all. The reasons for payment delays, cancellations, or default by our customers may include insolvency or bankruptcy, or insufficient financing or working capital due to late payments by their respective customers. While we did not experience any material order cancellations by our customers during the financial year ended April 30, 2024 and the financial year ended April 30, 2025, there is no assurance that our customers will not cancel their orders and/or refuse to make payment in the future in a timely manner or at all. We may not be able to enforce our contractual rights to receive payment through legal proceedings. In the event 1that we are unable to collect payments from our customers, we are still obliged to pay our suppliers in a timely manner and thus our business, financial condition and results of operations may be adversely affected.

Our business is subject to supply chain interruptions.

We collaborate with third-party logistic providers and component manufacturers to facilitate the import, export, and transportation of components essential for the production of our microscopy equipment. Our supply chain logistics heavily depend on the capabilities of these third-party service providers to facilitate the timely delivery of components. Various factors pose potential risks to our operations, including, but not limited to:

●	disruptions in our delivery capabilities;

●	failure of third-party service providers to meet our standards or their commitments to us;

●	Rising transportation expenses, constraints in shipping, or other factors that may affect costs, such as the need to locate higher-cost service providers, whether readily available or not.; and

●	The impacts of COVID-19 and/ or other future pandemics resulting in disruptions arising from initiatives to manage or alleviate the pandemic, including but not limited to facility closures, governmental orders, outbreaks, and potential limitations in transportation capacity.

Our results of operations and capital resources have not been materially impacted by supply chain interruptions during the financial year ended April 30, 2025 and during the financial year ended April 30, 2024, and there have not been any material impact for the financial year ended April 30, 2025 and for the financial year ended April 30, 2024. However, any increased costs from delays, cancellations, and insurance, or disruption to, or inefficiency in, the supply chain network of our third-party service providers, geopolitical conflicts such as the Russia-Ukrainian Conflict, or the present unrest in the Middle East, COVID-19 outbreaks, or other factors, could affect our revenue and profitability. Please refer to the risk factors “Our business and operations may be materially and adversely affected in the event of a re-occurrence or a prolonged global pandemic outbreak of COVID-19” set out below in this prospectus, for details on how these recent events have caused interruptions to our supply chain and impacted our operations. If we fail to manage these risks effectively, we could experience a material adverse impact on our reputation, revenue, and profitability.

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Our business model does not heavily rely on third-party software or services, particularly those that are directly integrated into our products or operations. This diminishes our reliance on external technology, thereby reducing the potential impact of cybersecurity breaches or disruptions originating from third-party entities. Currently, we receive only a limited number of inquiries through our website at www.phaostech.com. Although data breaches and operational disruptions remain possible, the physical presence of our business enables alternative methods for product distribution and customer service, mitigating the overall impact of cybersecurity incidents on our operations. Despite our perception of a lower risk of cybersecurity incidents significantly affecting our operations, we prioritize the implementation of cybersecurity measures to uphold a secure and reliable business environment. For instance, our plans include: (i) integrating cybersecurity clauses into our business contracts; (ii) specifying security requirements and data protection protocols in vendor contracts for consistent cybersecurity standards across our supply chain; (iii) educating employees on cybersecurity threats by providing training to recognize and report phishing attempts, social engineering tactics, and other cyber threats; and (iv) implementing cybersecurity awareness tools and simulations to assess employees’ knowledge and response to potential threats. Through these measures, we aim to enhance our ability to respond to and recover from any eventual cybersecurity incidents.

Our business and operations may be materially and adversely affected in the event of a re-occurrence or a prolonged global pandemic outbreak of COVID-19.

The global COVID-19 pandemic, declared by the World Health Organization in early 2020, has disrupted not only our operations but also those of our customers and suppliers. If the COVID-19 outbreak intensifies or new variants emerge with increased transmissibility and virulence, it could lead to stricter regulations on businesses. Extended closures or disruptions to the operations of ourselves, customers, suppliers, and subcontractors may result in delays, shortages of supplies and services, or the termination of orders and contracts. Additionally, the potential quarantine of employees suspected of contracting COVID-19 could lead to a labor shortage, requiring workplace disinfection and affecting our production and processing facilities. Such disruptions may significantly impact our business, financial condition, and operational results.

Moreover, during the financial years 2022 and 2023, we encountered challenges in participating in trade conventions and showcasing our products in foreign jurisdictions due to travel restrictions imposed by the Singapore Government in response to the COVID-19 pandemic. As a microscopy company specializing in revealing small-scale observations, ranging from micron to nanometer levels, the absence of face-to-face interactions and the limited use of virtual meetings before the pandemic presented a challenge in demonstrating the capabilities of our systems. Additionally, previous travel and visiting restrictions hindered our client/supplier relationships by resulting in delays in production, increased lead times, and difficulties in maintaining a consistent inventory, thereby impacting our company’s ability to meet customer demands.

Lastly, compliance with governmental regulations has resulted in the implementation of control measures to protect our staff and customers from outbreaks of infectious diseases, such as requiring our staff to wear personal protective equipment (such as face masks and gloves) during interaction with customers, increasing costs for compliance with such regulations.

While we have taken proactive measures to mitigate future impacts, including refining our virtual demonstration capabilities and exploring alternative methods for marketing and showcasing our microscopy equipment, we cannot confirm the extent to which our business will be materially affected by a re-occurrence or a prolonged global pandemic outbreak of COVID-19.

We may be affected by an outbreak of other infectious diseases.

The occurrence of infectious diseases, including but not limited to severe acute respiratory syndrome and avian influenza, or the emergence of new infectious diseases in the future, has the potential to impact not only our operations but also those of our customers and suppliers. If any employees at our offices, worksites, or those of our customers and suppliers are affected by such diseases, there could be a necessity to temporarily close down our or their offices or worksites as a preventive measure to contain the spread of the diseases. This could negatively affect our revenue and financial performance.

We are exposed to risks arising from fluctuations in foreign currency exchange rates.

As our shares are quoted in US$ on the NYSE American, dividends, if any, in respect of our shares will be paid in US$. Fluctuations in the exchange rate between the US$ and other currencies will affect, amongst other things, the foreign currency value of the proceeds which a shareholder would receive upon sale of our shares and the foreign currency value of dividend distributions.

We are subject to health and safety regulations and penalties and may be adversely affected by new and changing laws and regulations.

We are bound by laws, regulations, and policies governing workplace health and safety, necessitating the implementation of measures to safeguard the well-being of our employees. Any modifications to existing laws, regulations, or policies, or the introduction of new ones within the microscopy equipment industry, may impose fresh restrictions or prohibitions on our current practices. Compliance with these evolving requirements could entail substantial costs and expenses, demanding additional allocation of resources. Such changes have the potential to materially and adversely affect our business, financial condition, results of operations, and prospects.

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Our insurance policies may be inadequate to cover our assets, operations, and any loss arising from business interruptions.

We bear the risk of equipment loss or damage in Singapore due to fire, theft, or natural disasters. These incidents have the potential to disrupt or halt our business operations, thereby impacting our financial results negatively. Our current insurance coverage might not adequately address all potential losses.

Given the nature of our operations, there is also a risk of accidents involving our employees or third parties during the manufacturing, installation and maintenance process. If claims arise from such incidents, and either liability is assigned to us or our insurance coverage proves insufficient, we could face losses that adversely affect our profitability and financial standing.

We may be harmed by negative publicity.

We operate in a highly competitive industry where other companies offer similar products. The majority of our customer base is built through word of mouth, relying on positive feedback from our customers. Therefore, the satisfaction of our customers with our microscopy equipment is crucial for our business success, as satisfied customers often lead to referrals. Failing to meet customer expectations could result in negative feedback on our products and services, negatively impacting our business and reputation. If we cannot maintain high customer satisfaction or address dissatisfaction adequately, it may adversely affect our business, financial condition, results of operations, and prospects.

Our reputation is also vulnerable to negative publicity in reports, major newspapers, forums, or rumours. There is no guarantee that our Group will be immune to negative publicity in the future, and such occurrences could significantly and adversely affect our reputation and prospects. This, in turn, may hinder our ability to attract new customers, retain existing ones, and have an adverse impact on our business and results of operations.

If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe on their intellectual property rights, our business could suffer.

The success of our business is contingent, in part, upon our ability to safeguard our proprietary information and other intellectual property, including trademarks, patents, client lists, manufacturing processes, and business methods. We primarily rely on contractual agreements and patent laws to secure our intellectual property rights; however, there is a risk that these rights may not be adequately protected, potentially leading to disclosure or use by third parties that could compromise our competitive standing. Failing to detect unauthorized use or to promptly enforce our intellectual property rights may have detrimental effects on our business. Additionally, there is a possibility of third parties alleging that our business operations infringe on their intellectual property rights, posing threats to our reputation, creating financial burdens for defending claims, and limiting our ability to offer certain services. The increasing reliance on mobile devices for storing and transporting intellectual property introduces a heightened risk of inadvertent disclosure in case of loss or theft, particularly if the information is inadequately safeguarded or encrypted. This also elevates the potential for unauthorized individuals, whether with system access or through unauthorized means, to exploit the information to our disadvantage.

We are exposed to risks with respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions, and other uncontrollable events.

Unforeseeable events and various factors, including power outages, labor disputes, adverse weather conditions, catastrophes, epidemics, or outbreaks, have the potential to interrupt our operations and result in loss and damage to our storage facilities, workshop, and office. Additionally, acts of war, terrorist attacks, or other violent acts could significantly and adversely impact global financial markets and consumer confidence. Our business is susceptible to macroeconomic influences in the countries where we operate, such as overall economic conditions, market sentiment, social and political unrest, and regulatory, fiscal, and governmental policies, all of which are beyond our control. The occurrence of any such event has the potential to cause harm or disruption to our business, markets, customers, and suppliers, ultimately having a material and adverse effect on our business, financial health, operating results, and future prospects.

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We may not be able to successfully implement our business strategies and future plans.

In line with our business strategies and future objectives, we plan to diversify our product portfolio and enhance our storage facilities and capabilities. Additionally, we are exploring potential business opportunities through joint ventures. While we have formulated these expansion plans based on our optimistic outlook for our business, there is no guarantee that these initiatives will prove commercially successful or align precisely with our expectations. The success and feasibility of our expansion hinge on our ability to accurately anticipate the demand for microscopy equipment among our clientele, recruit and retain skilled personnel to execute our strategies, and implement effective business development and marketing plans. Furthermore, the execution of these plans may necessitate significant capital expenditure and additional financial commitments.

There is no assurance that our business strategies and future plans will yield the anticipated results, such as increased revenue that justifies our investment costs, or that they will lead to cost savings, improved operational efficiency, and productivity enhancements. Obtaining favourable financing, if at all, is also uncertain. Failure to meet our expectations in the execution of these plans, achieve adequate revenue levels, or efficiently manage costs could result in an inability to recover our investment costs and negatively impact our business, financial health, operating results, and future prospects.

We are subject to risks related to product recalls, and our operation results and financial condition would suffer if we fail to adequately manage such risks.

We have incorporated measures into our sourcing and certification processes aimed at preventing and identifying defects in the components used for the manufacturing of our microscopy equipment. See “Business — Sales Process Flow” and “Business — Certifications” sections for more information. Despite these measures, it is possible that defects in our products may not be entirely prevented, revealed, or detected until after they have been introduced to the market. As a result, there is a risk of product defects that may necessitate a product recall. The costs associated with such recalls and the related remedial actions could significantly impact our operations and potentially have a material adverse effect on our business, financial results, and overall financial condition. Additionally, product recalls may lead to negative publicity and public concerns about the safety of our products, potentially damaging the reputation of both our products and our business, and potentially causing a decline in the market value of our shares.

We have provided a loan to PT Neura Integrasi Solusi for the development of biomedical scanning software, and their inability to meet their financial obligations, or our inability to fully enforce our rights against them could have a material adverse effect on our results.

On January 19, 2024, our subsidiary PTPL entered into a loan agreement with PT Neura Integrasi Solusi, an Indonesian company (“PT Neura”), under which PTPL lent a sum of S$1,623,608 (approximately US$1,243,683) as of April 30, 2025, to PT Neura for the development of biomedical scanning software. During the year ended April 30, 2025, loan to third party was partially impaired by S$1,223,608 (US$937,284), with the carrying amount after impairment as S$400,000 (US$306,400). As PT Neura is presently in the early stages of development and has a limited operating history and revenue, it faces significant business, financial, and operational risks, including limited access to capital, unproven business models, reliance on a small management team, and uncertainty in achieving profitability. Additionally, PT Neura faces long sales cycles due to regulatory approval processes, government budgeting constraints, and licensing requirements. Furthermore, they operate in a competitive landscape that includes both domestic and international digital pathology providers. These risks are further compounded by the legal, regulatory, and economic environment in Indonesia, which may present challenges related to enforceability of contractual rights, currency controls, and political or economic instability. There is no assurance that PT Neura will generate sufficient cash flows or obtain additional financing necessary to service or repay its obligations under the loan. If PT Neura is unable to meet its obligations under the loan agreement, we may not be able to recover the loan in whole or in part, and any such loss could have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Securities and This Offering

Our dual class share structure with different voting rights may adversely affect the value and liquidity of the Class A Ordinary Shares.

We cannot predict whether our dual class share structure with different voting rights will result in a lower or more volatile market price of the Class A Ordinary Shares, in adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multiple class share structures in certain of their indices. Because of our dual class structure, we will likely be excluded from these indices and other stock indices that take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make the Class A Ordinary Shares less attractive to investors. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and our dual class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of the Class A Ordinary Shares could be adversely affected.

Our dual class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares may view as beneficial.

We adopted a dual class share structure such that our ordinary shares consist of Class A Ordinary Shares and Class B Ordinary Shares. In respect of matters requiring the votes of shareholders, each our Class A Ordinary Share is entitled to one (1) vote and each our Class B Ordinary Share is entitled to twenty (20) votes. Our Class B ordinary shares are not convertible into Class A Ordinary Shares under any circumstances. Our Class A Ordinary Shares are not convertible into our Class B Ordinary Share under any circumstances. Only our Class A ordinary shares are tradable on the market immediately after our listing on NYSE. This voting structure may discourage investors from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

An active trading market for our Class A Ordinary Shares may not be established or, if established, may not continue and the trading price for our Class A Ordinary Shares may fluctuate significantly.

We cannot assure you that a liquid public market for our Class A Ordinary Shares will be established. If an active public market for our Class A Ordinary Shares does not occur following the completion of this offering, the market price and liquidity of our Class A Ordinary Shares may be materially and adversely affected. The public offering price for our Class A Ordinary Shares in this offering was determined by negotiation between us and the underwriter based upon several factors, and we can provide no assurance that the trading price of our shares after this offering will not decline below the public offering price. As a result, investors in our shares may experience a significant decrease in the value of their shares.

We may not maintain the listing of our Class A Ordinary Shares on NYSE American which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions.

We intend to list our Class A Ordinary Shares on the NYSE American concurrently with this offering. In order to continue listing our Class A Ordinary Shares on NYSE American, we must maintain certain financial and share price levels and we may be unable to meet these requirements in the future. We cannot assure you that our Class A Ordinary Shares will continue to be listed on the NYSE American in the future.

If the NYSE American delists our Class A Ordinary Shares and we are unable to list our Class A Ordinary Shares on another national securities exchange, we expect our Class A Ordinary Shares could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

(a)	a limited availability of market quotations for our Class A Ordinary Shares;

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(b)	reduced liquidity for our Class A Ordinary Shares;

(c)	a determination that our Class A Ordinary Shares are “penny stock,” which will require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

(d)	a limited amount of news and analyst coverage; and

(e)	a decreased ability to issue additional securities or obtain additional financing in the future.

As long as our Class A Ordinary Shares are listed on NYSE American, U.S. federal law prevents or pre-empts individual states from regulating their sale. However, the law does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. Further, if we were no longer listed on NYSE American, we would be subject to regulations in each state in which we offer our Class A Ordinary Shares.

The trading price of our Class A Ordinary Shares may be volatile, which could result in substantial losses to investors.

The trading price of our Class A Ordinary Shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in Singapore that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our shares may be highly volatile for factors specific to our own operations, including the following:

●	fluctuations in our revenues, earnings, and cash flow;

●	changes in financial estimates by securities analysts;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in significant and sudden changes in the volume and price at which our shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain recent initial public offerings of companies with public floats comparable to the anticipated public float of our Company have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

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In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional shares of Class A Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline.

The trading market for our shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts downgrade our shares, the market price for our shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our shares to decline.

If we fail to implement and maintain an effective system of internal controls over financial reporting, we may fail to meet our reporting obligations and/or are unable to accurately report our results of operations or prevent fraud; and this may materially adversely affect investors’ confidence and consequently, the market price of our Ordinary Shares.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. This has resulted in material weaknesses and control deficiencies identified included (i) a lack of sufficient skilled staff with U.S. GAAP knowledge and the SEC reporting knowledge for the purpose of financial reporting; and (ii) a lack of formal accounting policies and procedures manual to facilitate proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements.

Following the identification of the material weaknesses and control deficiencies, we shall take the following remedial measures: (i) engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (ii) adopting directors’ resolutions to appoint independent directors, establish an audit committee, and strengthen corporate governance.

We plan to take additional remedial measures, including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; and (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel.

However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the year ending April 30, 2024. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Ordinary Shares for a return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our shares as a source for any future dividend income. Our Board has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands and Singapore law. Even if our Board decides to declare and pay dividends (by way of a simple majority decision of our Directors), the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors as determined by our Board. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. There is no guarantee that our Class A Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased our shares. You may not realize a return on your investment in our shares and you may even lose your entire investment.

Short selling may drive down the market price of our Class A Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavourable publicity, whether such allegations are proven to be true or untrue, we could have to expend a significant number of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Because our public offering price per share is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A Ordinary Shares in this offering, you will pay substantially more than our net tangible book value per share. As a result, you will experience immediate and substantial dilution of US$4.12 per Class A Ordinary Share, representing the difference between our as adjusted net tangible book value per Class A Ordinary Share of US$0.38 as of April 30, 2025, after giving effect to the net proceeds to us from this offering, assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus and an assumed public offering price of US$4.50 per Class A Ordinary Share (being the mid-point of the initial public offering price range). See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon the completion of this offering.

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The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Class A Ordinary Shares will be determined by negotiations between us and the underwriter, and does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our Class A Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Class A Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You must rely on the judgment of our management as to the uses of the net proceeds from this offering, and such uses may not produce income or increase our share price.

We intend to use the net proceeds of this offering as set out in “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

We are a non-U.S. corporation and, as such, we will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year that produce passive income or that are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our securities, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our Class A Ordinary Shares, fluctuations in the market price of our Class A Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets.  If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Material Tax Considerations — Passive Foreign Investment Company Considerations.”

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Our controlling shareholder has substantial influence over the Company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions.

Post restructuring and immediately prior to the completion of this offering, Beh Hook Seng through his ownership of TongHuai SG Enterprise Pte. Ltd. and TongHuai SG2 Enterprise Pte. Ltd, in addition to his own shares will own an aggregate of approximately 0% of our issued and outstanding Class A Ordinary Shares and 65.1% of our issued and outstanding Class B Ordinary Shares. Upon completion of this offering, Beh Hook Seng through his ownership of TongHuai SG Enterprise Pte. Ltd. and TongHuai SG2 Enterprise Pte. Ltd, in addition to his own shares will own an aggregate of approximately 0% of our issued and outstanding Class A Ordinary Shares and 65.1% of our issued and outstanding Class B Ordinary Shares representing 62.4% of the total voting rights, assuming no exercise of the underwriter’s over-allotment option.

Accordingly, our controlling shareholder could have considerable influence or control over the outcome of any corporate transactions or other matters submitted to the shareholders for approval, including (i) mergers, consolidations, (ii) the election or removal of Directors, (iii) the sale of all or substantially all of our assets, (iv) making amendments to our Memorandum and Articles of Association, (v) whether to issue additional shares, including to him, (vi) employment, including compensation arrangements, and (vii) the power to prevent or cause a change in control. The interests of our largest shareholder may differ from the interests of our other shareholders. Without the consent of our controlling shareholder, we may be prevented from entering into transactions that could be beneficial to us or our other shareholders. The concentration in the ownership of our shares may cause a material decline in the value of our shares. For more information regarding our principal shareholders and their affiliated entities, see “Principal and Selling Shareholders.”

As a “controlled company” under the rules of the NYSE American, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Our directors and officers beneficially own a majority of the voting power of our issued and outstanding Class A Ordinary Shares. Under Section 110 and 801 of the NYSE American Company Guide, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	an exemption from the rule that a majority of our Board must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	An exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

The exemption we intend to rely on is that a majority of our Board need not be independent directors. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

As our controlling shareholder owns only slightly more than 50% of the total voting power of our share capital after this offering (approximately 62.4%), assuming no exercise of the underwriter’s over-allotment option, we may lose our status as a controlled company in the event that we issue additional Ordinary Shares. For example, assuming no changes to our current capital structure or beneficial ownership, our controlling shareholder’s total voting power would decrease to under 50% if we were to issue an additional 80,998,230 Class A Ordinary Shares (or 4,049,912 Class B Ordinary Shares) to other persons. In such an instance, our controlling shareholder might still be able to practically control any shareholder vote (including for the directors of our company), but we would cease to be a controlling company and would no longer be eligible to qualify for corporate governance exemptions for controlled companies. We could experience significant cost in time and money gaining compliance with these requirements (or if we fail to do so in the required time).

As a company incorporated in the Cayman Islands, we are permitted to follow certain home country practices in relation to corporate governance matters in lieu of certain requirements under the NYSE American corporate governance listing rules. These practices may afford less protection to shareholders than they would enjoy if we complied fully with NYSE American corporate governance listing standards.

As a foreign private issuer that has applied to list our Class A Ordinary Shares on the NYSE American, we rely on a provision in NYSE American corporate governance listing standards that allows us to follow Cayman Islands law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the NYSE American.

These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of NYSE American. Following this offering, we will rely on home country practice to be exempted from certain of the corporate governance requirements of NYSE American, namely (i) a majority of the Directors on our Board are not required to be independent Directors; (ii) there will not be a necessity to have regularly scheduled executive sessions with independent Directors; and (iii) there will be no requirement for the Company to obtain Shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants; (c) a change of control; and (d) transactions other than public offerings.

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You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company with limit liability incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands.

The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are governed by the Companies Act and the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some states in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by our company, and our registers of mortgages and charges) or obtain copies of our list of shareholders or our corporate records. Our directors have discretion under our Memorandum and Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by holders of shares of our company. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all the above, shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the Board or controlling shareholders than they would as shareholders of a company incorporated in a U.S. state. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in a U.S. state and their shareholders, see “Certain Cayman Islands Company Considerations — Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted Cayman Islands company. Our operating subsidiaries were incorporated and are located in Singapore. Substantially all of our assets are located outside of the United States. In addition, all of our current Directors and officers are nationals and residents of countries other than the United States and substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us, our directors and officers, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and Singapore may render you unable to enforce a judgment against our assets or the assets of our Directors and officers. For more information regarding the relevant laws of the Cayman Islands and Singapore, see “Enforceability of Civil Liabilities.” As a result of the above, our shareholders may have more difficulties in protecting their interests through actions against us, our officers, Directors, or major shareholders, than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such a date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have adopted certain new and revised accounting standards based on transition guidance permitted under such standards earlier. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

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We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our financial results on a semi-annual basis through press releases distributed pursuant to the rules and regulations of the NYSE American. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

As discussed above, we are a foreign private issuer under the Exchange Act, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on October 30, 2023. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid the loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to comply with U.S. federal proxy requirements, and our officers, Directors and 10% shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of NYSE American. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting, and other expenses that we will not incur as a foreign private issuer.

Our compensation of directors and officers may not be publicly available.

Under Cayman Islands law, the Company is not required to disclose compensation paid to our senior management on an individual basis and the Company has not otherwise publicly disclosed this information elsewhere. The executive officers, directors and management of the Company receive fixed and variable compensation. They also receive benefits in line with market practice. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Cash bonuses are paid to executive officers and members of management based on previously agreed targets for the business. Shares (or the cash equivalent) are awarded under share options.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

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We will incur significantly increased costs and devote substantial management time as a result of the listing of our Class A Ordinary Shares on NYSE American.

We will incur additional legal, accounting, and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and the NYSE American rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us, and our business may be adversely affected.

Our Company intends to grant employee share options and other share-based awards in the future. Our Company will recognize any share-based compensation expenses in our statements of comprehensive loss. Any additional grant of employee share options and other share-based awards in the future may have a material adverse effect on our results of operation.

Our Company intends to adopt an employee share incentive plan in 2025, or the 2025 ESIP, for the purpose of granting share-based compensation awards, in an aggregate amount of up to 6% of our issued and outstanding Class A Ordinary Shares following this offering, to our employees, directors and consultants to incentivize their performance and align their interests with ours. Under the 2025 ESIP, we expect to be permitted to issue options to purchase or share awards of up to 822,405 Class A Ordinary Shares. As of the date of this prospectus, we have not awarded any shares and no options to purchase Class A Ordinary Shares have been exercised and no Class A Ordinary Shares have been issued upon exercised vested options, in each case under the 2025 ESIP. As a result of these grants and potential future grants, we expect to continue to incur significant share-based compensation expenses in the future. The amount of these expenses is based on the fair value of the share-based awards. We account for compensation costs for all share options using a fair-value based method and recognize expenses in our statements of profit or loss and other comprehensive income. The expenses associated with share-based compensation will decrease our profitability, perhaps materially, and the additional securities issued under share-based compensation plans will dilute the ownership interests of our shareholders. However, if we limit the scope of our share-based compensation plan, we may not be able to attract or retain key personnel who expect to be compensated by options.

ENFORCEABILITY OF CIVIL LIABILITIES

Our Company is an exempted company incorporated with limited liability under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the U.S. federal courts.

All of our current operations are conducted outside of the United States, and all of our current assets are located outside of the United States, with the majority of our operations and current assets being located in Singapore. All of the Directors and Executive Officers of our Company reside outside the United States and are currently located in Singapore. Substantially all of their assets are located outside the United States.

As a result, it may not be possible for you to:

●	effect service of process within the United States upon our non-U.S. resident directors or on us;

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws; and

●	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws.

We have appointed Cogency Global as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of the U.S. courts obtained against us or our Directors or Executive Officers that are predicated upon the civil liability provisions of the U.S. securities laws or any U.S. state; or (ii) entertain original actions brought in the Cayman Islands against us or our Directors or Executive Officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

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We have been advised by Ogier that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands is not a party to any treaties for the reciprocal enforcement or recognition of such judgments with the United States), the courts of the Cayman Islands would in certain circumstances recognize and enforce a judgment obtained in the federal or state courts of the United States against the Company without re-examination or re-litigation of matters adjudicated upon, provided such judgement, (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;(c) is final; (d) is not in respect of taxes, a fine or a penalty, (e) was not obtained by fraud; and (f) is not of kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Singapore

There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore.

In making a determination as to enforceability of a foreign judgment, the Singapore courts generally need to be satisfied that the foreign judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. However, the Singapore courts are generally unlikely to enforce a foreign judgment if (i) the foreign judgment was obtained by fraud; (ii) the proceedings in which the foreign judgment was obtained was not conducted in accordance with principles of natural justice; (iii) the enforcement of the foreign judgment would be contrary to the public policy of Singapore; (iv) the foreign judgment would conflict with earlier judgments from Singapore or earlier foreign judgments recognized in Singapore; or (v) the foreign judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our Directors and officers. The Singapore courts generally do not allow the enforcement of foreign judgments if it appears that such foreign judgments award damages (including exemplary or punitive damages) that are in excess of compensation for the actual loss or harm suffered by the relevant party, and generally would only allow enforcement on the part that reflects the relevant compensation for the actual loss or harm suffered by the relevant party. Accordingly, it is uncertain as to whether a judgment of the courts of the United States awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such determination has yet to be conclusively made by a Singapore court in a reported decision.

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USE OF PROCEEDS

We expect to receive approximately US$9,960,703 of net proceeds from this offering after deducting underwriting discounts and commissions and estimated offering expenses of approximately US$2,189,297 payable by us. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders.

We currently intend to use proceeds from this offering in the following ways:

Product Research and Development — We intend to use 15% of the proceeds from the offering for product research and development, which underscores our commitment to innovation and long-term sustainability. We intend to foster the creation of new products, technologies, and processes, thereby staying at the forefront of industry trends and maintaining a competitive edge

Expansion of Supply Chain – We intend to use 20% of the proceeds from the offering to build and automate our supply chain through building facilities that can allow us to build certain key components of our products in-house.

Marketing and promotion campaigns — We intend to use 5% of the proceeds from the offering for marketing and promotion campaigns. This allocation reflects our commitment to expanding brand awareness, reaching new customers, and driving revenue growth through targeted marketing initiatives.

Working Capital — The balance amount, approximately 60% of the proceeds from the offering, will be used for general working capital and corporate purposes. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

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CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of April 30, 2025:

●	on an actual basis; and

●	on a pro forma as adjusted basis to reflect (i) the above; and (ii) the issuance and sale of 2,700,000 Class A Ordinary Shares in this offering at an initial public offering price of US$4.50 per Class A Ordinary Share (being the mid-point of the initial public offering price range), after deducting underwriting discounts and estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering is subject to adjustment based on the actual net proceeds to us from the offering. You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Shareholders’ Equity	Actual	As adjusted(1)(2)
Ordinary Shares, par value US$0.0001 per share, 950,000,000 Class A Ordinary and 50,000,000 Class B Ordinary Shares authorized, 10,601,750 Class A Ordinary Shares outstanding on an actual basis, 15,125,251 Class B Ordinary Shares outstanding on an as adjusted basis	$2,638	$2,908
Additional paid-in capital	7,546,928	19,861,402
Subscription receivable	(28,158)	-
Subscribed shares; not issued	192,902	-
Accumulated deficit	(6,840,259)	(6,840,259)
Total Shareholders’ Equity	874,051	13,024,051

Indebtedness
Bank borrowings	121,565	121,565
Total Indebtedness

(1)	Reflects the sale of Class A Ordinary Shares in this offering (excluding any Class A Ordinary Share that may be sold as a result of the underwriter exercising its over-allotment option) at an assumed initial public offering price of $4.50 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, estimated offering expenses payable by us and advisory fees. We estimate that such net proceeds will be approximately $9,785,742.
(2)	Assuming the underwriter does not exercise their over-allotment option.

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DILUTION

Investors purchasing our Class A Ordinary Shares in this offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their Class A Ordinary Shares. Dilution in pro forma as adjusted net tangible book value represents the difference between the initial public offering price of our Class A Ordinary Shares and the pro forma as adjusted net tangible book value per share of our Class A Ordinary Shares immediately after the offering.

Historical net tangible book value per share represents our total tangible assets (total assets excluding goodwill and other intangible assets) less total liabilities, divided by the number of outstanding Class A and Class B Ordinary Shares. After giving effect to the sale of Class A Ordinary Shares in this offering by the Company at an initial public offering price of US$4.50 per share, after deducting US$1,032,750 in underwriting discounts and commissions and estimated offering expenses payable by the Company of approximately US$1,331,508, the pro forma as adjusted net tangible book value as of April 30, 2025 would have been approximately US$8,457,192 or US$0.30 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of US$0.39 per share to our existing stockholders and an immediate dilution of US$4.17 per share to new investors purchasing Class A Ordinary Shares in this offering.

The following table illustrates this dilution on a per share basis to new investors.

US$
Assumed initial public offering price per share	4.50
Historical net tangible book value per share as of April 30, 2025	(0.06)
Increase in as adjusted net tangible book value per share attributable to the investors in this offering	0.30
Pro forma net tangible book value per share after giving effect to this offering	0.39
Dilution per share to new investors participating in this offering	4.17

A US$1.0 increase (decrease) in the assumed initial public offering price of US$4.50 per Class A Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as adjusted net tangible book value per share by US$2,470,500, and increase (decrease) dilution to new investors by US$0.90 per share, in each case assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and estimated offering expenses payable by us. If the underwriter exercises in full their option to purchase additional Class A Ordinary Shares in this offering, the as adjusted net tangible book value after the offering would be US$0.42 per share, the increase in net tangible book value to existing shareholders would be US$0.44 per share, and the dilution to new investors would be US$4.03 per share, in each case assuming an initial public offering price of US$4.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

The following table summarizes, on a pro forma and a post restructuring, as adjusted basis as of April 30, 2025, the differences between existing shareholders and the new investors with respect to the number of Class A Ordinary Shares purchased from us, the total consideration paid and the average price per Class A ordinary share before deducting the estimated commissions to the underwriter and the estimated offering expenses payable by us.

	Ordinary Shares (Class A and Class B) purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share
	($ in thousands)
Existing shareholders	25,598,876	90.46%	$7,714,310	38.8%	$0.30
New investors	2,700,000	9.54%	$12,150,000	61.2%	$4.50
Total	28,298,876	100.00%	$19,864,310	100%	$0.70

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at the pricing.

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DIVIDENDS AND DIVIDEND POLICY

While we currently have no plans to distribute dividends, in the event we consider distributing a dividend in the future, our Board shall take into account, among other things, the following factors when deciding whether to propose a dividend and in determining the dividend amount: (a) operating and financial results; (b) cash flow situation; (c) business conditions and strategies; (d) future operations and earnings ; (e) taxation considerations; (f) interim dividend paid, if any; (g) capital requirement and expenditure plans; (h) interests of shareholders; (i) statutory and regulatory restrictions; (j) any restrictions on payment of dividends; and (k) any other factors that our Board may consider relevant. The payment of dividends, in certain circumstances is also subject to the approval of our Shareholders, the Companies Act and our Memorandum and Articles of Association as well as any other applicable laws. Currently, we do not have any predetermined dividend distribution ratio. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of Directors. Under the Companies Act, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Even if our Board decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Class A Ordinary Shares.

There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the various places of incorporation of our significant subsidiaries that would affect the payment or remittance of dividends.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the section of this prospectus titled “Summary Financial Information” and the Company’s consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis here and throughout this prospectus contains forward-looking statements that involve risks, uncertainties, and assumptions. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Phaos Technology Holdings (Cayman) Limited (the “Company”) is an investment holding company incorporated on March 7, 2024 under the laws of the Cayman Islands. The Company through its subsidiary assembles and commercializes such advanced microscopy-related solutions, technologies and products. Using its patented microsphere-assisted technology, the Company can significantly increase the magnification of existing traditional optical microscope by up to 4 times compared to its competitors, hence allowing clients to see beyond the optical limit in an effective manner. Currently, it is one of the handful of commercially available advanced optical microscope that can see below the 200nm optical limit, within a commercially viable working distance.

Our business is primarily involved on the assembling and commercialization of advanced microscopy-related solutions, technologies and products tailored for precision measurement and magnification purposes. Our product range includes microscopy solutions, featuring:

i)	Super-resolution imagers capable of achieving imaging down to 137 nm;
ii)	Specialized microscopes designed to meet the diverse needs of various industries; and
iii)	Three-dimensional (3-D) real-time image magnifiers for enhanced visualization.

Traditional optical microscopes are able to see up to 220 nm, while our solution allows users to see up to 137 nm. As a result, we believe that this is considered by the optical industry as a super resolution optical microscopy solution.

In addition to our hardware offerings, we currently provide complimentary proprietary software, which is developed in-house. This software includes Artificial Intelligent (“AI”) components that allows our customers to perform recognition patterns for research, quality assurance and control (“QA/QC”), as well as diagnostics purposes. The in-house software is meticulously crafted to complement our product line to facilitate seamless integration and optimize its performance for our customers.

For the year ended April 30, 2024 and April 30, 2025, the provision of microscopy products contributed to 97.6% and 89.3% of our revenue, respectively.

We distribute our microscopy products with software solutions through an extensive network of distributors, primarily in Vietnam and Singapore, and are expanding across Southeast Asia and South Asia. Our microscopy solutions accommodate a diverse range of applications enabling us to serve a wide range of customer needs and capitalize on emerging growth opportunities in the region. Our diverse customer base primarily includes industries with usage in fields such as manufacturing, research & development, biomedical, semiconductors, Printed Circuit Board (“PCB”), electronics, precision engineering, injection molding, research, healthcare, quality assurance and control (“QA/QC”), and diagnostics. Our business strategic focus involves strengthening our market position in Singapore and Vietnam and progressively expanding into the Southeast Asian region.

We believe in our strong corporate culture which emphasizes the creation of shareholder value. For the year ended April 30, 2025, business in Vietnam and Singapore contributed to 43.5% and 42.2% of our Group’s revenue, respectively. For the year ended April 30, 2024, our revenue was S$1,882,803. For the year ended April 30, 2025, our revenue was S$167,707 (US$128,464). This is a decrease of 91.1% in revenue. Our net loss and accumulated deficit was S$2,359,844 and S$7,030,066, respectively, for April 30, 2024, while our net loss and accumulated deficit was S$5,137,064 (US$3,934,994) and S$12,167,130 (US$9,320,022) for April 30, 2025. This signifies an increase of 117.7% and 73.1% for net loss and accumulated deficit.

Key Factors Affecting the Results of Our Group’s Operations

Our operating results are primarily affected by those factors set out in the section headed “Risk Factors” in this prospectus and those set out below:

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Supply chain interruptions

Supply chain interruptions pose significant challenges to businesses, impacting operations, production, and ultimately, the ability to meet customer demand. We conduct a comprehensive analysis of the supply chain to identify potential vulnerabilities and points of failure. This includes assessing dependencies on critical suppliers, geographical risks, transportation logistics, and regulatory compliance issues. The Group will strengthen relationships with key suppliers through open communication, collaboration, and regular performance evaluations. We develop robust contingency plans to address potential supply chain disruptions, including natural disasters, geopolitical events, trade disputes, and pandemics. These plans include clear protocols and procedures for activating contingency measures swiftly and effectively when disruptions occur. By proactively addressing supply chain interruptions and implementing risk management strategies, businesses can enhance our resilience and mitigate the impact of disruptions on operations and customer satisfaction.

Fluctuations in material prices and quantities

Fluctuations in material prices and quantities can significantly affect the cost of assembling microscopy products. To mitigate these impacts, we implement effective inventory management practices, optimizing levels based on demand forecasts and lead times. Maintaining adequate buffer stocks helps offset sudden price increases or supply shortages. Additionally, we continuously assess cost reduction strategies such as process optimization and exploring alternative materials or components with similar performance at lower costs. These measures not only reduce overall production costs but also enhance our resilience to price fluctuations. By implementing these strategies, we can better manage our susceptibility to market volatility, strengthening our competitiveness and ensuring sustained performance in the market.

Pricing and profitability

Setting the right pricing strategy for our microscopy products is crucial for generating revenue and achieving profitability. We provide the software as a complimentary product to our microscopy products. Other factors such as market demand, tight competition, product differentiation, and perceived value all influence our pricing decisions. Balancing affordability with profitability is essential to attract customers while maximizing our returns. Similarly, choosing the right distribution channels for selling microscopy equipment can impact sales volume, reach, and profitability. While we previously marketed through direct channels such as our in-house sales team and organic growth through inbound calls, mail and social media., we now market through indirect channels, such as distributors, and while it provides broader market coverage, we are currently uncertain as to whether it may or may not result in lower margins due to many other external macro-factors in play such as competitors, innovation within the optical industry as well as the general economic environment.

Compliance with health, and safety regulations

Compliance with health and safety regulations is paramount to our business operations, as non-compliance can lead to penalties and reputational damage. We closely monitor existing regulations and proactively adapt our practices to be compliant. Additionally, we stay vigilant regarding new and evolving laws and regulations that may impact our operations. To mitigate the risks associated with regulatory changes, we maintain robust internal controls and processes focused on compliance with health and safety regulations. This includes conducting regular audits, implementing training programs for employees, and engaging with regulatory authorities to stay informed about emerging requirements. By prioritizing compliance with health and safety regulations and staying abreast of regulatory developments, we aim to safeguard our business against potential penalties and reputational harm while fostering a safe and sustainable operating environment.

Inflation

Inflation can drive the prices of raw materials and components used in our microscopy products upwards. This increase in material costs can be attributed to various factors, including supply chain disruptions, and fluctuations in commodities prices. Energy prices, particularly crude oil prices, can impact transportation and production costs as well. Overall, we may face higher procurement costs for essential components and materials as well as elevated expenses for transportation, energy and labor. To mitigate the effects of inflation on material costs and profit margins, we will continuously assess cost reduction strategies, including exploring alternative sources of materials.

Critical Accounting Policies

The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to “Note 2 — Summary of significant accounting policies” to the consolidated financial statements included elsewhere in this prospectus for more detailed information regarding our critical accounting policies.

Revenue recognition

The Company follows the revenue requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Accounting Standards Codification (“ASC”) 606”). The core principle underlying the revenue recognition of this ASC allows the Company to recognize revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expect to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

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To achieve that core principle, the Company applies the five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

Revenues are generally recognized upon the transfer of control of promised products or services provided to our customers, reflecting the amount of consideration we expect to receive for those products or services.

We currently generate our revenues from the following main sources:

Sales of microscopes and parts

The Company sells microscopes and parts. Revenue is recognized when the goods are delivered to the customer and all criteria for acceptance have been satisfied. The goods are often sold with a right of return.

The amount of revenue recognized is based on the transaction price, which comprises the contractual price. Based on the Company’s experience with similar types of contracts, variable consideration is typically constrained and is included in the transaction only to the extent that it is a highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

At the end of each reporting date, the Company updates its assessment of the estimated transaction price, including its assessment of whether an estimate of variable consideration is constrained. The corresponding amounts are adjusted against revenue in the period in which the transaction price changes. The Company also updates its measurement of the asset for the right to recover returned goods for changes in its expectations about returned goods.

The Company has elected to apply the practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred where the amortization period of the asset that would otherwise be recognized is one year or less.

Income taxes

The Company accounts for income taxes under FASB ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also provided for net operating loss carry forwards that can be utilized to offset future taxable income.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. A valuation allowance is established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of FASB ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes for the years ended April 30, 2024 and 2025. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Critical accounting estimates

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. These principles require us to make certain estimates and judgments that affect the amounts reported in our consolidated financial statements.

The useful life and impairment of long-lived assets

The judgment that the long-lived assets, which include property and equipment, are being amortized over their useful lives and are not impaired are significant accounting estimates. We have estimated the useful life and residual value and concluded that no impairment loss was recognized as of April 30, 2024 and 2025.

Collectability of account receivables

We maintain an allowance for estimated credit losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the Company’s customers’ financial condition, the receivable amount in dispute, and the current receivables aging and current payment patterns, over the contractual life of the receivable. The Company writes off the receivable when it is determined to be uncollectible.

Collectability of note receivables

We keep a close observation on the collection of note receivables to maintain an allowance for estimated credit losses inherent in the note receivables portfolio. To establish the required allowance, management considers historical losses, taking into account current market conditions and the borrower’s financial conditions to calculate the loss given default and probability of default for estimates on credit losses. The company writes off the receivable when it is deemed to be uncollectable.

Recent Accounting Pronouncements

A discussion of recent accounting pronouncements is included in “Note 2—Summary of Significant Accounting Policies to our audited consolidated financial statements” included elsewhere in this prospectus.

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Results of Operations

Comparison of Years Ended April 30, 2025 and 2024

The following table summarizes the consolidated results of our operations for the year ended April 30, 2025 and 2024, respectively:

	For Years Ended April 30,
	2025		2024		Variance
	SGD	USD	SGD	USD	SGD	USD	% Change
Revenue	167,707	128,464	1,882,803	1,380,848	(1,715,096)	(1,252,384)	-91.1%
Costs of products sold	(130,641)	(100,072)	(985,099)	(722,472)	854,458	622,400	-86.7%
						-
Employee benefits expense	(2,462,326)	(1,886,142)	(1,851,971)	(1,358,236)	(610,355)	(527,906)	33.0%
Research and Development expenses	(139,720)	(107,026)	(90,566)	(66,421)	(49,154)	(40,605)	54.3%
Depreciation expenses	(186,963)	(143,214)	(176,713)	(129,602)	(10,250)	(13,612)	5.8%
Operating lease expenses	(142,670)	(109,286)	(136,781)	(100,316)	(5,889)	(8,970)	4.3%
Other operating expenses	(1,161,663)	(889,834)	(1,144,802)	(839,598)	(16,861)	(50,236)	1.5%
Impairment of loan to third parties	(1,223,608)	(937,284)	-	-	(1,223,608)	(937,284)	100.0%
Loss from operations	(5,279,884)	(4,044,394)	(2,503,129)	(1,835,797)	(2,776,755)	(2,208,597)	110.9%

Non-operating income:
Other income	151,283	115,883	186,828	137,020	(35,545)	(21,137)	-19.0%
Interest expense	(8,463)	(6,483)	(43,543)	(31,935)	35,080	25,452	-80.6%
Total non-operating income, net	142,820	109,400	143,285	105,085	(465)	4,315	-0.3%
						-
Loss before income tax expense	(5,137,064)	(3,934,994)	(2,359,844)	(1,730,712)	(2,777,220)	(2,204,282)	117.7%
Income tax expense	-	-	-	-	-	-	-
Net loss	(5,137,064)	(3,934,994)	(2,359,844)	(1,730,712)	(2,777,220)	(2,204,282)	117.7%

Other comprehensive income:
Foreign currency translation adjustment, net of income tax	-	-	-	-	-	-	-
Total comprehensive loss	(5,137,064)	(3,934,994)	(2,359,844)	(1,730,712)	(2,777,220)	(2,204,282)	117.7%

Basic and diluted loss per share to ordinary shareholders	(0.20)	(0.15)	(0.10)	(0.07)	(0.10)	(0.08)	100.0%

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Revenue

We provide services through sales of microscopes and parts. The following table provides financial information for each of these operating groups:

	For Years Ended April 30,
	2025		2024		Variance
	SGD	USD	SGD	USD	SGD	USD	% Change
Revenue:
Sales of microscopes and parts	160,900	123,249	1,881,663	1,380,012	(1,720,763)	(1,256,763)	-91.4%
Services	6,807	5,215	1,140	836	5,667	4,379	497.1%
Total	167,707	128,464	1,882,803	1,380,848	(1,715,096)	(1,252,384)	-91.1%

Revenue as a percentage of total:
Sales of microscopes and parts	95.9%	`95.9%	99.9%	99.9%
Services	4.1%	4.1%	0.1%	0.1%
Total	100.0%	100.0%	100.0%	100.0%

The principal activities of the Company for the years ended April 30, 2025 and 2024 was sales of microscopy solutions, products and accessories. Our revenue for the years ended April 30, 2025 and 2024 was S$167,707 (approximately US$128,464) and S$1,882,803 (approximately US$1,380,848), respectively, representing a decrease of 91.1%. This reduction in revenue was primarily attributed to a reduction in sales orders from our largest customers, with the price of the products remaining largely unchanged. In order to further build brand recognition and to diversify customer base, the Group has embarked on a diversification strategy whereby the Group targets much more customers.

For the year ending April 30, 2025 and April 30, 2024, the largest customer is neither related to the Company nor to the shareholders of the Company. In addition, we have zero returns for our products for the years ended April 30, 2025 and 2024.

Other Income

The following table provides financial information for the different types of Other Income:

	Years Ended April 30,
	2025		2024		Variance
	SGD	USD	SGD	USD	SGD	USD	% Change

Interest income	5,832	4,467	2	1	5,830	4,466	291500%
Government Grants	62,644	47,986	116,542	85,473	(53,898)	(37,487)	-46.2%
Other	82,807	63,430	70,284	51,546	12,523	11,884	17.8%
Total	151,283	115,883	186,828	137,020	(35,545)	(21,137)	-19.0%

For the year ended April 30, 2024 to April 30, 2025, there was a decrease of S$35,545 (approximately US$21,137) or 19.0% from S$186,828 (approximately US$137,020) to S$151,283 (approximately US$115,883), This was primarily attributable to a decrease in government grants of S$53,898 (approximately US$37,487) or 46.2% from S$116,542 (approximately US$85,473) for the year ended April 30, 2024 to S$62,644 (approximately US$47,986) for the year ended April 30, 2025. We expect the decrease in government grants to continue as the Company matures and the Covid-19 pandemic impact, the impetus behind many of the grants, lessens.

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Cost of sales

	For Years Ended April 30,
	2025		2024		Variance
	SGD	USD	SGD	USD	SGD	USD	% Change

Tools and hardware and Production Labor	122,836	94,093	975,748	715,614	(852,912)	(621,521)	-87.4%
Inward freight	7,805	5,979	9,351	6,858	(1,546)	(879)	-16.5%
Total	130,641	100,072	985,099	722,472	(854,458)	(622,400)	-86.7%

Our cost of services comprises mainly tools and hardware, production labor and inward freight. Our total cost of sales decreased by S$854,458 (approximately US$622,400) or by 86.7% from S$985,099 (approximately US$722,472) for the year ended April 30, 2024, to S$130,641 (approximately US$100,072) for the year ended April 30, 2025. This was primarily attributable to a decrease of 87.4% in our purchase from S$975,748 (approximately US$ 715,614) for the year ended April 30, 2024 to S$122,836 (approximately US$94,093) for the year ended April 30, 2025. Such a decrease was in line with our decreased revenue due to diversification of customer base.

Payroll

As of April 30, 2024, and 2025 we have 24 and 25 full time employees. We enter into employment contracts with our full-time employees, which are not covered by collective bargaining agreements. The remuneration to our employees includes fixed salaries, performance-based bonuses, allowances and sales commissions for employees. We determine employees’ remuneration based on a number of factors including years of experience, qualifications and market rates.

Operating lease expenses

As of April 30, 2024, the Company has three office premise lease agreements with lease terms ranging from two to three years, and has paid a sum of S$136,781 (approximately US$100,316) for the expenses. As of April 30, 2025, the Company has four office premise lease agreements with lease terms ranging from two to three years, and has paid a sum of S$142,670 (approximately US$109,286) for the expenses. The company has a non-cancellable lease for an office premise located at The Curie Singapore Science Park Unit #04-01B, Singapore 118258 with a lease term extending over 3 years, which signify a longer commitment to this office space. As of April 30, 2025, the company entered to a lease agreement for office premises at Shophouse SH01-01, Binh Minh Garden Project, Duc Giang Ward, Long Bien District, Hanoi City, Vietnam with a lease term of 2 years.

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General and administrative expenses

	For Years Ended April 30,
	2025		2024		Variance
	SGD	USD	SGD	USD	SGD	USD	% Change

Advertising fee and marketing cost	10,335	7,917	12,728	9,335	(2,393)	(1,418)	-18.8%
Consultancy fee	55,422	42,453	36,000	26,403	19,422	16,050	54.0%
Professional and legal fees	33,968	26,019	44,868	32,906	(10,900)	(6,887)	-24.3%
Travelling expenses	165,435	126,723	136,651	100,220	28,784	26,503	21.1%
Staff training	18,185	13,930	10,394	7,623	7,791	6,307	75.0%
Other expenses	878,318	672,792	904,161	663,111	(25,843)	9,681	-2.9%
Total	1,161,663	889,834	1,144,802	839,598	16,861	50,236	1.5%

For the year ended April 30, 2024 and 2025, other operating expenses consist primarily of advertising fee and marketing cost, consultancy fee, professional and legal fees, travelling expenses, staff training and other expenses. Other expenses include accounting fee, bank service charges, entertainment and refreshment, exchange gain or loss, repairs and maintenance, management fee and others. Operating expenses increased by S$16,861 (approximately US$12,915), or 1.5% from S$1,144,802 (approximately US$839,598) for the year ended April 30, 2024 to S$1,161,663 (approximately US$889,834) for the year ended April 30, 2025. The increase was primarily due to travelling and other expenses. This indicates the company sought to promote its products and services more aggressively in the market regionally, reflecting heightened administrative and operational activities as well as increased business travel or expansion initiatives undertaken by the company.

USD variance is higher than that of SGD due to weakening of USD from 2024 to 2025.

Finance expenses

Our finance expenses decreased by S$35,080 (approximately US$25,452) from S$43,543 (approximately US$31,935) for the year ended April 30, 2024 to S$8,463 (approximately US$6,483) for the year ended April 30, 2025. Such decrease was primarily due to interest expenses from loans as one of the loans was repaid in the year ended April 30, 2025.

Research and development expenses

The following table sets forth a breakdown of our research and development expenses for the years indicated:

	As of April 30,
	2025		2024		Variance
	SGD	USD	SGD	USD	SGD	USD	% Change

Research and Development Expenses	139,720	107,026	90,566	66,421	49,154	40,605	54.3%
Total Research and Development Expenses	139,720	107,026	90,566	66,421	49,154	40,605	54.3%

Research and development expenses primarily consisted of testing and retrieval of relevant test reports. Research and development expenses increased by approximately 54.3%, from S$90,566 (US$66,421) for the year ended April 30, 2024 to S$139,720 (US$107,026) for the year ended April 30, 2025 due to an increase in testing expenses as a result of the purchase of additional equipment(s) and resource(s) for research and development as we continue to ramp up our research and development capabilities so as to enter new markets.

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Impairment of loan receivables

During the year ended April 30, 2025, loan to third party was partially impaired by S$1,223,608 (US$937,284), with the carrying amount after impairment as S$400,000 (US$306,400).

Liquidity and Capital Resources

Our primary source of liquidity has been cash generated from our business operations, proceeds from equity and debt financing, which have historically been sufficient to meet our working capital and capital expenditure requirements.

As of the April 30, 2025, the Group had a net loss of S$5,137,064 (approximately US$3,934,994) and incurred a negative cashflow from operations of S$3,653,376 (approximately US$2,798,489), against a cash balance of S$129,552 (approximately US$99,237). This raises substantial doubt about our ability as a going concern.

To sustain our ability to support our ongoing activities, we considered supplementing our sources of funding through the following:

-	Debt financing through private placement, including a shareholder loan amounting to a total of S$2,600,000 (US$1,991,600);

-	Equity financing through private placement or initial public offering; and

-	Cash flow from operations through the sale of our products.

Management has commenced a strategy to raise debt and equity. If management is unable to successfully execute this plan, there will likely be a material adverse effect on our business.

	For Years Ended April 30,
	2025		2024		Variance
	SGD	USD	SGD	USD	SGD	USD	% Change

Liquidity and capital resources:
Cash and cash equivalents at the beginning of the year	2,312,107	1,771,074	54,097	39,675	2,258,010	1,731,399	4174.0%

Net cash used in operating activities	(3,653,376)	(2,798,489)	(1,609,467)	(1,180,385)	(2,043,909)	(1,618,104)	127.0%
Net cash used in investing activities	(332,838)	(254,955)	(1,652,300)	(1,211,797)	1,319,462	956,842	-79.9%
Net cash generated from financing activities	1,804,802	1,382,483	5,519,777	4,048,206	(3,714,975)	(2,665,723)	-67.3%

Translation loss	(1,143)	(876)	-	-	(1,143)	(876)	100.0%

Net increase/(decrease) in cash and cash equivalents	(2,182,555)	(1,671,837)	2,258,010	1,656,024	(4,440,565)	(3,327,861)	-196.7%

Cash and cash equivalents as at the end of the year	129,552	99,237	2,312,107	1,695,699	(2,182,555)	(1,596,462)	-94.4%

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On August 11, 2022, the Company has acquired a 5-year S$270,000 temporary bridging loan which expires in July 2027. The bank loan which carries interest of 4.75% per annum is secured by joint and several guarantee by Andrew Yeo Eng Sian (Chief Executive Officer) and Beh Hook Seng (Executive Chairman). As of April 30, 2025, the carrying amount of the bank loan was S$133,979 (US$102,628).

On November 1, 2022, the Company has acquired another 5-year S$500,000 secured fixed rate bank loan which expires in November 2027. The bank loan which carries interest of 7.75% per annum is secured by joint and several guarantee by Beh Hook Seng, Andrew Yeo Eng Sian, Wong Teck Far and Chua Jun Hao, David. As of April 30, 2025, the bank loan has been fully paid.

Cash Flows used in Operating Activities

For the year ended April 30, 2025, net cash flow used in operating activities was S$3,653,376 (approximately US$2,798,489) compared to net cash flow used in operating activities of S$1,609,467 (approximately US$1,180,385) during the year ended April 30, 2024. The increase in cash flow used in operations was primarily due to increase in net loss and repayment to accounts payable.

For the year ended April 30, 2025, net loss of S$5,137,064 (approximately US$3,934,994) adjusted for non-cash items which included impairment of loan receivable, depreciation and operating lease expense totalling S$1,553,241 (approximately US$1,189,784). This was offset against net cash outflow arising from the net change in operating assets and liabilities of S$69,553 (approximately US$53,279).

For the year ended April 30, 2024, net cash flow used in operating activities was S$1,609,467 (approximately US$1,180,385) compared to cash flow used in operations of S$1,788,528 (approximately US$1,341,575) during the year ended April 30, 2023. The decrease in cash flow used in operations was primarily the result of a decrease in Accounts Receivables, due to improvements in collections.

For the year ended April 30, 2024, net loss of S$2,359,844 (approximately US$1,730,712) adjusted for non-cash items which included depreciation, fixed assets written off and operating lease expense totalling S$330,423 (approximately US$242,333). This was offset against net cash outflow arising from the net change in operating assets and liabilities of S$419,954 (approximately US$307,994).

Cash Flows used in Investing Activities

Net cash used in investing activities was S$332,838 (approximately US$254,955) for the year ended April 30, 2025, as compared to S$1,652,300 (approximately US$1,211,797) for the year ended April 30, 2024.

Net cash used in investing activities for the year ended April 30, 2025 consisted of a loan to third-party, purchase of production equipment, computer and software, furniture and fittings, and renovation in the amount of S$332,838 (approximately US$254,955) including US$45,000 repayment from loan to third party. On January 19, 2024, PTPL entered into a loan agreement with PT Neura for the purposes of furthering business activities in Indonesia and working capital. A summary of the terms of the Loan Agreement is listed below:

a.

Principal outstanding and Interest:

As of April 30, 2025, the outstanding principal is S$400,000 (approximately US$306,400) with an interest rate of 1% per annum to be payable on the due date.

During the year ended April 30, 2025, loan to third party was partially impaired by S$1,223,608 (US$937,284).

Net cash used in investing activities for the year ended April 30, 2024 consisted of a loan to third-party, purchase of production equipment, computer and software, furniture and fittings, office equipment and renovation in the amount of S$1,652,300 (approximately US$1,211,797). On January 19, 2024, PTPL entered into a loan agreement with PT Neura for the purposes of further business activities in Indonesia and working capital. A summary of the terms of the Loan Agreement is listed below:

a.	Principal outstanding and Interest: The outstanding principal is S$1,530,982 (approximately US$1,122,822) with an interest rate of 1% per annum to be payable on the due date.

b.

Undertakings:

PT Neura shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any authorization required under any law or regulation of a relevant jurisdiction to (a) enable PT Neura to perform its obligations under this Agreement; (b) ensure the legality, validity, enforceability or admissibility in evidence of this Agreement; and (c) enable PT Neura to own its assets and carry on its business where failure to do so would or would be reasonably likely to have a material adverse effect.

c.

Continuing Fundraising:

PT Neura shall: (a) for debt fundraising in any amount must obtain approval from PTPL; (b) for equity fundraising must obtain majority approval from the Board of Directors of PT Neura, before entering into an arrangement and execute agreements and/or documents in relation to such fundraising from other parties as its creditor(s) or investors which in nature is similar to this Agreement.

d.

Events of Default:

1. PT Neura cannot or admits it cannot pay its debts, or seeks to reschedule them due to financial difficulties.

2. PT Neura is insolvent or negotiating with creditors due to actual or expected financial issues.

3. Insolvency-related legal or corporate actions are taken against PT Neura or its assets.

4. PT Neura suspends, ceases, or threatens to cease a significant part of its business.

5. Legal or regulatory action involving PT Neura is initiated or threatened and may have a material adverse effect.

e.	Consequences and Security:

The Loan and accrued interest become immediately due and payable in cash at PTPL’s discretion, along with collateral enforcement and termination of the Agreement. In the event that repayment is not completed, PTPL shall acquire 51% of the fully diluted shares of PT Neura.

f.

Termination:

Either Party may terminate the Agreement by providing objective reasons, except as limited by the below:

(a) The Agreement may terminate automatically upon full performance, or unilaterally for criminal acts, non-compete breaches, or other breaches via dispute resolution.

(b) Unilateral termination requires at least 30 days’ prior written notice.

Termination under (a) and (b) above does not affect either Party’s right to claim compensation, interest, or penalties.

g.	Governing Law: The Loan agreement is governed by and constructed in accordance with the laws of the Republic of Indonesia.

Cash Flows from Financing Activities

Net cash generated from financing activities was S$1,804,802 (approximately US$1,382,483) for the year ended April 30, 2025, as compared to S$5,519,777 (approximately US$4,048,206) for the year ended April 30, 2024.

Net cash generated from financing activities for the year ended April 30, 2025 consisted of proceeds from subscription monies in the amount of S$255,195 (approximately US$195,480), net advance from related party, Tonghuai Holdings Pte. Ltd., of S$2,262,670 (approximately US$1,733,205), and offset by repayments of borrowings of S$440,455 (approximately US$337,384) and deferred offering costs of S$272,608 (approximately US$208,818).

Net cash generated from financing activities for the year ended April 30, 2024 consisted of proceeds from subscription monies in the amount of S$8,117,201 (approximately US$5,953,155), net advance from related party, Tonghuai Holdings Pte. Ltd., of S$2,229,247 (approximately US$1,634,929), and offset by repayments of borrowings of S$143,483 (approximately US$105,230) and deferred offering costs of S$224,694 (approximately US$164,790).

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Working Capital

For the year ended April 30, 2025, the Group’s incurred a negative cashflow from operations of S$3,653,376 (approximately US$2,798,489), against a cash balance of S$129,552 (approximately US$99,237).

As of the year ending April 30, 2024, the Group’s incurred a negative cashflow from operations of S$1,609,467 (approximately US$1,180,385), against a cash balance of S$2,312,107 (approximately US$1,695,699).

Discussion of Certain Balance Sheet Items

The following table set forth selected information from our consolidated balance sheets as of April 30, 2025 and April 30, 2024. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.

Account payables

	As of April 30,
	2025		2024		Variance
	SGD	USD	SGD	USD	SGD	USD	% Change

Account payables	93,931	71,951	293,908	215,552	(199,977)	(143,601)	-68.0%

Account payables decreased by S$199,977 (approximately US$143,601) from S$293,908 (approximately US$215,552) to S$93,931 (approximately US$71,951) as of April 30, 2024, to April 30, 2025, respectively. The turnover days is 262 days as of April 30, 2025 and 109 days as of April 30, 2024. This decrease reflects our ongoing efforts to manage our payables efficiently as we grow and expand our operations. We remain focused on managing our accounts payable efficiently to support our financial stability and growth objectives in the future.

Account receivables

	For Years Ended April 30,
	2025		2024		Variance
	SGD	USD	SGD	USD	SGD	USD	% Change

Account receivables, before allowance for doubtful accounts	38,384	29,402	436,196	319,906	(397,812)	(290,504)	-91.2%
Accounts Receivables	38,275	29,319	210,397	154,305	(172,122)	(124,986)	-81.8%
(1 - 90 days)
Accounts Receivables	-	-	(57,888)	(42,455)	57,888	42,455	-100.0%
(91 - 180 days)
Accounts Receivables	109	83	283,687	208,056	(283,578)	(207,973)	-100.0%
Over 180 days

Typically, we provide up to 30 days credit terms for our customers.

Account receivables, net of allowance for doubtful accounts decreased by S$374,205 (approximately US$273,191) from S$412,589 (approximately US$302,593) to S$38,384 (approximately US$29,402) as of April 30, 2024, to April 30, 2025, respectively. The turnover days is 84 days and 80 days as of April 30, 2025 and April 30, 2024, respectively. An increase in accounts receivable and turnover days is as a result customer base where government bodies tend to take longer to pay. As of July 31, 2025, S$17,770 of the S$38,384 remains to be collected.

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Lease Liabilities

	As of April 30,
	2025		2024		Variance
	SGD	USD	SGD	USD	SGD	USD	% Change
Current Liabilities
Lease liabilities – current	109,142	83,603	132,786	97,385	(23,644)	(13,782)	-17.8%

Non-current liabilities
Lease liabilities – non-current	22,703	17,390	85,360	62,603	(62,657)	(45,213)	-73.4%

Total lease liabilities	131,845	100,993	218,146	159,988	(86,301)	(58,995)	-39.6%

Total lease liabilities comprise current lease liabilities and non-current lease liabilities.

The total borrowings of the Group decreased by S$86,301 (approximately US$58,995) from S$218,146 (approximately US$159,988) to S$131,845 (approximately US$100,993) as of April 30, 2024, to April 30, 2025, respectively.

Leases represented four property lease agreements with lease terms ranging from 2 years to 3 years. The existing lease payable represents the remaining lease period where three property lease agreements will end in the year which will end in the year 2026 and one property lease agreement will end in the year 2027.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditure or capital resources that is material to investors.

Quantitative and Qualitative Disclosures about Market Risk and Credit Risk

We are exposed to market and credit risk in the ordinary course of our business. Market risk primarily include interest rate risk, foreign currency risk, economic and political risk, and inflation risk.

Interest rate risk

The Company is exposed to cash flow interest rate risk through the changes in interest rates related mainly to the Company’s bank balances.

The Company currently does not have any interest rate hedging policy in relation to fair value interest rate risk and cash flow interest rate risk. The directors monitor the Company’s exposures on an ongoing basis and will consider hedging the interest rate should the need arises.

Foreign currency Risk

Foreign currency risk is the risk that the holding of foreign currency assets will affect the Company’s financial position as a result of a change in foreign currency exchange rates.

The Company’s monetary assets and liabilities are mainly denominated in Singapore dollars, which are the same as the functional currencies of the relevant group entities. Hence, in the opinion of the directors of the Company, the currency risk is considered insignificant. The Company currently does not have a foreign currency hedging policy to eliminate the currency exposures. However, the directors monitor the related foreign currency exposure closely and will consider hedging significant foreign currency exposures should the need arise.

Economic and political risk

The Company’s operations are mainly conducted in Singapore. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by changes in the political, economic, and legal environments in Singapore.

The Company’s operations in Singapore are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in Singapore, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Inflation Risk

Management monitors changes in prices levels. Historically inflation has not materially impacted the Company’s audited consolidated financial statements; however, significant increases in the price of labor that cannot be passed to the Company’s customers could adversely impact the Company’s results of operations.

Credit Risk

Accounts receivable

In order to minimize the credit risk, the management of the Company has delegated a team responsible for determination of credit limits and credit approvals. Other monitoring procedures are in place to ensure that follow-up action is taken to recover overdue debts. Internal credit rating has been given to each category of debtors after considering aging, historical observed default rates, repayment history and past due status of respective accounts receivable. Estimated loss rates are based on probability of default and loss given default with reference to an external credit report and are adjusted for reasonable and supportable forward-looking information that is available without undue costs or effort while credit-impaired trade balances were assessed individually. In this regard, the directors consider that the Company’s credit risk is significantly reduced. The maximum potential loss of accounts receivable for the year ended April 30, 2025 and 2024 is S$38,384 (US$29,402) and S$412,589 (US$302,593), respectively.

Bank balances

The credit risk on liquid funds is limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies. The Company is exposed to concentration of credit risk on liquid funds which are deposited with several banks with high credit ratings.

Deposits and other receivables, net

The Company assessed the impairment for its other current assets individually based on internal credit rating and ageing of these debtors which, in the opinion of the directors, have no significant increase in credit risk since initial recognition. Based on the impairment assessment performed by the Company, the directors consider the loss allowance for deposits and other current assets as of April 30, 2025 and April 30, 2024 is S$140,400 (US$107,546) and S$65,156 (US$47,786), respectively.

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HISTORY AND CORPORATE STRUCTURE

As of the date of this prospectus, our Group is comprised of the Company and its wholly-owned subsidiary PTPL.

Corporate Structure

Our Company was incorporated in the Cayman Islands on March 7, 2024, under the Companies Act as an exempted company with limited liability. Our authorized share capital is currently US$100,000 divided into 950,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares with par value US$0.0001 per share.

On November 29, 2024, the Company proceeded with an internal reorganization whereby PTPL became our indirect wholly-owned subsidiary through a share swap. Both the ordinary and preferential shares of PTPL were swapped on a 1:125 basis to Phaos Technology Holdings (BVI) Limited. Subsequently, the shares of Phaos Technology Holdings (BVI) Limited were swapped 1:1 to Phaos Technology (Cayman) Limited, where the holders of the ordinary shares of PTPL eventually being swapped to Class A Ordinary Shares, and the holders of preferential shares of PTPL being swapped to Class B Ordinary Shares.

The Reorganization involved the transfer of 100% of the equity interests in Phaos Technology Pte. Ltd. from its original shareholders Phaos Technology Holdings (Cayman) Limited. Consequently, Phaos Technology Holdings (Cayman) Limited became the ultimate holding company of all the entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiary has been accounted for at historical cost and prepared on the basis as if the transactions had been effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entity combined from the beginning of the period to the end of the period eliminating the effects of intra-entity transactions.

Organization Chart

The chart below sets out our corporate structure post re-organization.

Entities

A description of our principal operating subsidiaries is set out below.

PTPL

On February 22, 2017, PTPL was incorporated in Singapore as a private company limited by shares. It commenced business on February 22, 2017 and is engaged in the sale and development of microscopy equipment, and its related software.

As part of a group reorganization on November 29, 2024, PTPL became a wholly owned subsidiary of our Company.

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BUSINESS

Overview

Phaos Technology Holdings (Cayman) Limited (the “Company”) is an investment holding company incorporated on March 7, 2024 under the laws of the Cayman Islands. The Company through its subsidiary assembles and commercializes such advanced microscopy-related solutions, technologies and products. Using its patented microsphere-assisted technology, the Company can significantly increase the magnification of existing traditional optical microscope by up to 4 times compared to its competitors, hence allowing clients to see beyond the optical limit in an effective manner. Currently, it is one of the handful of commercially available advanced optical microscope that can see below the 200nm optical limit, within a commercially viable working distance.

Our business is primarily involved in the assembling and commercialization of advanced microscopy-related solutions, technologies and products tailored for precision measurement and magnification purposes. Our product range includes microscopy solutions, featuring:

i)	Super-resolution imagers capable of achieving imaging down to 137 nm.
ii)	Specialized microscopes designed to meet the diverse needs of various industries; and
iii)	Three-dimensional (3-D) real-time image magnifiers for enhanced visualization.

Traditional optical microscopes are able to see up to 250nm, while our solution allows users to see up to 137nm. As a result, we believe that this is considered by the optical industry as a super resolution optical microscopy solution.

In addition to our hardware offerings, we currently provide complimentary proprietary software, which is developed in-house. This software includes Artificial Intelligent (“AI”) components that allows our customers to perform recognition patterns for research, quality assurance and control (“QA/QC”), as well as diagnostics purposes. The in-house software is meticulously crafted to complement our product line to facilitate seamless integration and optimize its performance for our customers.

For the year ended April 30, 2024 and April 30, 2025, the provision of microscopy products contributed to 97.6% and 89.3% of our revenue, respectively.

We distribute our microscopy products with software solutions through an extensive network of distributors, primarily in Vietnam and Singapore, and expanding across regions such as Southeast Asia and South Asia. Our microscopy solutions accommodate a diverse range of applications enabling us to serve a wide range of customer needs and capitalize on emerging growth opportunities in the region. Our diverse customer base primarily includes industries with usage in fields such as manufacturing, research & development, biomedical, semiconductors, Printed Circuit Board (“PCB”), electronics, precision engineering, injection molding, research, healthcare, quality assurance and control (“QA/QC”), and diagnostics. Our business strategic focus involves strengthening our market position in Singapore and Vietnam, and progressively expanding into the Southeast Asian region.

We believe in our strong corporate culture which emphasizes the creation of shareholder value. In the financial year ended April 30, 2025, business in Vietnam and Singapore contributed to 43.5% and 42.2% of our Group’s revenue, respectively. For the financial year ended April 30, 2025, our revenue was S$167,707. For the financial year ended April 30, 2024, our revenue was S$1,882,803. This is a reduction of 91.1% in revenue.

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Our Products

Below are our products which are presently on sale:

Our Optonano series offers super-resolution imaging down to 137nm and high-speed data acquisition. It enables users to view live and still images with ease, and is capable of high-magnification with its 100x lens and super-resolution (“Optonano Lens”) applications to construct high-quality image of larger sample areas. Additionally, its in-built auto focus is deployed on the camera setting to allow users to achieve optimized imaging automatically on target observation.

Our PT-Industrial (“PT-I”) series is used for material study, failure analysis, simple measuring, quality control, inspection and manufacturing. It possesses several observation methods, including images produced by uniformly illuminating the sample so as to allow the specimen to appear as a dark image against a brightly lit background (“Brightfield”), images that are produced by using scattered light outside of the lens to observe the surface of an image against a dark background (“Darkfield”), the utilization of polarized lights between filters to enhance the color demonstration of images for better identification of the image’s material (“Polarization”), the conversion of phase shifts through varying brightness for observing transparent samples through delaying the different light wavelengths when it passes through the transparent sample (“Phase contrast”) and the usage of polarized light to convert phase delays into changes in intensity for viewing opaque samples ((“Differential Interference Contrast) (“DIC”)), providing high-resolution imaging and advanced observation techniques for different samples. Further, the hardware can also be customized to address the needs of the customers. This allows us to develop solutions for niche markets, where existing solutions either do not address, and/or too expensive because they are built for a broader generic market. Our solutions are also able to be integrated into existing systems to allow for more seamless operational efficiency for our customers.

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Our PT-Metrology (“PT-M”) series offers quick dimensional measurements with a single key operation. The Double Telecentric Optical Lens facilitates accurate measurement across the entire depth of field without focusing multiple times. Additionally, its motorized Z-Axis and XY Stage provides a Z-Axis Travel Range up to 200mm and image sensor up to 20MP CMOS, with a field of view up to 500mm x 400mm, and a loading capacity up to 20kg. Lastly, the one key measurement function via an intuitive interface allows any operator to take accurate measurements with ease.

SAMPLES FROM PT-B

Mammal Skin 10x
Brightfield

Mammal Skin 10x
Phase Contrast

Mammal Skin 40x
Polarization

Pond Water 10x
Brightfield

Pond Water 40x
Phase Contrast

Pond Water 40x
Polarization

Our PT-Biology (“PT-B”) series is developed to address specialized images needed in the biomedical sector, especially in pathology. It is equipped with infinity plan achromatic objectives and wide field eyepieces, with Brightfield, Phase Contrast and Polarization observation methods. Its built-in field diaphragm, adjustable brightness, high image contrast, and 40-1600x Magnification Range is specifically designed for use in the biomedical industry which required transmission light to observe the sample.

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Our PT-Stereo (“PT-S”) series is our specialized system internally developed for quality assurance and control application. The series is a stereo microscope designed to provide clear magnified stereoscopic images that amplify solid or thick samples. With a long working distance of 110mm and wide zoom range from 0.7x - 6.3x, this series offers real-time image observation, while its adjustable and customizable bottom and top light-emitting diode (“LED”) light sources provides better imaging. This is a 3D microscopy that is commonly used for QA/QC inspections.

Our PT-Zoom (“PT-Z”) series provides three-dimensional magnified view of samples to enhance visualization for our users. The series offers motorized 360° 3D real-time image observation, allowing the sample to be observed in all directions, while the long working distance facilitates a large field of view, providing high-definition imaging quality using adjustable front and side LED light sources. Additionally, its adjustable rotation speed and continuous zoom allows for observation at multiple angles.

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Functionality Testing, Inspection of Equipment and Quality Control

Our company has established a quality control and assurance system for the manufacture of our microscopy equipment.   This quality inspection has resulted in the company achieving ISO 9001/14001/45001 certification in July 20, 2023. The exhaustive list for our quality control and assurance system includes but is not limited to:

(a)	Selection of components from third party suppliers. All of our key components are from reputable company with at least 10 years of track record in the market.

(b)	Quality checks on incoming components from third party suppliers. For example, we build in-house inspection tools to verify critical incoming components’ quality.

(c)	Post-manufacturing testing and inspection. For example, all outgoing equipment (depending on the respective model) will need to undergo a series of quality inspections through life sample imaging, accuracy check on the tolerance using master gauges, repeatability test, as well as functional test. Upon successfully passing the test, a certification number will be attached to the equipment. Prior to shipping, an equipment check list will be processed to so that all parts and components are in place.

Our Customers

Our main customers can be categorized into three main groups:

-	Manufacturing companies – Our customers in this category are often using our solutions to provide better quality assurance and control for the products they are manufacturing. This would include usage in fields such as Printed Circuit Boards, electronics, precision engineering, injection molding and QA/QC.

-	Biomedical service providers – Our end-customers purchase our systems to provide services to their end customers such as hospitals, clinics etc. This will include usage in healthcare and diagnostics.

-	Research and development (“R&D”) institutions – For R&D institutions, such as research facilities and universities, we provide our systems to enable their research and innovation activities and assist their researchers and engineers to see small objects in higher resolution.

Sales and Marketing

Our sales and marketing team consists of 7 full-time employees based in Singapore. Our Executive Director, Tay Beng Boon, oversees our sales and marketing department. We believe that we have a dedicated sales and marketing team providing top-notch services to customers in Southeast Asia, Europe, and America. Our sales team consists of staff who specialize in handling queries from potential customers, and who possess unique industry knowledge, able to identify customer’s needs and requirements.

We actively promote our platform and elevate brand visibility through a combination of online and offline branding initiatives and business development activities. Participation in prominent exhibitions both in Singapore and internationally, including events such as Laser World of Photonics, Lux Photonics Consortium, and SEMICON SEA 2022, serves as a key strategy for showcasing our diverse range of microscopy equipment. Additionally, word-of-mouth referrals from our satisfied customers and established business contacts constitute another significant avenue for marketing. We attribute the success of this channel to the exemplary services provided by our high-caliber sales staff, resulting in positive customer reviews and referrals, ultimately enhancing brand awareness. The trust garnered from our clientele often leads to further recommendations within their social networks and repeat business for additional microscopy equipment or related needs. Our commitment to investing resources in these marketing efforts remains unwavering as we strive to maintain and expand our brand presence.

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Sales Process Flow

The process flow pertaining to our sales business activities can be described as follows:

Just in time (“JIT”) mode for standard model:

For standard products, the company emphasizes JIT delivery to minimize the inventory from supplier to distributors to end customers. We utilize our original equipment manufacturer (“OEM”) supplier or in-house assembly line upon receiving an order. The typical lead time from order to delivery ranges between 4to 6 weeks. We work closely with local distributors to store a minimum of specific fast flowing model in specific countries, basing on market research and customers’ needs.

Reaching out to the customers:

The company works with reputed Japanese distributors to penetrate the Japanese market. Similar strategies are applied for the Korea market. Although we have not had significant sales in either of those countries, we believe that our arrangements with these distributors could help us the market.

The Southeast Asia region is unique with most of the countries speaking their own languages and having their own unique business culture. We reach out to these respective countries through local consultants of the Company, in countries such as Indonesia and the Philippines, as well as local distributors that understand the local culture.

Application Team

The company works with local customers to understand their challenges in the workflow processes or the capabilities of existing solutions in market. After understanding the challenges from these customers, we offer full end-to-end customized solutions to address the problem faced by our clients. We augment our standard product ranges with our applications team to meet unique customers demand for creative solutions to their problems.

Competition

The microscopy equipment industry is growing and increasingly competitive. We compete with competitors who have well-recognized brands for the same pool of potential customers. We also believe that some of our competitors may be better funded or better connected than us. These includes Keyence Corp. (TYO:6861) whereby their IM Series and VHX Series is similar to our products, Nikon Corp. (TYO:7731) whereby their LV Series and ECLIPSE Series is similar to our products, Olympus Corp. (TYO: 7733) whereby their MX Series, DSX Series and CX Series is similar to our products and Hirox Co. Ltd, whereby their HRX Series is similar to our products. Nonetheless, we believe that we are well positioned to compete in the industry because of (i) our strong and stable relationships with our suppliers and customers, (ii) our experienced management team, (iii) our integrated software solutions within our product portfolio; (iv) our innovative and turn-key solutions; (v) our adaptive business model; and (vi) our reliable after-sales support.

Competitive Strengths

We have strong and stable relationships with our suppliers and customers

Ever since we started our business in 2017, we have emphasized developing strong and stable business relationships with our key suppliers and customers. For the financial years ended April 30, 2024 and 2025, our top 5 customers accounted for 91% and 85% of total revenue, respectively.

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We have an experienced management team

Our management team, under the leadership of Mr. Andrew Yeo, who serves as our Executive Director and Chief Executive Officer, has played a pivotal role in driving the expansion of our Group. Mr. Yeo, with over two decades of expertise in the technology sector, assumes a key role in shaping and implementing our Group’s business strategies and overseeing customer relationships. He is assisted by Mr. Tay Beng Boon, our Chief Operation Officer, charged with enhancing operational effectiveness, leading product research and development, and overseeing services within the Company. Mr. Tay brings with him over 25 years of engineering experience across various industries, including semiconductors, heavy industry, water, energy, waste management, and clean technology. Furthermore, our Group is advantaged by a well-experienced management team with significant expertise in providing solutions in the area of microscopy.

We have integrated our software solutions within our product portfolio.

Having integrated our proprietary software into our microscopic hardware products, we have combined cutting-edge hardware with advanced software functionalities, creating a synergistic ecosystem that enhances overall product performance. Our software solutions enable precise control, automation, and data analysis, empowering users with a comprehensive toolkit for scientific research and analysis. Not only does this improve the efficiency of our microscopic hardware, but our integration also provides a distinct edge in terms of versatility and adaptability, ensuring that our products remain at the forefront of technological innovation, giving us a competitive advantage in meeting evolving customer needs.

We provide turn-key solutions.

We specialize in delivering turn-key solutions by developing products with features that precisely target our customers’ key needs, avoiding unnecessary expenses. Additionally, our commitment goes beyond selling off-the-shelf items; we offer turnkey computer vision implementations that are tailored to solve our customers’ specific challenges, providing comprehensive and customized solutions for their unique requirements.

We provide reliable after-sales support.

Our commitment to excellence extends beyond the point of sale, as we understand the importance of seamless customer experiences. We take pride in offering reliable after-sales support so that our customers receive comprehensive assistance and satisfaction long after their purchase. Our dedicated support team is comprised of experts with in-depth knowledge of our microscopy products, as well as our software development team, which stand ready to address any queries, troubleshoot issues, and provide guidance on optimal product utilization for our customers.

Business Strategies

We intend to strengthen our market position in the microscopy equipment industry by implementing the following business strategies and plans.

Expand business and operations through joint ventures and/or strategic alliances in the Southeast Asia Market

We plan to strategically expand into Southeast Asia countries, in particular Indonesia, Thailand, Philippines and Vietnam to enhance existing customer support and broaden our global presence. Currently, we are developing strong distribution networks through partnership with distributors in Malaysia, Thailand, Vietnam, Indonesia, India, China, South Korea and the Philippines. By establishing a foothold in diverse international markets, we aim to better understand and cater to the unique needs of our customers in those regions. This expansion not only allows us to provide more localized and personalized support but also facilitates quicker response times and streamlined services.

On January 19, 2024, we provided a loan to PT Neura for the purpose of building strategic alliances in Indonesia. PT Neura is focused on providing biomedical scanning and bespoke cloud storage solutions with a particular focus on pathology samples. Its main offerings include scanning biomedical samples using microscopes and storing the images in the cloud, generating revenue through one-time service fees and recurring subscriptions. This model aligns with our interests as we see the synergies between PT Neura’s software for biomedical scanning, and our PT-B microscopes, which are specifically designed for use in the biomedical industry. Because PT Neura is a start-up with limited operations, as of the date of this prospectus, PT Neura requires the loan proceeds from us to continue developing their biomedical scanning software, as well as to build up their marketing and business development profile locally in Indonesia. PT Neura currently provides digital pathology services to laboratories in Indonesia, converting physical cell samples into digital formats for storage and access via their proprietary cloud platform. They charge between IDR 16,000 and IDR 50,000 per scan, depending on the volume and complexity of the solutions.

Additionally, PT Neura received international recognition by participating in the Geneva-based Health Innovation Exchange (“HIEX”), representing Indonesia in a global initiative to solve healthcare challenges in emerging markets. This participation has resulted in a strategic investment and collaboration with HIEX, where PT Neura received an investment from HIEX which valued them at US$5 million, along with what we believe to be a sales pipeline with up to 300 integrated machine solutions. Phaos’ products are integrated with PT Neura’s biomedical scanning and bespoke cloud storage solutions which are targeted at government and hospital groups in Indonesia. We believe that through the use of the loan proceeds, further development and commercialization of PT Neura’s biomedical scanning solutions will lead to greater integration of PT Neura’s solutions with our products.

Our relationship with PT Neura aims to allow us to gain local market access and turnkey integration with our microscopy solutions, while their solutions adds advanced imaging capabilities to the integrated platform. We believe PT Neura offers a compliant, end-to-end solution tailored to Indonesia’s growing demand for digital healthcare technologies, and an avenue to generate additional revenue.

As of the date of this prospectus, PT Neura is pursuing ISO 13485 certification to qualify for selling medical equipment to hospitals and biomedical institutions, and has a team of 10 staff. We believe PT Neura has established a strong competitive advantage in Indonesia’s digital healthcare landscape through both national and international recognition. For instance, in 2023, PT Neura (operating under the brand Neurabot) was the only company to win both the “Health Innovation Sprint Accelerator” and the “Fight for Access Accelerator,” competitions initiated by Indonesia’s Ministry of Health. These events showcased leading healthcare technologies while providing winners with exposure to investors, government support, and opportunities within the national digital health transformation agenda. As PT Neura continues their developing their biomedical scanning solutions whilst scaling up their operations, we are confident that increased market penetration will result in exponential revenue generation, which will further assist PT Neura’s ability to pay back the loan.

We believe these accomplishments have enhanced PT Neura’s visibility and credibility, helping to build a competitive edge in biomedical scanning and bespoke cloud storage solutions. However, PT Neura also faces key disadvantages, such as long sales cycles due to regulatory approval processes, government budgeting constraints and licensing requirements, as well as a competitive landscape that includes both domestic and international digital pathology providers.

As of December 31, 2024, PT Neura has total assets of IDR 15,682,149,571 (USD 971,345) and total liabilities of IDR 20,730,155,138 (USD 1,284,016); for the year ended December 31, 2024, PT Neura has total revenues of IDR 202,551,848 (USD 12,546), and a net loss of IDR 2,846,601,862 (USD 176,317).

As of the date of this prospectus, the Company has exercised the right of repayment under the loan agreement with PT Neura of approximately S$400,000, but there is a risk that we may not be able to recover the remaining loan amount. Please refer to “Risk Factors — Risks related to our Business and Industry — We have provided a loan to PT Neura Integrasi Solusi for the development of biomedical scanning software, and their inability to meet their financial obligations, or our inability to fully enforce our rights against them could have a material adverse effect on our results” for more information.

Strengthening our global presence via marketing

Looking ahead, we plan to broaden our marketing approach. This involves a shift to digital marketing in markets in Southeast Asia, China, Taiwan, and Korea, leveraging increased brand awareness gained from our earlier physical marketing efforts in these regions. Additionally, we aim to expand our physical presence beyond Asia-Pacific, targeting the Middle East, the United States, and Europe through relevant exhibitions, focusing on brand recognition.

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Widening our product range

The Company intends to continue its development and evolution in the following ways:

1.	Continuous improvements to our current products to meet our existing or potential customers’ requirements. The Company have six (6) series of products to cover the current market. Currently, all products belong to both desktop and standalone series, with the majority of these products intended for industries application. End customers have provided valuable feedback on new applications which have allowed us to add in new analytics software for the new application required on the ground. For example, our software is currently capable of artificial intelligence (“AI”) analysis on material composite, 3D analysis and measurement of materials, detail surface profile analysis.

2.	New product series development.

-	The Company released their 2nd series of products for bio-medical applications in September 2024, targeting the customers and application in the field of digital pathology. We will be providing both hardware and software solutions to cover the needs in digital pathology for cancer cell analysis. Solutions include AI component to speed up the analysis. It is a total solution to speed up the cancer diagnosis and treatment which will help to save lives.

-	The Company is working with a Korean leading microscopy company in developing a series of products using Optical Coherence Tomography technology. This new product allows both surface analysis of material and penetration analysis of the material below its surface. This gives a detailed 3D understanding of the test material. As part of the agreement, the Company will provide our lens and artificial intelligence software capabilities, while the Korean company will provide their technology in optical interference photoacoustic technology into the collaboration. This development is co-sponsored by both Singapore and Korea governments. The development is expected to be completed by December 31, 2026. A summary of the terms of the agreement with the Korean Company is provided below:

a.	Duration: This Agreement shall be in effect from January 1, 2024 until December 31, 2026 unless otherwise extended, renewed or amended by mutual consent.
b.

Publications: Each Party must remove the other Party’s Confidential Information or Intellectual Property from publications, provide drafts 30 days in advance, and obtain written permission before publishing. A Party may object to a publication if it contains Confidential Information or Intellectual Property, requiring removal or delay until appropriate patent filings are made.

c.

Representations and Warranties: Each party confirms their authority to enter the agreement without infringing on third-party rights and commits to performing the project professionally. While Korean Party shall use all reasonable endeavors to ensure the accuracy of the work, it offers no explicit or implied warranty and shall not be held responsible for any consequences unless inaccuracies result from its negligence.

d.	Termination: In the event of a breach or default, the non-breaching party may issue a written notice, granting a sixty-day cure period, after which termination may occur. Immediate termination is permissible upon the substantial cessation, termination, or transfer of the other party’s relevant business activities. Upon termination, the Receiving Party must immediately cease using the Providing Party’s Confidential Information. Furthermore, upon written request, the Receiving Party shall promptly destroy or return all such Confidential Information and provide written certification of compliance.

Real Property

A description of the Company’s leased real properties are as follows:

Location	Usage	Lease Period	Rent (per month)		Approximate area (sq m)
The Curie Singapore Science Park Unit #02-01, Singapore 118258	Office	January 1, 2024 to December 14, 2025	S$	3,132.70	92.41
The Curie Singapore Science Park Unit #04-01B, Singapore 118258	Design and Assembly	January 1, 2024 to December 14, 2025	S$	4,436.15	130.86
The Curie Singapore Science Park Unit #04-01A, Singapore 118258	Design and Assembly	January 1, 2023 to December 14, 2025	S$	4,144.61	122.26
Shophouse SH01-01, Binh Minh Garden Project, Duc Giang Ward, Long Bien District, Hanoi City, Vietnam	Design and Assembly	April 15, 2025 to April 14, 2027	VND	42,000,000	427.8

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Impact of COVID-19 on our business and operations

Impact on our Group

During the pandemic, the introduction of COVID-19 Act and its restrictions posed significant challenges to our company as our business operations involved physical demonstrations of our products to potential customers. The most significant hurdle encountered during the pandemic was the inability to personally showcase our microscopy products to customers. As a microscopy company specializing in revealing small-scale observations, ranging from micron to nanometer levels, the absence of face-to-face interactions and the limited use of virtual meetings before the pandemic presented a challenge in demonstrating the capabilities of our systems.

Throughout the pandemic period, there were also travel and visiting restrictions which hindered our client/suppliers relationships. To overcome this obstacle, we transitioned to remote collaboration with our customers. They sent us their samples for microscopy inspections, enabling us to conduct analyses and share digital captures with them for verification. This approach not only facilitated continued engagement with local customers but also expanded our reach to regional customers.

Additionally, the restrictions on international travel and lockdown measures have impeded the timely delivery of essential components and materials required for manufacturing microscopy equipment. Disruptions in global supply chains have led to delays in production, increased lead times, and difficulties in maintaining a consistent inventory, thereby impacting the company’s ability to meet customer demands. To combat this, we further enhanced our distributor network to establish a stronger local presence and gain a deeper understanding of the market. These distributors play a crucial role in providing language support, particularly in key growing markets such as Vietnam, Indonesia, Thailand, and the Philippines. This strategic expansion allowed us to better serve customers in these regions and effectively navigate the challenges posed by the pandemic.

The Group has also adopted control measures to protect our staff and customers from outbreaks of infectious diseases, such as requiring our staff to wear personal protective equipment (such as face masks and gloves) during interaction with customers.

We will continue to work closely with our customers so that the impact of the COVID-19 is minimized to its fullest extent.

Our Group has implemented precautionary measures to safeguard our employees, workers, and customers from infectious disease outbreaks. These measures align with guidelines issued by the Ministry of Manpower (“MOM”) outlining best practices for workplaces in Singapore. This includes the mandatory use of personal protective equipment (such as face masks and gloves) by our staff who interact with customers, along with regular monitoring of our stock of protective equipment for both staff and workers.

In the event that any of our staff is suspected or confirmed to have contracted COVID-19, we may need to temporarily halt operations, quarantine the affected personnel, disinfect the impacted facilities, and appropriately redistribute manpower. We remain committed to closely collaborating with our customers to minimize the impact of such incidents arising from unforeseen circumstances. Additionally, we will implement our business contingency plans in mutual agreement with our customers to mitigate any potential disruptions effectively.

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Awards and Certifications

Certifications

We have obtained the bizSAFE Level 3 certification from the Workplace Safety and Health Council, which recognizes that we have conducted risk assessments for every work activity and process in our workplace. We have also obtained ISO 9001/14001/45001 certifications, with the accreditations provided by the Joint Accreditation System of Australia and New Zealand and the audit completed by EQA IMS Certification Pte. Ltd.. This demonstrates our commitment to quality management, environment management and occupational health and safety.

Awards

We have been honored with a prestigious array of awards that underscore our commitment to excellence and innovation in our industry. These accolades serve as a testament to the hard work, dedication, and forward-thinking approach of our team. Notable among these recognitions are the Titan Business Award for the Most Innovative Company of the Year 2023 by International Awards Associate Inc, a private entity; the Stevie Award for Innovation in Technology Development in 2023 presented by Stevie Awards Inc, a private entity; Singapore SME500 Awards in 2023, presented by the Singapore Association of Trade and Commerce, a trade association; Singapore Business Review Technology Excellence Award 2023, presented by the Charlton Media Group, a private entity; and Top 10 Start-Ups of 2022 by CIO Outlook, presented by APAC CIO Outlook, a private entity. Our Chief Executive Officer, Andrew Yeo, has also received the Microscopy Technology CEO of the Year in 2023 by APAC Insider, presented by AI Global Media. These awards are awarded based on a qualitative assessment of our company (except for the Singapore SME Awards which are awarded for enterprising small companies with a turnover of less than S$50 million), validating our ongoing pursuit of quality and customer satisfaction. As we continue to evolve and strive for excellence, these accolades inspire us to maintain the highest standards in all aspects of our business operations.

The awards are based on the relevant qualifications stated in the table below:

Award	Year	Awarding Organization	Qualification
Titan Business Award for the Most Innovative Company of the Year 2023	2023	International Awards Associate Inc	Recognizes companies who demonstrate innovations in Designs, Campaigns, Technology, Services & Solutions, and Organizational Excellence -
Stevie Award for Innovation in Technology Development	2023	Stevie Awards Inc	Recognizes company in their innovation in technology development, management, planning, and implementation.
Singapore SME500 Awards	2023	Singapore Association of Trade and Commerce	Recognizes Small and Medium Enterprises (SMEs) that have been developed and managed effectively, performed well in its fiscal years, instilled and maintained business excellence in its operations. Apart from business excellence, the award honors leading businesses that have proven its success within relating industries, boasting abilities and capabilities to expand and internationalize.
Singapore Business Review Technology Excellence Award 2023	2023	Charlton Media Group	Recognizes companies in Singapore that are riding the digital disruption wave and leading the technological revolution and digital journeys of their respective industries
Top 10 Start-Ups of 2022 by CIO Outlook	2022	APAC CIO Outlook	Selected to highlight some of the key developments in the startup space in Singapore and how Singapore’s startup scene has experienced significant growth in recent years, despite the pandemic-driven market limitations.
Microscopy Technology CEO of the Year in 2023	2023	APAC Insider	Recognizes and congratulates hardworking CEOs dedicated to innovation and success in the Asia-Pacific region.

Inventory

For our microscopy equipment sales, we maintain an inventory of individual components of the products, as well as the final assembled products which are in demand with our customers and hence easier to sell.

As of April 30, 2025, and April 30, 2024, we had inventories of S$310,007 (approximately US$237,465) and S$187,584 (approximately US$141,795), respectively.

Intellectual Property

Our Group’s intellectual property rights are important to its business. As of the date of this prospectus, the Group is presently in the process of registering one trademark in respect of its logo.

Phaos’ patented “microsphere-assisted technology” is based on one patent and one patent pending that has been filed for the protection of our core technology.

As stated above, the patent “Membrane for Retaining a Microsphere” (Patent No 11201801542U) has been granted patent in Singapore to the National University of Singapore, which is exclusively licensed to Phaos Technology Pte Ltd. The patent will expire on August 27, 2036.

Additionally, Phaos has applied for patent “A Microsphere Holder”. We have currently applied for and are waiting to be granted patent protection in Singapore, USA and China. The status of the patent application are as follows:

Country	Application No.	Current Status	Most recent action
Singapore	11202111259R	Granted patent (Patent No 11202111259R), patent publication date December 19, 2024	N/A.
China	202080029874.3	Granted patent (Patent No: ZL202080029874.3), patent publication date September 24, 2024	N/A
U.S.	17/602,038	Current status - Granted patent (Patent No 12,228,717), patent publication date February 18, 2025.	N/A

These patents cover the way that our microscope systems holds the microsphere within our microscopes to achieve the enhanced resolution The patents are currently used in the ON200, ON200+ and the PTI product lines.

As of the date of this prospectus, the Group has registered the following domain name:

Domain Name	Registered Owner	Registration Date	Expiry Date
www.phaostech.com	Phaos Technology Pte Ltd	August 12, 2023	August 12, 2026

We were not involved in any proceedings with regard to, and we have not received notice of any claims of infringement of, any intellectual property rights that may be threatened or pending, in which we may be involved either as a claimant or respondent.

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Research and Development

Below are some of the research and development activities our Company is presently working on.

1.	Improving Working Distance of Microsphere-assisted Microscope

The Company is currently working on a new series of microsphere lens with improved working distance. This high resolution lenses with long working distance will provide a new dimension and breakthrough in the market for high resolution observation and analysis.

2.	3D Analysis Solution Microscopy Development.

The Company is working on a new product range that allows both surface analysis of material and allows for penetration analysis of the material below its surface.

3.	Fully Automated Zoom Microscopy.

We are enhancing our product range to improve on the microscopy zoom functionality, by developing automated zoom capability, so as to improve accuracy.

4.	Solution for digital pathology for cancer cell analysis.

We are embarking on the development of an end-to-end hardware and software system that helps to shorten the cancer diagnosis process and will allow us to build a bridge between traditional microscopy to future leading technologies.

5.	AI analysis and Cloud computing

We are currently developing new AI and cloud computing capabilities in image processing, recognition, anomaly detection and other various AI capabilities. We aim to develop these capabilities to help reduce the manpower workload and reduce reliance on human judgement. We also look to improve our hardware capabilities to support a more seamless and quicker AI performance for critical decision-making optical systems.

Employees

We employed 25 people as of April 30, 2025, who were located in Singapore, Indonesia and the Philippines.

The following table sets forth the breakdown of our full-time employees.

Function	Number of employees
Management	4
Finance	2
Human Resource	2
IT	2
Sales & Marketing	7
Operations	8
Total	25

Our employees are not covered by collective bargaining agreements. We consider our labor practices and employee relations to be good.

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Insurance

We maintain commercial all risks property insurance policies covering our business premises in accordance with customary industry practice; as well as insurance policies covering heads of liability such as workmen’s compensation, public liability, and contractors’ all risk as required from time-to-time by our clients. We carry work injury and medical insurance for our employees, in compliance with applicable regulations. We will continue to review and assess our risk portfolio and make necessary and appropriate adjustments to our insurance practices to align with our needs and with industry practice in Singapore and in the markets in which we operate.

Litigation and Other Legal Proceedings

We and our subsidiaries have been and may from time to time be involved in various legal proceedings and claims in the ordinary course of business, including contractual disputes and other commercial disputes. As of the date of this prospectus, we are not a party to any significant proceedings in Singapore. We are not aware of any legal proceedings of which we are a party outside of Singapore.

REGULATORY ENVIRONMENT

This section sets forth a summary of the material laws and regulations that affect our Group’s business and operations in Singapore. Information contained in this section should not be construed as a comprehensive summary nor detailed analysis of laws and regulations applicable to the business and operations of our Group. This overview is provided as general information only and not intended to be a substitute for professional advice. You should consult your own advisers regarding the implication of the laws and regulations of Singapore on our business and operations.

Laws and Regulations Relating to Our Business in Singapore

Employees

Employment Act

The Employment Act 1968 of Singapore, or the Singapore EA, sets out the basic terms and conditions of employment and the rights and responsibilities of employers as well as employees. The EA extends to all employees, with the exception of certain groups of employees.

The Singapore EA prescribes certain minimum conditions of service that employers are required to provide to their employees, including (i) minimum days of statutory annual and sick leave; (ii) paid public holidays; (iii) statutory protection against wrongful dismissal; (iv) provision of key employment terms in writing; and (v) statutory maternity leave and childcare leave benefits. In addition, certain statutory protections relating to overtime and hours of work are prescribed under the Singapore EA, but only apply to limited categories of employees, such as an employee (other than a workman or a person employed in a managerial or an executive position) who receives a salary of up to S$2,600 a month (“relevant employee”). Section 38(8) of the Singapore EA provides, amongst others, that a relevant employee is not allowed to work for more than 12 hours in any one day except in specified circumstances, such as where the work is essential to the life of the community, defense or security. In addition, section 38(5) of the Singapore EA limits the extent of overtime work that a relevant employee can perform, to 72 hours a month.

Other employment-related benefits which are prescribed by law include (i) contributions to be made by an employer to the Central Provident Fund (“CPF”), under the Central Provident Fund Act 1953 of Singapore in respect of each employee who is a citizen or permanent resident of Singapore; (ii) the provision of statutory maternity, paternity, childcare, adoption, unpaid infant care and shared parental leave benefits (in each case subject to the fulfilment of certain eligibility criteria) under the Child Development Co-savings Act 2001 of Singapore; (iii) statutory protections against dismissal on the grounds of age, and statutory requirements to offer re-employment to an employee who attains the prescribed minimum retirement age, under the Retirement and Re-employment Act 1993 of Singapore; and (iv) statutory requirements relating to work injury compensation and workplace safety and health, under the Work Injury Compensation Act 2019 of Singapore (“WICA”) and the Workplace Safety and Health Act 2006 of Singapore (“WSHA”), respectively.

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Employment of Foreign Workers in Singapore

The employment of foreign workers in Singapore is governed by the Employment of Foreign Manpower Act 1990 of Singapore (“EFMA”) and regulated by the MOM.

In Singapore, under Section 5(1) of the EFMA, no person shall employ a foreign employee unless the foreign employee has a valid work pass from the Controller of Work Passes appointed by the MOM to issue such work passes, which allows the foreign employee to work for him in Singapore. Section 5(6) of the EFMA provides that any person who contravenes Section 5(1) of the EFMA shall be guilty of an offence and shall: (a) be liable on conviction to a fine of at least S$5,000 and not more than S$30,000 or to imprisonment for a term not exceeding 12 months or to both; and (b) on a second or subsequent conviction be punished with a fine of at least S$10,000 and not more than S$30,000 and with imprisonment for a term of not less than one month and not more than 12 months in the case of an individual; or be punished with a fine of at least S$20,000 and not more than S$60,000, in any other case.

The availability of the foreign workers to various sectors is also regulated by the MOM through, amongst others, the following policy instruments:

(i)	approved source countries;

(ii)	the imposition of security bonds and levies;

(iii)	dependency ceilings based on the ratio of local to foreign workers; and

(iv)	quotas based on the man year entitlements (“MYE”) in respect of workers from Non-Traditional Sources (“NTS”) and the PRC.

Various categories of work passes may be issued by the Controller of Work Passes under the Employment of Foreign Manpower (Work Passes) Regulations 2012 (“EFMR”), including amongst others the work permit, the S Pass and the employment pass. The work permit is issued to, amongst others, semi-skilled migrant workers in the construction, manufacturing, marine shipyard, process, or services sector. The S Pass is issued to skilled foreign workers who, amongst others, must earn a salary of at least S$3,150 a month in all sectors except the financial services sector, while skilled foreign workers in the financial services sector must earn a salary of at least S$3,650 a month to qualify. From 1 September 2025, the minimum monthly salary requirement for S Pass applicants will be raised to S$3,300, with a higher minimum qualifying salary requirement of S$3,800 for S Pass applicants in the financial services sector. The employment pass is issued to foreign professionals, managers and executives who meet the eligibility criteria, and applicants must earn a salary of at least S$5,000 a month in order to qualify, with applicants in the financial services sector needing to earn a salary of at least S$5,500 a month to qualify. The minimum qualifying salary requirements applicable to an applicant may increase with age.

The EFMR requires employers of work permit holders, inter alia, to:

(a)	bear the costs for the medical treatment of the foreign employee, including any service, investigation, medicine, and medical consumable, among others, which are necessary for the medical treatment;

(b)	provide safe working conditions and take such measures as are necessary for the safety and health of the foreign employee at work;

(c)	provide acceptable accommodation for the foreign employee, which must be consistent with the written laws, directives, guidelines, and circulars of the authorities;

(d)	purchase and maintain medical insurance of at least S$60,000, with at least the first S$15,000 in aggregate of claims to be paid in full by the insurer.

The EFMR requires employers of S Pass holders, inter alia, to:

(a)	bear the costs for the medical treatment of the foreign employee, including any service, investigation, medicine and medical consumable, among others, which are necessary for the medical treatment;

(b)	purchase and maintain medical insurance of at least S$60,000, with at least the first S$15,000 in aggregate of claims to be paid in full by the insurer.

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The employment of work permit and S Pass holders are subject to foreign worker levies and quotas. The foreign worker levy generally depends on two factors: (a) the worker’s qualification and (2) the number of work permit or S Pass holders hired. The foreign worker quota imposes a maximum ratio of foreign employees to the total workforce that a company in a given sector can employ.

Before applying for work permits for its foreign workers, a company must first declare its business activity to the MOM using the MOM’s online service. After the company declares its business activity, the MOM will assign the company to the most relevant sector. Each sector has sector-specific rules in relation to the employment of foreign workers and the company’s sector will determine the number of work permit holders that it can employ. To declare its business activity, the company must have a CPF account, contribute CPF Funds for its local workers for at least one (1) month before declaring its business activity, and submit copies of the relevant licenses to the MOM. After a company submits the online application to declare its business activity, the MOM may request for additional information and documents to declare manufacturing as their business activity.

Workplace Safety and Health Act

The WSHA is administered by the MOM. Under the WSHA, every employer has the duty to take, so far as is reasonably practicable, such measures as are necessary for the safety and health of his employees at work. These measures include providing and maintaining for the persons at work a work environment which is safe, without risk to health, and adequate as regards facilities and arrangements for their welfare at work, ensuring that adequate safety measures are taken in respect of any machinery, equipment, plant, article or process used by those persons, ensuring that those persons are not exposed to hazards arising out of the arrangement, disposal, manipulation, organization, processing, storage, transport, working or use of things in their workplace or near their workplace and under the control of the employer, developing and implementing procedures for dealing with emergencies that may arise while those persons are at work and ensuring that those persons at work have adequate instruction, information, training and supervision as is necessary for them to perform their work.

More specific duties imposed on employers are laid out in the Workplace Safety and Health (General Provisions) Regulations (“WSHR”). Some of these duties include taking effective measures to protect persons at work from the harmful effects of any exposure to any infectious agents or bio-hazardous material which may constitute a risk to their health.

Under the WSHA, inspectors appointed by the Commissioner for Workplace Safety and Health (“CWSH”) may, among others, enter, inspect and examine any workplace, to inspect and examine any machinery, equipment, plant, installation or article at any workplace, to make such examination and inquiry as may be necessary to ascertain whether the provisions of the WSHA are complied with, to take samples of any material or substance found in a workplace or being discharged from any workplace for the purpose of analysis or test, to assess the levels of noise, illumination, heat or harmful or hazardous substances in any workplace and the exposure levels of persons at work therein and to take into custody any article in the workplace which is relevant to an investigation or inquiry under the WSHA.

Workmen’s Compensation

The WICA, which is regulated by the MOM, applies to all employees in all industries who are engaged under a contract of service, except for independent contractors and the self-employed, domestic workers, and members of the Singapore Armed Forces, Singapore Police Force, Singapore Civil Defence Force, Central Narcotics Bureau and Singapore Prison Service. The WICA is in regard to injury suffered by them in the course of their employment and sets out, amongst others, the amount of compensation they are entitled to and the method(s) of calculating such compensation.

The WICA provides, amongst others, that the employer shall be liable to pay compensation under the WICA if personal injury is caused to an employee during the course of the employee’s employment with the employer. The WICA, read together with the Work Injury Compensation (Insurance) Regulations 2020, provides, amongst others, that employers are required to maintain work injury compensation insurance for all employees doing manual work regardless of salary level and non-manual employees earning S$2,600 or less a month (excluding any overtime payment, bonus payment, annual wage supplement, productivity incentive payment and any allowance however described), who are engaged under contracts of service (unless exempted).

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The WICA does not cover self-employed persons or independent contractors. However, the WICA provides that, where any person (referred to as the principal) in the course of or for the purpose of his trade or business contracts with any other person (referred to as the subcontractor employer), the principal may be directed by the Commissioner for Labour to fulfil the subcontractor employer’s obligations under the WICA in relation to any employee of the subcontractor employer employed in the execution of the work, such as to compensate those employees of the subcontractor employer who were injured while employed in the execution of work for the principal.

Under the WICA, if an employee dies or sustains injuries in a work-related accident or contracted occupational diseases in the course of the employment, the employer is generally liable to pay compensation in accordance with the provisions of the WICA. An injured employee is generally entitled to claim medical leave wages, medical expenses and lump sum compensation for permanent incapacity or death, subject to certain limits stipulated in the WICA.

Under the WICA, every employer is required to insure and maintain insurance under approved policies with an insurer against all liabilities which he may incur under the provisions of the WICA in respect of all employees employed by him, unless specifically exempted.

MANAGEMENT

The following table sets forth the names, ages and titles of our Directors and Executive Officers:

Name	Age	Title
Beh Hook Seng	54	Chairman and Executive Director
Andrew Yeo	47	Chief Executive Officer and Executive Director
Tay Beng Boon	53	Chief Operating Officer and Executive Director
Gan Hong Loon	41	Chief Financial Officer and Executive Director
Lionel Choong Khuat Leok	61	Independent Director Nominee
Wesley Yiu	30	Independent Director Nominee
Liu Yi, Louis	43	Independent Director Nominee
Erik Cheong Wei Kiat	35	Independent Director Nominee
Koh Boon Chiao	45	Independent Director Nominee

No arrangement or understanding exists between any such director or officer and any other persons pursuant to which any director or executive officer was elected as a director or executive officer. Our directors are elected annually at the board meeting and serve until their successors take office or until their death, resignation or removal. The Executive Officers serve at the pleasure of the Board.

Executive Directors and Officers:

Mr. Beh Hook Seng has been our Executive Director and Chairman since our Company’s inception. Mr. Beh is responsible for the overall business management of our Group. With comprehensive experience spanning three decades in revitalizing and restructuring companies, Mr. Beh’s financial expertise provides our Company with strategic oversight, ensuring the sustained growth and prosperity of our Group. Mr. Beh commenced his career at Standard Chartered Bank in 1990 as a senior business financial manager, focusing on identifying and sourcing deals in the financial markets while managing financial risk. In 2005, he ventured into Private Equity Fund Management, establishing CK Capital Management as a director. During his tenure, Mr. Beh orchestrated a series of highly profitable business acquisitions, resulting in their subsequent listing on various stock exchanges. Mr. Beh currently also serves as the director of Tonghuai Holdings Pte Ltd, a private equity investment firm headquartered in Singapore with a specialized focus on the Asian market since 2018.

Mr. Beh obtained a Diploma from Singapore Polytechnic in 1998.

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Mr. Andrew Yeo is the Chief Executive Officer and an Executive Director of our Company. Mr. Yeo has over 20 years of management experience across various industries, including mobile technology and security. Known for his sharp, resourceful, and passionate entrepreneurial spirit, Mr. Yeo’s strategic direction has propelled Phaos beyond Singapore’s borders, establishing a presence in key markets such as the US, Europe, China, and Japan, with plans for expansion into additional markets. From 2014 to 2019, Mr. Yeo served as the Assistant Director of NUS Enterprise, where he led the NUS Graduate Research Innovation Programme (GRIP), nurturing numerous successful deep-tech start-ups. Mr. Yeo’s tenure at our Company has led to numerous prestigious accolades, including the Singapore Business Review’s Technological Excellence Award, Stevie Award, and the APAC Insider’s CEO of the Year Award.

Mr. Yeo obtained a Master’s degree in Industrial and Systems Engineering from the National University of Singapore in 2008, and a Bachelors’ degree in Electrical and Electronics Engineering from the National University of Singapore in 2003.

Mr. Tay Beng Boon is the Chief Operating Officer and an Executive Director of our Company. Mr. Tay oversees operational efficiency, product research and development, and services for our Company, and has over 25 years of engineering experience in diverse sectors including semiconductor, heavy industry, water, energy, waste, and clean technology. Mr. Tay is recognized for his ability to establish high-performing teams and drive strategic and technological transformations. Prior to joining our Company, Mr. Tay founded a startup in the heavy industry, wastewater treatment and clean technology sector, leading the company to achieve an annual turnover of over S$35 million, from 2008 to 2018.

Mr. Tay obtained a Bachelor of Engineering in B-tech Mechanical Engineering from the National University of Singapore, from 2007 to 2010.

Mr. Gan Hong Loon is the Chief Financial Officer and an Executive Director of our Company. Mr. Gan oversees financial functions such as corporate finance, accounting, and investor relations, and has over 15 years of corporate experience spanning the financial and technology sectors. Prior to joining our Company, Mr. Gan worked as a banker at Deutsche Bank and MUFG from July 2008 to March 2014 and March 2014 to February 2016, respectively, specializing in intricate transactions across the Asia Pacific region. Following this, he transitioned to a role in Aten, an India-focused family office and boutique advisory firm from February 2016 to February 2019, where he served clients including private equity funds, venture capitalists, and ultra-high net worth individuals.

Mr. Gan obtained a Bachelor of Accountancy from the Nanyang Technological University in 2008. He has passed 3 levels of the Chartered Financial Analyst (CFA) exams and a Registered Management Consultant (RMC) in Singapore.

Independent Director Nominees:

Mr. Lionel Choong Khuat Leok  is an Independent Director Nominee, with his appointment set to begin upon the Company’s listing on the NYSE American. Mr. Choong is presently an independent non-executive director and the audit committee chairman of ABTIS Group Inc (NASD: ABTS) (formerly known as MOXIAN INC (NASDAQ: MOXC), a role which he has held since May 2018.

In addition, Mr. Choong is an independent non-executive director of Linkers Industries Ltd (NASD: LNKS) since December 2024.

Mr. Choong is presently the Acting CFO and Chief Accounting Officer since July 2015 at LOGIQ INC (formerly Weyland Tech Inc.) (OTC: LGIQ) In his respective roles, Mr. Choong specializes in helping companies reorganize internally, combining people, systems and finance to position companies for funding opportunities. Mr. Choong also adds value to companies through providing guidance on transparency, accounting and other records, internal controls systems and corporate governance, helping companies achieve a greater valuation.

Mr. Choong was the Vice Chairman, Audit Committee Chair and an independent non-executive director of Emerson Radio Corp. Inc. (NYSE: MSN) from November 2013 to June 2017.

Mr. Choong is a fellow member of the Institute of Chartered Accountants in England and Wales and holds a corporate finance diploma from this Institute. He is also a CPA and practicing member of the Hong Kong Institute of Certified Public Accountants and a member of the Hong Kong Securities Institute. Mr. Choong holds a Bachelor of Arts in Accountancy from London Guildhall University, UK, and a Master of Business Administration from the Hong Kong University of Science and Technology and the Kellogg School of Management at US Northwestern University.

Mr. Wesley Yiu is an Independent Director Nominee. The independent director nominee’s appointment shall begin upon Company’s listing on the NYSE American. Mr. Yiu is presently the Co-Founder and CEO of Noctua Games, a role which he has had since May 2024, where he specializes in helping game developers take their games to market. In his role, he has struck partnerships with leading game companies like Tencent, and raised over US$4 million via seed financing. From July 2017 to July 2021, Mr. Yiu served as the Co-Founder Group COO, and later Group CEO from July 2021 to April 2024 of ATTN Group, the largest gaming media group in South East Asia, where he facilitated the Groups’ overall revenues by 30% YoY doubled group’s gross margins from 15% to 30%, reduced operational losses in the company by 90% and raised a total of 20 million USD throughout Seed to Series B. From September 2016 to January 2018, Mr. Yiu served as the managing director of Fortius Distributions Indonesia, a distributor and marketing solutions provider in Indonesia.

Mr. Yiu graduated from the University of Warwick with a Bachelor of Science (Chemistry with Management) in 2016.

Mr. Liu Yi, Louis is an Independent Director Nominee. The independent director nominee’s appointment shall begin upon Company’s listing on the NYSE American. Mr. Liu is presently the Founder and Director of DMC Consulting Pte. Ltd and MRI Moore’s Rowland LLP, a company based in Singapore that specialized in corporate secretarial, accounting and consulting services for North Asia clients. He is currently a qualified Member of the Association of Chartered Certified Accountants (“ACCA”) and Chartered Public Accountant (“CPA”) Singapore. Previously, Mr, Liu has held positions of listed companies on the Singapore Exchange, namely JES International Limited and 8Telcom International Holdings Pte. Ltd, where he is the Chairman of the Auditing Committee and a member of the Remuneration and Nominating Committees for both companies.

Mr. Liu graduated with a Degree in applied accounting in December 2006 with Oxford Brooks University.

Mr. Erik Cheong Wei Kiat is an Independent Director Nominee. The independent director nominee’s appointment shall begin upon Company’s listing on the NYSE American. He is presently a Partner at Widus Partners. He previously served as CEO and Investor at GCL Global Holdings (Nasdaq: GCL), from June 2021 to July 2023, and as CIO and Investor at Titan Digital Media during the same period. Mr. Cheong also held roles as CEO (APAC) at OMNi SuperApp from July 2019 to June 2021, Co-Founder of Park N Parcel from April 2016 to December 2022, and Institutional Equities Dealer at Maybank Kim Eng Securities from June 2012 to June 2013, among other positions.

Mr. Cheong earned a Bachelor of Science in Finance from University College Dublin in 2012 and a Diploma in Information Technology from Nanyang Polytechnic in 2009. He was recognized on Forbes 30 Under 30 Asia in Consumer Technology and has received awards such as the National Youth Entrepreneurship Award. His work has been covered by media outlets including CNBC, Nikkei Asian Review, and The Straits Times.

Mr. Koh Boon Chiao is an Independent Director Nominee. The independent director nominee’s appointment shall begin upon Company’s listing on the NYSE American. He is currently serving as Counsel at RCP Law LLC (August 2024 to present) and was previously Special Counsel at Mishcon de Reya LLP (January 2024 to July 2024). His prior roles include General Counsel at Yangzijiang Financial Holding Ltd. (May 2022 to December 2023), Head of Legal at EVYD Research Pte Ltd (October 2021 to April 2022) and Digitrade Fintech Pte Ltd (March 2021 to October 2021), Assistant General Counsel at MindChamps PreSchool Singapore Pte Ltd (August 2020 to March 2021), Head of Legal at ICHX Tech Pte Ltd (March 2019 to August 2020), Head of Legal at TenX Pte Ltd (March 2018 to February 2019), Assistant Vice President, Legal at Parkway Pantai Limited (July 2016 to February 2018), Senior Associate/Partner at Dentons Rodyk & Davidson LLP (October 2010 to July 2016), and Associate at Shook Lin & Bok LLP (May 2006 to October 2010).

Mr. Koh was called to the Singapore Bar in 2006 and earned his Bachelor of Laws with Second Class Honours from the National University of Singapore between 2001 and 2005. He also holds the position of Independent Non-Executive Director at Fuxing China Group Limited on the Mainboard of SGX-ST since May 2024.

Relationship Within Board of Directors

There is no family relationship between any of the directors of the company.

Committees of the Board

Our Board has established an audit committee, a compensation committee and a nomination committee, each of which will operate pursuant to a charter adopted by our Board. The Board may also establish other committees from time to time to assist our company and the Board. The composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NYSE American and SEC rules and regulations, if applicable. Upon our listing on the NYSE American, each committee’s charter will be available on our website at www.phaostech.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

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Audit committee

Mr. Liu Yi, Louis, Mr. Lionel Choong Khuat Leok and Mr. Koh Boon Chiao will serve on the audit committee, which will be chaired by Mr. Lionel Choong Khuat Leok. Our Board has determined that each are “independent” for audit committee purposes as that term is defined by the rules of the SEC and NYSE American, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our Board has designated Mr. Lionel Choong Khuat Leok as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 20-F;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing earnings releases.

Compensation committee

Mr. Wesley Yiu, Mr. Liu Yi, Louis and Mr. Erik Cheong Wei Kiat will serve on the compensation committee, which will be chaired by Mr. Liu Yi, Louis. Our Board has determined that each such member satisfies the “independence” requirements of Rule 803 of the Listing Rules of the NYSE American Company Guide. The compensation committee’s responsibilities include:

●	evaluating the performance of our chief executive officer in light of our company’s corporate goals and objectives and, based on such evaluation: (i) recommending to the Board the cash compensation of our chief executive officer, and (ii) reviewing and approving grants and awards to our chief executive officer under equity-based plans;

●	reviewing and recommending to the Board the cash compensation of our other executive officers;

●	reviewing and establishing our overall management compensation, philosophy and policy;

●	overseeing and administering our compensation and similar plans;

●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NYSE American rules;

●	retaining and approving the compensation of any compensation advisors;

●	reviewing and approving our policies and procedures for the grant of equity-based awards;

●	reviewing and recommending to the Board the compensation of our Directors; and

●	preparing the compensation committee report required by SEC rules, if and when required.

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Nomination committee

Mr. Wesley Yiu, Mr. Koh Boon Chiao and Mr. Erik Cheong Wei Kiat will serve on the nomination committee, which will be chaired by Mr. Wesley Yiu. Our Board has determined that each member of the nomination committee is “independent” as defined in the applicable NYSE American rules. The nomination committee’s responsibilities include:

●	developing and recommending to the Board criteria for board and committee membership;

●	establishing procedures for identifying and evaluating Director candidates, including nominees recommended by stockholders; and

●	reviewing the composition of the Board to check that it is composed of members containing the appropriate skills and expertise to advise us.

While we do not have a formal policy regarding board diversity, our nomination committee and Board will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity (not limited to race, gender or national origin). Our nomination committee’s and Board’ priority in selecting board members is identification of persons who will further the interests of our shareholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experience and expertise relevant to our growth strategy.

Foreign Private Issuer Status

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of NYSE American, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with NYSE American corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from NYSE American rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in NYSE American rules, as permitted by the foreign private issuer exemption.

●	Exemption from the requirement that our Board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our Board, either by (1) independent directors constituting a majority of our Board’ independent directors in a vote in which only independent directors participate, or (2) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

If we rely on our home country corporate governance practices in lieu of certain of the rules of NYSE American, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of NYSE American. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Islands requirements in lieu of many of NYSE American corporate governance rules, we intend to comply with NYSE American corporate governance rules applicable to foreign private issuers.

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Controlled Company

We expect to continue to be a controlled company within the meaning of the NYSE American Company Guide, and as a result, we expect to qualify for and intend to continue to rely on exemptions from certain corporate governance requirements.

Public Companies that qualify as a “Controlled Company” with securities listed on the NYSE American must comply with the exchange’s continued listing standards to maintain their listings. NYSE American has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under NYSE American rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under NYSE American rules, a controlled company is exempt from certain corporate governance requirements, including:

●	an exemption from the rule that a majority of our Board must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	An exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, our controlling shareholder will beneficially own 34.65% of our total issued and outstanding Ordinary Shares, representing 62.4% of the total voting power, assuming no exercise of the underwriter’s over-allotment option. As a result, we will be a “controlled company” as defined under Rule 801 of the NYSE American Company Guide, because our controlling shareholders will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. The exemption we intend to rely on is that a majority of our Board need not be independent directors As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

As our controlling shareholder owns only slightly more than 50% of the total voting power of our share capital after this offering (approximately 62.4%), assuming no exercise of the underwriter’s over-allotment option, we may lose our status as a controlled company in the event that we issue additional Ordinary Shares. For example, assuming no changes to our current capital structure or beneficial ownership, our controlling shareholder’s total voting power would decrease to under 50% if we were to issue an additional 447,253 Class A Ordinary Shares (or 149,085 Class B Ordinary Shares) to other persons. In such an instance, our controlling shareholder might still be able to practically control any shareholder vote (including for the directors of our company), but we would cease to be a controlling company and would no longer be eligible to qualify for corporate governance exemptions for controlled companies. We could experience significant cost in time and money gaining compliance with these requirements (or if we fail to do so in the required time).

Code of Conduct, Code of Ethics, Insider Trading Policy and Executive Compensation Recovery Policy

We adopted (i) a written code of business conduct and ethics and (ii) Insider Trading Policy that applies to our Directors, officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, and we also intend to adopt an (iii) Executive Compensation Recovery Policy that applies to our officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, (collectively the “Policies”). A current copy of the Policies will be posted on the Corporate Governance section of our website, which is located at www.phaostech.com. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. We intend to disclose any amendments to the Policies, and any waivers of the Policies for our Directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of NYSE American.

Compensation of Executive Directors and Executive Officers

For the years ended April 30, 2025 and April 30, 2024, we paid an aggregate of approximately US$405,402 and US$333,922 respectively (approximately S$529,245 and S$455,307) in cash to our Executive Directors and Executive Officers.

Employment Agreements

Employment Agreement between Beh Hook Seng and the Phaos Technology Cayman

Effective as of December 31, 2024, Phaos Technology Cayman entered into an Employment Agreement with Beh Hook Seng. The agreement provides for an annual base salary, together with such additional discretionary bonus. Beh Hook Seng’s employment will continue indefinitely, subject to, amongst others, termination by either party to the agreement upon 60 days prior written notice or the equivalent salary in lieu of such notice. The agreement also provides that Beh Hook Seng shall not, during the term of the agreement and for 12 months after cessation of employment, carry on business in competition with the Group.

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Employment Agreement between Gan Hong Loon and the Phaos Technology Cayman

Effective as of December 31, 2024, Phaos Technology Cayman entered into an Employment Agreement with Gan Hong Loon. The agreement provides for an annual base salary, together with such additional discretionary bonus. Gan Hong Loon’s employment will continue indefinitely, subject to, amongst others, termination by either party to the agreement upon 60 days prior written notice or the equivalent salary in lieu of such notice. The agreement also provides that Gan Hong Loon shall not, during the term of the agreement and for 12 months after cessation of employment, carry on business in competition with the Group.

Employment Agreement between Andrew Yeo and the Phaos Technology Cayman

Effective as of December 31, 2024, Phaos Technology Cayman entered into an Employment Agreement with Andrew Yeo. The agreement provides for an annual base salary, together with such additional discretionary bonus. Andrew Yeo’s employment will continue indefinitely, subject to, amongst others, termination by either party to the agreement upon 60 days prior written notice or the equivalent salary in lieu of such notice. The agreement also provides that Andrew Yeo shall not, during the term of the agreement and for 12 months after cessation of employment, carry on business in competition with the Group.

Employment Agreement between Tay Beng Boon and the Phaos Technology Cayman

Effective as of December 31, 2024, Phaos Technology Cayman entered into an Employment Agreement with Tay Beng Boon. The agreement provides for an annual base salary, together with such additional discretionary bonus. Tay Beng Boon’s employment will continue indefinitely, subject to termination by either party to the agreement upon 60 days prior written notice or the equivalent salary in lieu of such notice. The agreement also provides that Tay Beng Boon shall not, during the term of the agreement and for 12 months after cessation of employment, carry on business in competition with the Group.

Directors’ Agreements

Each of our Directors has entered into a Director’s Agreement with the Company effective upon the Company’s listing on NYSE American. The terms and conditions of such Directors’ Agreements are similar in all material aspects save for the term. Each Executive Director’s Agreement is for an initial term of three (3) years and will continue until the Director’s successor is duly elected and qualified. Each independent directors nominee’s agreement is for an initial term of one (1) year and will continue until the Director’s successor is duly elected and qualified. Each Director will be up for re-election each year at the annual board meeting and, upon re-election, the terms, and provisions of his or her Director’s Agreement will remain in full force and effect. Under the Directors’ Agreements, the Company agrees, to the maximum extent provided under applicable law, to indemnify the Directors against liabilities and expenses incurred in connection with any proceeding arising out of, or related to, the Directors’ performance of their duties, other than any such losses incurred as a result of the Directors’ gross negligence or willful misconduct.

Under the independent directors Nominee’s Agreements, the initial aggregate annual salary that is payable to our independent director nominees is US$30,000 in cash.

Other than as disclosed above, none of our Directors have entered into a service agreement with our Company or any of our subsidiaries that provides for benefits upon termination of employment.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our share capital by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares;

●	each of our named Executive Officers;

●	each of our Directors and Director nominees; and

●	all of our current Executive Officers, Directors and Director nominees as a group.

Applicable percentage ownership is based on 10,601,750 Class A Ordinary Shares and 15,125,250 Class B Ordinary Shares of our Company issued and outstanding as of the date of this prospectus and the issuance of 2,700,000 Class A Ordinary Shares in connection with the offering (assuming no exercise of the underwriters’ over-allotment option).

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date, plus the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our shares listed below have sole voting and investment power with respect to the shares shown.

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Unless otherwise noted below, the address of each person listed on the table is 83 Science Park Dr, I #02-01 & #04-01A/B The Curie, Singapore Science Park 1, Singapore 118258.

	Amount of Beneficial Ownership of Class A Shares(1)	Pre- Offering Percentage Ownership of Class A Shares(2)	Post-Offering Percentage Ownership of Class A Shares(2)(3)	Amount of Beneficial Ownership of Class B Shares Pre- and Post- Offering	Percentage Ownership of Class B Shares	Pre- Offering Combined Voting Power of Class A and Class B Shares(2)	Post- Offering Combined Voting Power of Class A and Class B Shares(2)(3)
Directors and Executive Officers:
Beh Hook Seng(4)	—	—%	—%	9,852,625	65.14%	62.93%	62.40%
Andrew Yeo(10)	—	—%	—%	807,125	5.34%	5.16%	5.11%
Tay Beng Boon(5)	—	—%	—%	307,625	2.03%	1.96%	1.95%
Gan Hong Loon(6)	—	—%	—%	307,625	2.03%	1.96%	1.95%
Lionel Choong(7)	—	—%	—%	—	—%	—%	%
Wesley Yiu(7)	—	—%	—%	—	—%	—%	%
Erik Cheong Wei Kiat(7)	—	—%	—%	—	—%	—%	%
Liu Yi, Louis(7)	—	—%	—%	—	—%	—%	%
Koh Boon Chiao(7)	—	—%	—%	—	—%	—%	%
5% or Greater Shareholders
Tonghuai SG Enterprise Pte Ltd(8)	—	—%	—%	4,759,750	31.47%	30.40%	30.14%
Tonghuai SG2 Enterprise Pte Ltd(9)	—	—%	—%	1,888,875	12.49%	12.07%	11.96%
SG AB Venture Pte Ltd(10)	—	—%	—%	807,125	5.34%	5.16%	5.11%
Singlight Technology Pte Ltd(11)	—	—%	—%	3,850,250	25.45%	24.59%	24.38%
Liew Ah Choy(12)	1,088,250	10.26%	%	—	—%	0.35%	0.33%
Chua Jun Hao, David(13)	1,000,000	9.43%	%	—	—%	0.32%	0.17%
Leslie Tam(14)	543,500	5.13%	%	—	—%	0.17%	0.17%
Chen Hong(15)	595,750	5.62%	%	—	—%	0.19%	0.19%
Tan Chew Hiah(16)	587,625	5.54%	%	—	—%	0.19%	0.13%
Lee Pei Fang(17)	587,625	5.54%	%	—	—%	0.19%	0.19%
Chua Kheng Choon(18)	587,625	5.54%	%	—	—%	0.19%	0.13%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Class A Ordinary Shares and Class B Ordinary Shares. All shares represent only Class A Ordinary Shares and Class B Ordinary Shares held by shareholders as no options are issued or outstanding.
(2)	Calculation based on 10,601,750 Class A Ordinary Shares and 15,125,251 Class B Ordinary Shares issued and outstanding as of the date of this prospectus. Holders of Class A Ordinary Shares are entitled to one vote per share held. Holders of Class B are entitled to twenty votes per share held.
(3)	Assuming 2,700,000 Class A Ordinary Shares are issued in this offering, not including 202,500 Class A Ordinary Shares underlying the warrants to be issued to the underwriter in connection with this offering.
(4)	Beh Hook Seng holds 4,759,750 Class B ordinary shares through Tonghuai SG Enterprise Pte Ltd, 1,888,875 Class B Ordinary Shares through Tonghuai SG2 Enterprise Pte Ltd, and 3,204,000 Class B Ordinary Shares in his own name. Beh Hook Seng holds 100% of, Tonghuai SG Enterprise Pte Ltd and Tonghuai SG2 Enterprise Pte Ltd, has the power to direct the voting and disposition of the ordinary shares held by Tonghuai SG Enterprise Pte Ltd and Tonghuai SG2 Enterprise Pte Ltd, and may be deemed the beneficial owner of all ordinary shares held by Tonghuai SG Enterprise Pte Ltd and Tonghuai SG2 Enterprise Pte Ltd.
(5)	Represents 307,625 Class B Ordinary Shares which is beneficially owned controlled and held by Tay Beng Boon.
(6)	Represents 307,625 Class B Ordinary Shares which is beneficially owned controlled and held by Gan Hong Loon.
(7)	The individual is an independent director nominee and consents to be an independent director upon our company’s listing on NYSE.
(8)	Represents 4,759,750 Class B Ordinary Shares held by Tonghuai SG Enterprise Pte Ltd, which is beneficially owned and controlled by Beh Hook Seng, and its current registered address is located at 57 Mohamed Sultan Road #02-06 Singapore 238997 .
(9)	Represents 1,888,875 Class B Ordinary Shares held by Tonghuai SG2 Enterprise Pte Ltd, which is beneficially owned and controlled by Beh Hook Seng, and its current registered address is located at 57 Mohamed Sultan Road #02-06 Singapore 238997 .
(10)	Represents 807,125 Class B Ordinary Shares held by SG AB Venture Pte Ltd, which is beneficially owned and controlled by Andrew Yeo , and its current registered address is located at 57 Mohamed Sultan Road #02-06 Singapore 238997.
(11)	Represents 3,850,250 Class B Ordinary Shares held by Singlight Technology Pte Ltd, which is beneficially owned and controlled by Hong Ming Hui, and its current registered address is located at 10 Ubi Crescent #04-19, Ubi Techpark, Singapore 408564.
(12)	Represents 1,088,250 Class A Ordinary Shares which is beneficially owned controlled and held by Liew Ah Choy.
(13)	Represents 1,000,000 Class A Ordinary Shares which is beneficially owned controlled and held by Chua Jun Hao, David.
(14)	Represents 543,500 Class A Ordinary Shares which is beneficially owned controlled and held by Leslie Tam.
(15)	Represents 595,750 Class A Ordinary Shares which is beneficially owned controlled and held by Chen Hong.
(16)	Represents 587,625 Class A Ordinary Shares which is beneficially owned controlled and held by Tan Chew Hiah.
(17)	Represents 587,625 Class A Ordinary Shares which is beneficially owned controlled and held by Lee Pei Fang.
(18)	Represents 587,625 Class A Ordinary Shares which is beneficially owned controlled and held by Chua Kheng Choon.

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Selling Shareholders

This prospectus covers the offering of in aggregate 900,090 Ordinary Shares by the Selling Shareholders. This prospectus and any prospectus supplement will only permit the Selling Shareholders to sell the number of Ordinary Shares identified in the column “Number of Ordinary Shares to be Sold.” The Ordinary Shares owned by the Selling Shareholders are “restricted” securities under applicable United States federal and state securities laws and are being registered pursuant to this prospectus to enable the Selling Shareholders the opportunity to sell those Ordinary Shares.

The following table sets forth the name of the Selling Shareholders, the number and percentage of Ordinary Shares beneficially owned by the Selling Shareholders, the number of Ordinary Shares sold in this offering and the number and percentage of Ordinary Shares the Selling Shareholders will own after the offering. The information appearing in the table below is based on information provided by or on behalf of the named Selling Shareholders. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders.

Name of Selling Shareholder*	Class A Ordinary Shares Beneficially Owned Prior to Offering(1)	Pre- Offering Percentage Ownership of Class A Shares(2)	Number of Class A Ordinary Shares Sold	Number of Class A Ordinary Shares Owned After Offering	Post- Offering Percentage Ownership of Class A Shares(2)(3)	Post- Offering Combined Voting Power of Class A and Class B Shares(2)(3)
Chua Jun Hao, David (4)	1,000,000	7.52%	454,545	545,455	4.10%	0.17%
Chua Kheng Choon (5)	587,625	4.42%	175,795	411,830	3.10%	0.13%
ICHAM Master Fund VCC(6)	426,750	3.21%	43,864	382,886	2.88%	0.12%
Liew Ah Choy(7)	1,088,250	8.19%	59,091	1,029,159	7.74%	0.33%
Tan Chiew Hiah(8)	587,625	4.42%	175,795	411,830	3.10%	0.13%

Notes:

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Class A Ordinary Shares and Class B Ordinary Shares. All shares represent only Class A Ordinary Shares and Class B Ordinary Shares held by shareholders as no options are issued or outstanding.

(2)	Calculation based on 10,601,750 Class A Ordinary Shares and 15,125,250 Class B Ordinary Shares issued and outstanding as of the date of this prospectus. Holders of Class A Ordinary Shares are entitled to one vote per share held. Holders of Class B are entitled to twenty votes per share held.

(3)	Assuming 2,700,000 Class A Ordinary Shares are issued in this offering, not including 202,500 Class A Ordinary Shares underlying the warrants to be issued to the underwriter in connection with this offering (in each case assuming no exercise of the underwriters’ over-allotment option).

(4)	Chua Jun Hao, David is a resident of Singapore, with his address at 11 Toh Yi Drive, #07-361, Toh Yi Gardens. Chua Jun Hao David, as a prior shareholder of TongHuai SG Enterprise Pte. Ltd, has provided a personal guarantee with respect to loans taken by Phaos Technology Pte. Ltd.

(5)	Chua Kheng Choon is a resident of Singapore, with his address at 52 Begonia Drive, Hock Swee Hill, Singapore 809910.

(6)	ICHAM Master Fund VCC, a fund incorporated in Singapore, with its address at 9 Temasek Boulevard #38-02, Suntec City Tower 2, Singapore 038989, is a shareholder owning 2.82% of Class A Ordinary Shares. Archan Chamapun and Ng Koon Yu (being the Fund Directors and holder of management shares) are the natural persons with voting and dispositive control held by ICHAM Master Fund VCC.

(7)	Liew Ah Choy is a resident of Singapore, with his address at 96 Holland Grove View, Singapore 276253.

(8)	Tan Chiew Hiah is a resident of Singapore, with his address at 52 Begonia Drive, Hock Swee Hill, Singapore 809910.

*	Other than as indicated, none of the other Selling Shareholders and/or persons who have control over the Selling Shareholders has had, within the past three years, any relationship with the Company or any of the predecessors or affiliates.

RELATED PARTY TRANSACTIONS

We have adopted an audit committee charter, which requires the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” below we describe transactions since 2021 and up to the date of this prospectus, to which we have been a participant, in which the amount involved in the transaction is material to our company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

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Nature of relationships with related parties

Related Party Name	Relationship to the Company
TongHuai SG Enterprise Pte. Ltd.	Shareholder

a. Related party balances

		As of April 30,						Latest Practicable Date
Nature	Name	2021	2022	2023	2024	2025	2025
		SGD	SGD	SGD	SGD	SGD	USD	SGD
Amount due to shareholders	TongHuai SG Enterprise Pte. Ltd.(2)	(750,000)	(1,950,000)	(2,962,000)	(732,753)	(2,995,423)	(2,294,494)	(3,550,423)
Total		(750,000)	(1,950,000)	(2,962,000)	(732,753)	(2,995,423)	(2,294,494)	(3,550,423)

(1)	The figure for year 2021 is based as of the month of June 30, 2021 given that the previous financial year end of TongHuai SG Enterprise Pte. Ltd. was June 30 in the year 2021.

(2)

The Company has entered into several shareholder loan agreements with TongHuai SG Enterprise Pte. Ltd a shareholder of the Company. The loans are interest-free and have no determined repayment date, being repayable on demand. As of the date of this prospectus, there are no outstanding loans from the Company to any shareholder.

b. Related party transactions

The Company had no related party transactions as of the years ended April 30, 2025, April 30, 2024, and April 30, 2023, as well as the six months ended October 31, 2024, and October 31, 2023.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company with limited liability incorporated in the Cayman Islands company and our affairs are governed by our Memorandum and Articles of Association, as amended from time to time, the Companies Act and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$100,000 divided into 950,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares, par value US$0.0001 per share. As of the date of this prospectus, 10,601,750 Class A Ordinary Shares and 15,125,251 Class B Ordinary Shares are issued and outstanding.

Immediately upon the completion of this offering, we will have 13,301,750 Class A Ordinary Shares issued and outstanding. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Memorandum and Articles of Association

We adopted the Memorandum and Articles of Association on March 7, 2024 at incorporation, which has subsequently been amended on October 21, 2024 and July 14, 2025. The following are summaries of certain material provisions of the Memorandum and Articles of Association and of the Companies Act, insofar as they relate to the material terms of our Ordinary Shares.

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Objects of Our Company. Under our Memorandum and Articles of Association, the objects of our company are unrestricted, and we can exercise all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote for their shares.

Dividends. The holders of our Class A Ordinary Shares are entitled to such dividends as may be declared by our Board. The holders of our Class B Ordinary Shares have no rights to share in any dividends as may be declared by our Board. Our Memorandum and Articles of Association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by way of a poll duly demanded. Subject to the Companies Act, a poll may be demanded by:

●	by the chairman of the meeting; or;

●	by at least one shareholder present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative having the right to vote on the resolutions.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting.

Subject to the Company’s Memorandum and Articles of Association, each Class A Ordinary Share confers on the holder the right to one (1) vote at a meeting of the shareholders or on any resolution of shareholders.

Subject to the Company’s Memorandum and Articles of Association, each Class B Ordinary Share confers on the holder the right to twenty (20) votes per share at a meeting of the shareholders or on any resolution of shareholders.

A special resolution will be required for important matters such as a change of name, making changes to our Memorandum and Articles of Association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Memorandum and Articles of Association provide that we shall not hold a general meeting in each year as our annual general meeting, unless required by the NYSE American rules, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairperson of our Board or by a majority of our Board. Advance notice of not less than ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, specifying the purpose of the meeting and signed by each of the shareholders making the requisition, our board will convene an extraordinary general meeting within 2 months after deposit of the requisition and put the resolutions so requisitioned to a vote at such meeting. If the directors do not convene such meeting within 21 days’ from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. However, our Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

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Transfer of Class A Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her Class A Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by NYSE American or any other form approved by our Board. Notwithstanding the foregoing, Class A Ordinary Shares may also be transferred in accordance with the applicable rules and regulations of NYSE American.

Where the Class A Ordinary Shares are not listed on or subject to the rules of NYSE American, our Board may, in its absolute discretion, decline to register any transfer of any Class A Ordinary Share which is not fully paid up or on which we have a lien. Our Board may also decline to register any transfer of any Class A Ordinary Share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the Class A Ordinary Shares to which it relates and such other evidence as our Board may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of Class A Ordinary Shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the Class A Ordinary Share is to be transferred does not exceed four; and

●	a fee of such maximum sum as NYSE American may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means and after compliance with any notice required in accordance with the rules of NYSE American, be suspended and the register closed at such times and for such periods as our Board may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. If our company is wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Companies Act, divide in specie among the shareholders of the Class A Ordinary Shares the whole or any part of the assets of the Company and may, for that purpose, to value any assets and to determine how the division shall be carried out as among the shareholders of the ordinary shares.

The liquidator may also vest the whole or any part of these assets in trustees for the benefit of the shareholders of Class A Ordinary Shares and those liable to contribute to the winding up.

No distribution (whether in cash or otherwise) of our company’s assets on a winding up may be made to a holder of a Class B Ordinary Share.

Calls on Shares and Forfeiture of Shares. Our Board may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our Board. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our Board. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the written consent of shareholders holding not less than fifty percent of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

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Issuance of Additional Shares. Our Memorandum and Articles of Association authorizes our Board to issue additional Ordinary Shares from time to time as our Board shall determine, to the extent of available authorized but unissued shares.

Our Memorandum and Articles of Association also authorizes our Board to issue from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, to the extent of available authorized but unissued shares, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our Board may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of Class A Ordinary Shares.

Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (except for the memorandum and articles of association of our company, any special resolutions passed by our company and the register of mortgages and charges of our company). However, our Memorandum and Articles of Association have provisions that provide our shareholders the right to receive our annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our Board to issue authorized but unissued preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

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“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

History of Securities Issuances

Other than the issuance of securities in connection with the reorganization, we have not issued any securities in the past three years.

CERTAIN CAYMAN ISLANDS COMPANY CONSIDERATIONS

Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers.

NYSE American listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of NYSE American. The application of such exceptions requires that we disclose each NYSE American corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant NYSE American corporate governance standard.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies, provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

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Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

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Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide to the extent permitted by law, that we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal whether in the Cayman Islands or elsewhere. No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect. To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill, care and diligence. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill, care and diligence than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our Articles of Association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our Articles of Association and shareholders may also approve corporate matters by way of a unanimous written resolution without a meeting being held.

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Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the Board or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles of Association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our Memorandum and Articles of Association require us to call such meetings every year if required by the NYSE American rules.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a Board since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Articles of Association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our Articles of Association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our Board, is absent from meetings of the board for a continuous period of six months; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our Memorandum and Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the Board approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s Board.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

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Dissolution; Winding up. Under the Delaware General Corporation Law, unless the Board approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the Board may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Articles of Association, if our share capital is divided into more than one class of shares, the rights attached to any such class may be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class or by consent in writing from the shareholders holding not less than fifty percent of the issued shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our Memorandum and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

1. Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

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How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at www.phaostech.com or through phone number +65 (6250 3877).

2. AML

Anti-Money Laundering Matters

In order to comply with legislation or regulations aimed at the prevention of money laundering, the Company may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

The Company reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

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SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 13,301,750 Class A Ordinary Shares issued and outstanding.

All of the Class A Ordinary Shares sold in this offering by the Company and by the Selling Shareholders will be freely transferable in the United States, without restriction or further registration under the Securities Act, by persons other than our “affiliates.” Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our Company. All of our Class A Ordinary Shares outstanding immediately prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 promulgated under the Securities Act, which rule is summarized below. Restricted shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our Class A Ordinary Shares acquired in this offering by our affiliates.

Sales of substantial amounts of our Class A Ordinary Shares in the public market could adversely affect prevailing market prices of our Class A Ordinary Shares. Prior to this offering, there has been no public market for our Class A Ordinary Shares, and while we plan to apply to list our Class A Ordinary Shares on NYSE American, we cannot assure you that a regular trading market will develop in the Class A Ordinary Shares.

Lock-Up Agreements

The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of the representative, it will not, for a period of 180 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any notion or contract to sell, grant any option, right or warrant to purchase, lead, or otherwise transfer or dispose of directly or indirectly, any share of capital share of the Company or any securities convertible into or exercisable or exchangeable for shares of capital share of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital share of the Company of any securities convertible into or exercisable or exchangeable for shares of capital shares of the company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital share of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital share of the Company or such other securities, in such or otherwise.

Our directors, executive officers and certain shareholders have agreed, subject to limited exceptions set forth below, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of share capital of the Company or any securities convertible into or exercisable or exchangeable for shares of share capital of the Company, that transfers, in whole or in part, any of the economic consequences of ownership of our Class A Ordinary Shares or such other securities for a period of 180 days from the date of this prospectus, except for the Selling Shareholders with respect to their 900,090 Ordinary Shares sold in this offering without the prior written consent of the Representative.

Notwithstanding the foregoing to the contrary and subject to the conditions below, a holder may transfer Lock-Up Securities without the prior written consent of the representative in connection with (a) transactions relating to Lock-Up Securities acquired in open market transactions after the completion of the Public Offering; provided that no filing under Section 16(a) of the Exchange Act, shall be required or shall be voluntarily made in connection with subsequent sales of Lock-Up Securities acquired in such open market transactions; (b) transfers of Lock-Up Securities (i) as a bona fide gift, by will or intestacy, (ii) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement, or (iii) to a family member or trust for the benefit of a family member (for purposes hereof, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); (c) transfers of Lock-Up Securities to a charity or educational institution; or (d) if the holder, directly or indirectly, controls a corporation, partnership, limited liability company or other business entity, any transfers of Lock-Up Securities to any shareholder, partner or member of, or owner of similar equity interests in, the undersigned, as the case may be; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c) or (d), (i) any such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver to the representative a lock-up agreement substantially in the form of this lock-up agreement and (ii) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made.

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Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our Class A Ordinary Shares for more than six months but not more than one year may sell such Class A Ordinary Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Class A Ordinary Shares for more than one year may freely sell our Class A Ordinary Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares), and have beneficially owned our Class A Ordinary Shares for at least six months, may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1.0% of the then outstanding Class A Ordinary Shares; or

●	The average weekly trading volume of our Class A Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

MATERIAL TAX CONSIDERATIONS

The following summary of certain Cayman Islands and U.S. federal income tax consequences of an investment in our Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Class A Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands and the United States. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Class A Ordinary Shares. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Ogier, our counsel as to Cayman Islands law.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

Under the laws of the Cayman Islands, no stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands), provided such instrument of transfer is not executed in, or after execution, brought within the jurisdiction of the Cayman Islands.

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United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Ordinary Shares by U.S. Holders (as defined below) that acquire our Class A Ordinary Shares in this offering and hold our Class A Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the IRS, or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular investors in light of their specific circumstances, including investors subject to special tax rules (for example, certain financial institutions (including banks), cooperatives, pension plans, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock (by vote or value), investors that will hold their Class A Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or U.S. Holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States tax, state or local tax, or non-income tax (such as the U.S. federal gift or estate tax) considerations, or any consequences under the alternative minimum tax or Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our Class A Ordinary Shares.

Singapore Tax Considerations

The following discussion is a summary of material Singapore income tax, stamp duty and estate duty considerations relevant to the purchase, ownership and disposition of our Class A Ordinary Shares by an investor who is not tax resident or domiciled in Singapore and who does not carry on business or otherwise have a presence in Singapore. The statements made herein regarding taxation are based on certain aspects of the tax laws of Singapore and administrative guidelines issued by the relevant authorities in force as of the date hereof and are subject to any changes in such laws or administrative guidelines, or in the interpretation of those laws or guidelines, occurring after such date, which changes could be made on a retroactive basis. The statements made herein do not describe all of the tax considerations that may be relevant to all our shareholders, some of which (such as dealers in securities) may be subject to different rules. The statements are not intended to be and do not constitute legal or tax advice and no assurance can be given that courts or fiscal authorities responsible for the administration of such laws will agree with the interpretation adopted therein. Each prospective investor should consult an independent tax advisor regarding all Singapore income and other tax consequences applicable to them from owning or disposing of our Class A Ordinary Shares in light of the investor’s particular circumstances.

Income Taxation Under Singapore Law

Dividend Distributions with Respect to Class A Ordinary Shares

On the basis that a company is not tax resident in Singapore for Singapore tax purposes, dividends paid by the company should generally be considered as sourced outside Singapore (unless our Class A Ordinary Shares are held as part of a trade or business carried on in Singapore in which event the holders of such shares may be taxed on the dividends as they are derived).

Foreign-sourced dividends received or deemed received in Singapore by an individual not resident in Singapore would be exempt from Singapore income tax. This exemption will also apply in the case of a Singapore tax resident individual who receives such foreign-sourced income in Singapore (except where such income is received through a partnership in Singapore).

Foreign-sourced dividends received or deemed received by corporate investors in Singapore will be liable for Singapore tax. However, if the conditions for the exemption of specified foreign-sourced income are met, foreign-sourced dividends received by corporate investors resident in Singapore would be exempt from Singapore tax.

Foreign-sourced dividends received or deemed received in Singapore on or after June 1, 2003 by a Singapore resident corporate taxpayer is exempt from tax, provided certain prescribed conditions are met, including the following:

(a)	such income is subject to tax of a similar character to income tax under the law of the jurisdiction from which such income is received;

(b)	at the time the income is received in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which the income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is not less than 15%; and

(c)	the Comptroller of Income Tax is satisfied that the tax exemption would be beneficial to the person resident in Singapore.

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In the case of dividends paid by a company resident in a territory from which the dividends are received, the “subject to tax condition” in (a) above is considered met where tax is paid in that territory by such company in respect of its income out of which such dividends are paid or tax is paid on such dividends in that territory from which such dividends are received. Certain concessions and clarifications have also been announced by the Inland Revenue Authority of Singapore (“IRAS”) with respect to the above conditions.

Capital Gains upon Disposition of Class A Ordinary Shares

Under current Singapore tax law, there is no tax on capital gains. As such, any profits from the disposal of our Class A Ordinary Shares would not ordinarily be taxable in Singapore. However, there are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. If the gains from the disposal of Class A Ordinary Shares are construed to be of an income nature (which could be the case if, for instance, the gains arise from activities which the IRAS regards as carrying on a trade or business in Singapore), the disposal profits would be taxable as income rather than capital gains. As the precise status of each prospective investor will vary from one another, each prospective investor should consult an independent tax advisor on the Singapore income tax and other tax consequences that will apply to their individual circumstances.

Subject to certain conditions being satisfied, gains derived by a company from the disposal of our Class A Ordinary Shares between the period of June 1, 2012 and December 31, 2027 (inclusive of both dates) will not be subject to Singapore income tax, if the divesting company holds a minimum shareholding of 20% of our Class A Ordinary Shares and these shares have been held for a continuous minimum period of 24 months. For disposals during the period from June 1, 2012 and May 31, 2022 (inclusive of both dates), this exemption would not apply to the disposal of unlisted shares in a company that is in the business of trading or holding immovable properties in Singapore (excluding property development). For disposals during the period from June 1, 2022 and December 31, 2027 (inclusive of both dates), this exemption would not apply to the disposal of unlisted shares in a company that is in the business of trading, holding or developing immovable properties in Singapore or abroad.

Stamp Duty

There is no Singapore stamp duty payable in respect of the issuance or holding of our Class A Ordinary Shares. Singapore stamp duty will be payable if there is an instrument of transfer of our Class A Ordinary Shares executed in Singapore or if there is an instrument of transfer executed outside of Singapore which is received in Singapore. Under Singapore law, stamp duty is not applicable to electronic transfers of our shares effected on a book entry basis outside Singapore. We therefore expect that no Singapore stamp duty will be payable in respect of Class A Ordinary Shares purchased by U.S. holders in this offering assuming that they are acquired solely in book entry form through the facility outside Singapore established by our transfer agent and registrar outside Singapore.

Where shares evidenced in certificated form are transferred and an instrument of transfer is executed (whether physically or in the form of an electronic instrument) in Singapore or outside Singapore and which is received in Singapore, Singapore stamp duty is payable on the instrument of transfer for the sale of our Class A Ordinary Shares at the rate of 0.2% of the consideration for, or market value of, the transferred shares, whichever is higher. The Singapore stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore and is received in Singapore, Singapore stamp duty must be paid within 30 days of receipt of the instrument of transfer in Singapore. Electronic instruments that are executed outside Singapore are treated as received in Singapore in any of the following scenarios: (a) it is retrieved or accessed by a person in Singapore; (b) an electronic copy of it is stored on a device (including a computer) and brought into Singapore; or (c) an electronic copy of it is stored on a computer in Singapore. Where the instrument of transfer is executed in Singapore, Singapore stamp duty must be paid within 14 days of the execution of the instrument of transfer.

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General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner as a U.S. Holder, as described above, and the activities of the partnership. Partnerships holding our Class A Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Class A Ordinary Shares.

Dividends

The entire amount of any cash distribution paid with respect to our Class A Ordinary Shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, and generally will be taxed as ordinary income in the year received by such U.S. Holder. To the extent amounts paid as distributions on the Class A Ordinary Shares exceed our current or accumulated earnings and profits, such distributions will not be dividends, but instead will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in the Class A Ordinary Shares with respect to which the distribution is made, and thereafter as capital gain. However, we do not intend to compute (or to provide U.S. Holders with the information necessary to compute) our earnings and profits under United States federal income tax principles. Accordingly, a U.S. Holder will be unable to establish that a distribution is not out of earnings and profits and should expect to treat the full amount of each distribution as a “dividend” for United States federal income tax purposes.

Any dividends that we pay will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s particular facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding any applicable treaty rate) on dividends received on our Class A Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to a spot market exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for United States federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Sale or Other Disposition of Class A Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon a sale or other disposition of Class A Ordinary Shares, in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in such Class A Ordinary Shares, each amount determined in U.S. dollars. Any capital gain or loss will be long-term capital gain or loss if the Class A Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations, particularly with regard to shareholders who are individuals. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.

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A U.S. Holder that receives Singapore dollars or another currency other than U.S. dollars on the disposition of our Class A Ordinary Shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency received at the spot rate on the date of sale (or, if the Class A Ordinary Shares are traded on a recognized exchange and in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot market exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. Holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

Passive Foreign Investment Company Considerations

For United States federal income tax purposes, a non-United States corporation, such as our Company, will be treated as a “passive foreign investment company,” or “PFIC” if, in the case of any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Based upon our current and expected income and assets (including goodwill and taking into account the expected proceeds from this offering) and the expected market price of our Class A Ordinary Shares following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our Class A Ordinary Shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our Class A Ordinary Shares (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. It is also possible that the Internal Revenue Service may challenge our classification of certain income or assets for purposes of the analysis set forth in subparagraphs (a) and (b), above or the valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or future taxable years.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Class A Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Class A Ordinary Shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, each a pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares and we own any equity in a non-United States entity that is also a PFIC, or a lower-tier PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of the entities in which we may own equity.

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As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we plan to list our Class A Ordinary Shares on the NYSE American, we cannot guarantee that our listing will be approved. Furthermore, we cannot guarantee that, once listed, our Class A Ordinary Shares will continue to be listed and regularly traded on such exchange. U.S. Holders are advised to consult their tax advisors as to whether the Class A Ordinary Shares are considered marketable for these purposes.

If an effective mark-to-market election is made with respect to our Class A Ordinary Shares, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Class A Ordinary Shares held at the end of the taxable year over its adjusted tax basis of such Class A Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of its adjusted tax basis of the Class A Ordinary Shares held at the end of the taxable year over the fair market value of such Class A Ordinary Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the Class A Ordinary Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election generally cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our Class A Ordinary Shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

If a U.S. Holder owns our Class A Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisor regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN OUR CLASS A ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR CLASS A ORDINARY SHARES IN LIGHT OF SUCH PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

Underwriting

In connection with this offering, we and the Selling Shareholders will enter into an underwriting agreement with Network 1 Financial Securities, Inc., as representative of the underwriter, or the representative, in this offering. The representative may retain other brokers or dealers to act as sub-agents or selected dealers on their behalf in connection with this offering. The underwriter has agreed to purchase 2,700,000 Class A Ordinary Shares from us and 900,090 Class A Ordinary Shares from the Selling Shareholders, at the offering price less the underwriting discounts set forth on the cover page of this prospectus.:

Name of Underwriter	Number of Class A Ordinary Shares
Network 1 Financial Securities, Inc.
Total	3,600,090

The underwriter is committed on a firm-commitment basis to purchase all the Class A Ordinary Shares offered by this prospectus if they purchase any Class A Ordinary Shares. The underwriter is not obligated to purchase the Class A Ordinary Shares covered by the underwriter’s over-allotment option to purchase Class A Ordinary Shares as described below. The underwriter is offering the Class A Ordinary Shares, subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

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Pricing of this Offering

Prior to this offering, there has been no public market for our Class A Ordinary Shares. The offering price for our Class A Ordinary Shares will be determined through negotiations between us, the Selling Shareholders and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development, and other factors deemed relevant. The offering price of our Class A Ordinary Shares in this offering does not necessarily bear any direct relationship to the assets, operations, book value, or other established criteria of value of our company.

Over-Allotment Option

We have granted to the underwriter a 45-day option to purchase up to an aggregate of additional Class A Ordinary Shares (equal to 15% of the number of Class A Ordinary Shares sold in the offering excluding shares subject to this option and excluding the 900,090 Class A Ordinary Shares offered by the Selling Shareholders) at the offering price per Class A Ordinary Share less underwriting discounts and commissions. The underwriter may exercise this option for 45 days from the date of closing of this offering solely to cover sales of Class A Ordinary Shares by the underwriter in excess of the total number of Class A Ordinary Shares set forth in the table above. If any of the additional Class A Ordinary Shares are purchased, the underwriter will offer the additional Class A Ordinary Shares at $4.50 per Class A Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, the offering price of each Class A Ordinary Share.

Discounts and Expenses

The underwriting discounts for the shares and the over-allotment shares are equal to 7.5% of the offering price.

The following table shows the price per share and total offering price, underwriting discounts, and proceeds before expenses to us and the Selling Shareholders. The total amounts are shown assuming both no exercise and full exercise of the over-allotment option.

		Total
	Per Share	No Exercise of Over-allotment Option	Full Exercise of Over-allotment Option
IPO price	$4.50	$12,150,000	$13,972,500
Underwriting discounts to be paid by us(1)	$0.3375	$911,250	$1,047,937.5
Underwriting discounts to be paid by the Selling Shareholders	$0.3375	$303,780.38	$-
Proceeds to us, before expenses	$4.1625	$11,238,750	$12,924,562.5
Proceeds, before expenses, to the Selling Shareholders	$4.1625	$3,746,624.62	$-

(1)	This only includes the proceeds of the sale of Class A Ordinary Shares underwritten by the underwriter.

We have agreed to pay to the underwriter, by deduction from the gross proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from the sale of the Class A Ordinary Shares in this offering.

We have agreed to pay expenses relating to the offering, including: (i) our legal and accounting fees and disbursements; (ii) the costs of preparing, printing, mailing, and delivering the registration statement, the preliminary and final prospectus contained therein and amendments thereto, post-effective amendments and supplements thereto, and the underwriting agreement and related documents (all in such quantities as the representative may reasonably require); (iii) the costs of preparing and printing stock certificates and/or warrant certificates; (iv) the costs of any “due diligence” meetings; (v) all reasonable and documented fees and expenses for conducting a net road show presentation; (vi) all filing fees and communication expenses relating to the registration of the shares to be sold in the offering with the SEC and the filing of the offering materials with FINRA; (vii) the reasonable and documented fees and disbursements of the representative’s counsel up to $100,000; (viii) background checks of the Company’s officers and directors up to $15,000; (ix) preparation of bound volumes and mementos in such quantities as the representative may reasonably request up to $2,500; (x) transfer taxes, if any, payable upon the transfer of securities from us to the representative; and (xi) the fees and expenses of the transfer agent, clearing firm, and registrar for the shares; provided that the actual accountable expenses of the representative shall not exceed $175,000. We are required to supply the representative and its counsel, at our cost, with a reasonable number of bound volumes of the offering materials within a reasonable time after the closing of this offering as well as commemorative tombstones.

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We paid an expense deposit of $50,000 to the representative, upon the execution of a letter of intent between us and the representative. Upon the confidential filing of the registration statement, we will pay an additional $25,000 to the representative. Upon the public filing of the registration statement, we will pay an additional $50,000 to the representative. Upon the closing of this offering, we will pay an additional $50,000 to the representative. The representative will be entitled to a breakup fee of $150,000 if we terminate our engagement with the representative after the first filing of the registration statement but prior to being listed on a national exchange. Any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and non-accountable expense allowance, will be approximately $1.15 million.

Underwriter Warrants

We have agreed to issue warrants to the representative or its designees (the “Underwriter Warrants”) to purchase a number of Class A Ordinary Shares equal to seven and one-half percent (7.5%) of the total number of Class A Ordinary Shares sold in this offering, including Class A Ordinary Shares issued upon exercise of underwriter’s over-allotment option (excluding shares subject to this option and excluding the 900,090 Class A Ordinary Shares offered by the Selling Shareholders). Such Underwriter Warrants shall have an exercise price equal to 125% of the public offering price of the Class A Ordinary Shares sold in this offering. The Underwriter Warrants are exercisable at any time following the date of commencement of sales of the offering and for a period of five years following the date of commencement of sales of the offering, in whole or in part. The Class A Ordinary Shares underlying the Underwriter Warrants have resale registration rights including one demand at our expense and one demand at the holders’ expense and unlimited “piggy-back” rights for periods of five and five years, respectively, from the commencement of sales of this offering. In compliance with FINRA Rule 5110(g)(8), such registration rights are limited to demand and “piggy back” rights for periods of five and five years, respectively, from the date of commencement of sales of the offering of which this prospectus forms a part, and such demand rights may be exercised on only one occasion.

The Underwriter Warrants and the underlying Class A Ordinary Shares are deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the commencement of sales of this offering. Pursuant to FINRA 5110(e)(1), these securities may not be sold, transferred, assigned, pledged or hypothecated, nor may they be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales of this offering except to any underwriter and selected dealer participating in the offering and their officers or partners, registered persons of affiliates or as otherwise permitted under FINRA Rule 5110(e)(2).

Right of First Refusal

We have granted the representative a right of first refusal, for a period of twelve (12) months from the closing of the offering, to co-manage any public future public and private equity and debt offering, including all equity linked financings (excluding (i) shares issued under any compensation or stock option plan approved by the Company’s shareholders, (ii) shares issued as consideration of an acquisition or as part of a strategic partnership or transaction and (iii) conventional banking arrangements and commercial debt financing), during such twelve (12) month period, of the Company, or any successor to or any current or future subsidiary of the Company, with the representative receiving the right to underwrite or place a number of the securities to be sold therein having an aggregate purchase price therein equal to a minimum of the aggregate purchase price of the shares sold in this offering (excluding shares issued upon exercise of underwriter’s over-allotment option). If the representative fails to accept in writing any such proposal within ten (10) days after receipt of a written notice from us containing such proposal, the representative will have no claim or right with respect to any such sale contained in any such notice. If, thereafter, such proposal is modified in any material respect, the Company will adopt the same procedure as with respect to the original proposed public of private sale, and the representative shall have the right of first refusal with respect to such revised proposal as set forth above. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the commencement of sales of this offering.

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Lock-up Agreements

The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of the representative, it will not, for a period of 180 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any notion or contract to sell, grant any option, right or warrant to purchase, lead, or otherwise transfer or dispose of directly or indirectly, any share of capital share of the Company or any securities convertible into or exercisable or exchangeable for shares of capital share of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital share of the Company of any securities convertible into or exercisable or exchangeable for shares of capital shares of the company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital share of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital share of the Company or such other securities, in such or otherwise.

Our directors, executive officers and certain shareholders have agreed, subject to limited exceptions set forth below, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of share capital of the Company or any securities convertible into or exercisable or exchangeable for shares of share capital of the Company (the “Lock-Up Securities”), that transfers, in whole or in part, any of the economic consequences of ownership of our Class A Ordinary Shares or such other securities for a period of 180 days after the date of this prospectus, except for the Selling Shareholders to the extent of their participation in this offering, without the prior written consent of the representative.

Notwithstanding the foregoing to the contrary and subject to the conditions below, a holder may transfer Lock-Up Securities without the prior written consent of the representative in connection with (a) transactions relating to Lock-Up Securities acquired in open market transactions after the completion of the Public Offering; provided that no filing under Section 16(a) of the Exchange Act, shall be required or shall be voluntarily made in connection with subsequent sales of Lock-Up Securities acquired in such open market transactions; (b) transfers of Lock-Up Securities (i) as a bona fide gift, by will or intestacy, (ii) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement, or (iii) to a family member or trust for the benefit of a family member (for purposes hereof, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); (c) transfers of Lock-Up Securities to a charity or educational institution; or (d) if the holder, directly or indirectly, controls a corporation, partnership, limited liability company or other business entity, any transfers of Lock-Up Securities to any shareholder, partner or member of, or owner of similar equity interests in, the undersigned, as the case may be; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c) or (d), (i) any such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver to the representative a lock-up agreement substantially in the form of this lock-up agreement and (ii) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made.

No Sales of Similar Securities

We have agreed not to offer; pledge; announce the intention to sell; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for Class A Ordinary Shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A Ordinary Shares, whether any such transaction is to be settled by delivery of Class A Ordinary Shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 180 days from the date of this prospectus.

Foreign Regulatory Restrictions on Purchase of our Class A Ordinary Shares

We have not taken any action to permit a public offering of our Class A Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our Class A Ordinary Shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the underwriter and its affiliates against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the underwriter may be required to make for these liabilities.

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Application for NYSE American Listing

We have applied to list our Class A Ordinary Shares on the NYSE American under the symbol “POAS.” We will not consummate this offering without a listing approval letter from the NYSE American.

Electronic Offer, Sale, and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter or selling group members, if any, or by their affiliates, and the underwriter may distribute prospectus electronically. The underwriter may agree to allocate a number of Class A Ordinary Shares to selling group members for sale to their online brokerage account holders. The Class A Ordinary Shares to be sold pursuant to Internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter, and it should not be relied upon by investors.

In connection with this offering, certain of the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on NYSE American may engage in passive market making transactions on NYSE American, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Potential Conflicts of Interest

The underwriter and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriter and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our Company. The underwriter and their affiliates may also make investment recommendations and/or publish or express independent research views in respect to such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Price Stabilization, Short Positions, and Penalty Bids

Until the distribution of the Class A Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriter to bid for and to purchase our Class A Ordinary Shares. As an exception to these rules, the underwriter may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain, or otherwise affect the price of our Class A Ordinary Shares. The underwriter may engage in over-allotment sales, syndicate-covering transactions, stabilizing transactions, and penalty bids in accordance with Regulation M.

●	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

●	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate-covering transactions. There is no contractual limit on the size of any syndicate-covering transaction. The underwriter will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriter is entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

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●	Syndicate-covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriter in order to reduce a short position incurred by the managing underwriter on behalf of the underwriter. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount. The underwriter may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales made in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our Class A Ordinary Shares in the open market that could adversely affect investors who purchased in this offering.

●	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Class A Ordinary Shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate-covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our Class A Ordinary Shares or preventing or delaying a decline in the market price of our Class A Ordinary Shares. As a result, the price of our Class A Ordinary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the prices of our Class A Ordinary Shares. These transactions may occur on NYSE American or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Offers Outside of the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the Class A Ordinary Shares offered by this prospectus in any jurisdiction where action for that purpose is required. The Class A Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Class A Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act; (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above; and (iii) the offeree must be sent a notice stating in substance that, by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

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Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (“PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

In relation to each Member State of the European Economic Area that has implemented the Prospectus Regulation (each, a “Relevant Member State”), an offer to the public of our securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase our securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

This European Economic Area selling restriction is in addition to any other applicable selling restrictions set out below.

86

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des Marchés Financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation; and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations, and this document has not been filed with or approved by any Irish regulatory authority, as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations; and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”); (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder; or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing of the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

87

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ - $$ - Aga e la Borsa, “CONSOB”) pursuant to Italian securities legislation, and, accordingly, no offering material relating to the securities may be distributed in Italy, and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●

to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of May 14, 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of September 1, 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971, as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document, and they may not distribute it or the information contained in it to any other person.

88

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, 2001 of Singapore (“SFA”)) under Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities or securities-based derivatives contracts of that corporation shall not be transferable within six months after that corporation has acquired the securities or securities-based derivatives contracts under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA, (2) where no consideration is or will be given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA, (2) where no consideration is or will be given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Malaysia

The securities have not been and may not be approved by the Securities Commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document, and they may not distribute it or the information contained in it to any other person.

89

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA). This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom, and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

The address of Network 1 Financial Securities, Inc. is 2 Bridge Avenue, Suite 241 Red Bank, NJ 07701.

90

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with this offering by us and the Selling Shareholders. With the exception of the SEC registration fee, the FINRA filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

U.S. Securities and Exchange Commission Registration Fee	US$	2,961
NYSE American Listing Fee	US$	2,500
FINRA Filing Fee	US$	1,047
Legal Fees and Expenses	US$	350,000
Accounting Fees and Expenses	US$	500,000
Printing and Engraving Expenses	US$	20,000
Miscellaneous Expenses	US$	100,000
Underwriter Expenses	US$	175,000
Total Expenses	US$	1,151,508

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The validity of the Class A Ordinary Shares offered hereby will be opined upon for us by Ogier. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. Ortoli Rosenstadt LLP may rely upon Ogier with respect to matters governed by the law of the Cayman Islands. We can rely on Bayfront Law LLC regarding certain legal matters as to Singapore law. Loeb & Loeb LLP is acting as U.S. counsel for the underwriter.

EXPERTS

The consolidated financial statements for the fiscal years ended April 30, 2025 and 2024 included in this prospectus have been audited by Kreit and Chiu CPA LLP., an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing. The office of Kreit and Chiu CPA LLP. is located at 733 Third Avenue, Floor 16 #1014, New York, NY 10017.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

91

PHAOS TECHNOLOGY HOLDINGS (CAYMAN) LIMITED

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Phaos Technology Holdings (Cayman) Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Phaos Technology Holdings (Cayman) Limited as of April 30, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, change in shareholders’ deficit, and cash flows for each of the two years in the period ended April 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Phaos Technology Holdings (Cayman) Limited as of April 30, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended April 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Phaos Technology Holdings (Cayman) Limited in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Phaos Technology Holdings (Cayman) Limited is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kreit & Chiu CPA LLP

We have served as Phaos Technology Holdings (Cayman) Limited’s auditor since 2023.

Los Angeles, California

September 18, 2025

F-2

PHAOS TECHNOLOGY HOLDINGS (CAYMAN) LIMITED

CONSOLIDATED BALANCE SHEETS

	As of April 30,
	2024	2025	2025
	S$	S$	US$
ASSETS
Current assets
Cash and cash equivalents	2,312,107	129,552	99,237
Accounts receivable, net	412,589	38,384	29,402
Inventories	187,584	310,007	237,465
Loan to third parties	1,530,982	400,000	306,400
Deferred offering costs	224,694	497,302	380,933
Other current assets	65,156	140,400	107,546
Total current assets	4,733,112	1,515,645	1,160,983

Non-current assets
Property and equipment, net	233,309	286,558	219,503
Right-of-use assets	218,146	131,845	100,993
Total non-current assets	451,455	418,403	320,496

TOTAL ASSETS	5,184,567	1,934,048	1,481,479

LIABILITIES
Current liabilities
Accounts payable	293,908	93,931	71,951
Accruals and other payables	445,122	541,678	414,924
Amount due to major shareholders	732,753	2,995,423	2,294,494
Bank loans, current	440,455	55,613	42,600
Operating lease liabilities, current	132,786	109,142	83,603
Total current liabilities	2,045,024	3,795,787	2,907,572

Non-current liabilities
Bank loans, non-current	133,979	78,366	60,028
Operating lease liabilities, non-current	85,360	22,703	17,390
Total non-current liabilities	219,339	101,069	77,418

TOTAL LIABILITIES	2,264,363	3,896,856	2,984,990

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ (DEFICIT) / EQUITY
Ordinary shares, Class A, USD 0.0001 par value and 10,601,750 outstanding at April 30 2025; Ordinary shares, Class A, USD 0.0001 par value and 10,473,625 outstanding at April 30 2024	1,428	1,445	1,107
Ordinary shares, Class B, USD 0.0001 par value and 15,125,251 shares outstanding at April 30, 2025; Ordinary shares, Class B, USD 0.0001 par value and 15,125,251 shares outstanding at April 30, 2024	2,063	2,063	1,580
Additional paid-in capital	9,984,030	10,239,208	7,843,234
Subscription receivable	(37,251)	(37,251)	(28,534)
Accumulated other comprehensive loss	-	(1,143)	(876)
Accumulated deficit	(7,030,066)	(12,167,130)	(9,320,022)
Total shareholders’ (deficit) / equity	2,920,204	(1,962,808)	(1,503,511)

TOTAL LIABILITIES AND EQUITY	5,184,567	1,934,048	1,481,479

The accompanying notes are an integral part of these consolidated financial statements.

F-3

PHAOS TECHNOLOGY HOLDINGS (CAYMAN) LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the years ended, April 30,
	2024	2025	2025
	S$	S$	US$
Revenue	1,882,803	167,707	128,464
Cost of Goods sold (excluding depreciation shown separately below)	(985,099)	(130,641)	(100,072)
Employee benefits expenses	(1,851,971)	(2,462,326)	(1,886,142)
Depreciation expenses	(176,713)	(186,963)	(143,214)
Operating lease expense	(136,781)	(142,670)	(109,286)
Research and Development Expenses	(90,566)	(139,720)	(107,026)
Other operating expenses	(1,144,802)	(1,161,663)	(889,834)
Impairment of loan to third parties	-	(1,223,608)	(937,284)
Loss from operations	(2,503,129)	(5,279,884)	(4,044,394)

Non-operating income :
Other income	186,828	151,283	115,883
Interest expense	(43,543)	(8,463)	(6,483)
Total non-operating income, net	143,285	142,820	109,400

Loss before income taxes	(2,359,844)	(5,137,064)	(3,934,994)
Income tax expense	-	-	-
Net loss	(2,359,844)	(5,137,064)	(3,934,994)

Weighted average number of outstanding ordinary shares*
Basic and diluted	23,540,241	25,662,939	25,662,939

Net loss per share attributable to ordinary shareholders
Basic and diluted	(0.10)	(0.20)	(0.15)

*	Give retroactive effect to reflect the reorganization on November 2024. See Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

F-4

PHAOS TECHNOLOGY HOLDINGS (CAYMAN) LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Ordinary shares (Class A and Class B)
	Shares Outstanding*	Par value**	Additional paid-in capital	Subscription Receivables	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders’ (deficit)/ equity
		S$	S$	S$	S$	S$	S$
Balance as of April 30, 2024	25,598,876	3,491	9,984,030	(37,251)	-	(7,030,066)	2,920,204
Net loss	-					(5,137,064)	(5,137,064)
Translation Gain/(Loss)					(1,143)		(1,143)
Shares issued during the year	128,125	17	255,178	-		-	255,195

Balance as of April 30, 2025	25,727,001	3,508	10,239,208	(37,251)	(1,143)	(12,167,130)	(1,962,808)

		US$	US$	US$	US$	US$	US$
Balance as of April 30, 2025	25,727,001	2,687	7,843,234	(28,534)	(876)	(9,320,022)	(1,503,511)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

PHAOS TECHNOLOGY HOLDINGS (CAYMAN) LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended April 30,
	2024	2025	2025
	S$	S$	US$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(2,359,844)	(5,137,064)	(3,934,994)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Impairment of loan receivables	-	1,223,608	937,284
Fixed assets written off	16,929	-	-
Depreciation	176,713	186,963	143,214
Operating lease expenses	136,781	142,670	109,286
Change in operating assets and liabilities:
Account receivables	135,614	374,205	286,642
Contract assets	18,827	-	-
Other current assets	71,491	(75,244)	(57,637)
Inventories	(36,061)	(122,423)	(93,777)
Account payables	202,814	(199,977)	(153,183)
Accruals and other payables	198,001	96,556	73,962
Contract liabilities	(33,951)	-	-
Operating lease obligations	(136,781)	(142,670)	(109,286)

Net cash used in operating activities	(1,609,467)	(3,653,376)	(2,798,489)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(121,318)	(240,212)	(184,003)
Loan to third party	(1,530,982)	(153,306)	(117,432)
Receipt from loan to third party	-	60,680	46,480

Net cash used in investing activities	(1,652,300)	(332,838)	(254,955)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bank loans	(143,483)	(440,455)	(337,384)
Proceeds from share issuance	8,117,201	255,195	195,480
Loan from major shareholder	636,127	2,600,000	1,991,600
Repayment to major shareholder	(2,865,374)	(337,330)	(258,395)
Deferred offering cost	(224,694)	(272,608)	(208,818)

Net cash provided by financing activities	5,519,777	1,804,802	1,382,483

Translation loss	-	(1,143)	(876)

Net change in cash and cash equivalents	2,258,010	(2,182,555)	(1,671,837)

Cash and cash equivalents - beginning of year	54,097	2,312,107	1,771,074

Cash and cash equivalents - end of year	2,312,107	129,552	99,237

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	43,543	8,463	6,483
New shares issued with consideration receivable	37,251	37,251	28,534

The accompanying notes form an integral part of these consolidated financial statements.

F-6

PHAOS TECHNOLOGY HOLDINGS (CAYMAN) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 Organization and business overview

Phaos Technology Holdings (Cayman) Limited or the Company is an investment holding company incorporated on March 7, 2024 under the laws of the Cayman Islands. The Company, through its subsidiaries provides research and development, as well as the manufacturing and commercialization of advanced optical related technologies and products. Using its patented microsphere technology, the Company can significantly increase the magnification of existing traditional optical microscope by up to 4 times compared to its competitors, thereby allowing the Company’s client to see beyond the optical limit of 200nm in a cost effective manner. Currently, it is the only commercially available advanced optical microscope that can see below the 200nm optical limit with a commercially viable working distance.

In addition to selling optical and microscopy equipment, the Company develops software solution that is complimentary to the hardware equipment in order to provide partners and clients with a fully integrated hardware and software microscopy solution. The software is augmented by algorithms around Artificial Intelligence to allow for use cases in pathology and metrology, whereby partners and clients can use the software to further analyze what they see through the hardware equipment.

The Company and its subsidiaries are collectively referred to as the “Company”. The Company is headquartered in Singapore.

On November 29, 2024, the Company proceeded with an internal reorganization whereby Phaos Technology Private Limited (PTPL)became our indirect wholly-owned subsidiary through a share swap. Subject to completion of the restructuring, both the ordinary and preferential shares of PTPL were swapped on a 1:125 basis to Phaos Technology Holdings (BVI) Limited. Subsequently, the shares of Phaos Technology Holdings (BVI) Limited were swapped 1:1 to Phaos Technology (Cayman) Limited, where the holders of the ordinary shares of PTPL eventually being swapped to Class A Ordinary Shares, and the holders of preferential shares of PTPL being swapped to Class B Ordinary Shares.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period eliminating the effects of intra-entity transactions.

The consolidated financial statements of the Company include the following entities:

Name	Date of incorporation	Percentage of direct or indirect interests	Place of incorporation	Principal activities
Phaos Technology Holdings (Cayman) Limited	March 7, 2024	Parent Company	Cayman Island	Investment holding
Phaos Technology Holdings (BVI) Limited	March 7, 2024	Parent Company	British Virgin Islands	Investment holding
Phaos Technology Pte. Ltd.	August 28, 2017	100%	Singapore	Research and development and commercialization of advanced microscopy-related solutions, technologies and products.
Phaos Solutions Vietnam Co., Ltd	February 7, 2025	100%	Vietnam	Research and development and commercialization of advanced microscopy-related solutions, technologies and products.

F-7

2	Summary of significant accounting policies

Basis of presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s consolidated financial statements and have been consistently applied in the preparation of the financial statements. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries. Significant inter-company balances, investment and capital, if any, have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to the useful lives and impairment of long-lived assets, and collectability of accounts receivable and other current assets. Actual results may differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use.

Accounts receivable, net

Accounts receivable mainly represent amounts due from customers that meet the revenue recognition criteria. These accounts receivables are recorded net of any allowance for credit losses and specific customer credit allowances. The Company maintains an allowance for estimated credit losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the Company’s customers’ financial condition, the receivable amount in dispute, and the current receivables aging and current payment patterns, over the contractual life of the receivable. The Company writes off the receivable when it is determined to be uncollectible.

Other current assets

Other current assets primarily consists of deposits, prepayments made to vendors or services providers for future services that have not been provided, and other receivables from third parties. These advances are reviewed periodically to determine whether their carrying value has become impaired. As of April 30, 2024, management believes that the Company’s other current assets are not impaired. As of April 30, 2025, there was an impairment to loan to third parties of S$1,223,608 (US$937,284).

Inventories

Inventories are measured at the lower of cost or net realizable value. The cost of inventories is based on the first-in, first-out principle. Due to the minimal amount of inventory, the Company does not operate a batch program that aggregates the number of units of similar inventory.

The cost of inventories include expenditure incurred in acquiring the inventories and other costs incurred in bringing them to their existing location and condition. General and administrative costs are not charged to inventory as they are not considered direct costs towards production.

The Company does not mortgage, pledge or subject any inventory to lien. Inventories by the Company is not collateralized in any form.

Deferred offering costs

Pursuant to ASC 340-10-S99-1, offering costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, the SEC filing and print related costs. As of April 30, 2025, the Company had not concluded its IPO hence professional fees are recorded as deferred offering costs. As of April 30, 2025, the accumulated deferred offering cost was S$497,302 (US$380,933).

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets as follows:

Property and equipment	lesser of lease term or expected useful life
Computers	3 years
Furniture and fittings	5 years
Office and production equipment	3 to 5 years
Renovation	3 years

F-8

2	Summary of significant accounting policies (cont’d)

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statement of income. Expenditures for maintenance and repairs are charged to expense as incurred, while additions renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment of long-lived assets

The Company evaluates the recoverability of its long-lived assets (asset groups), including property and equipment and operating lease right-of-use assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of its asset (asset group) may not be fully recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to the estimated undiscounted future cash flows expected to result from the use of the asset (asset group) and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset (asset group), the Company recognizes an impairment loss based on the excess of the carrying amount of the asset (asset group) over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset group), when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For the years ended April 30, 2024 and 2025, no impairment of long-lived assets was observed and recognized.

Fair value measurements

ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in pricing the asset or liability. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	-	observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	-	other inputs that are directly or indirectly observable in the marketplace.
Level 3	-	unobservable inputs which are supported by little or no market activity.

The carrying amounts of cash and cash equivalents, accounts receivable, other current assets, inventories and liabilities, accounts payable, and accruals and other payables approximate their fair values because of their generally short maturities.

Revenue recognition

The Company follows the revenue requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Accounting Standards Codification (“ASC”) 606”). The core principle underlying the revenue recognition of this ASC allows the Company to recognize revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expect to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Company applies five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

Revenues are generally recognized upon the transfer of control via acceptance of promised products provided to our customers, reflecting the amount of consideration we expect to receive for those products or services.

Adjustments to comparative figures – correction of errors

For the year ended April 30, 2024, the Company has identified a misstatement in the classification of a loan to 3rd party which was booked under “Cash Flows from Operating Activities” to the amount of S$1,539,982 (approximately US$1,122,822). This was adjusted to “Cash Flows from Investing Activities” for the year ended April 30, 2024.

There is no impact on net cash flow, total assets, opening cash balances and ending cash balances from this adjustment.

F-9

2	Summary of significant accounting policies (cont’d)

The Company generates revenue from the following streams:

Sales of microscopes and parts

The Company sells microscopes and parts. Revenue is recognized when the goods are delivered to the customer and all criteria for acceptance have been satisfied. The goods are often sold with a right of return when goods are defective. Up till April 30, 2025, there has been no returns from customers.

The amount of revenue recognized is based on the transaction price, which comprises the contractual price. Based on the Company’s experience with similar types of contracts, variable consideration is typically constrained and is included in the transaction only to the extent that it is a highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The Company has elected to apply the practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred where the amortization period of the asset that would otherwise be recognized is one year or less.

Contract Assets and contract liabilities

The contract assets primarily relate to the Company’s rights to bill for work completed but not billed at the reporting date. The contract assets are transferred to receivables until the subsequent billing phase. The contract liabilities primarily relate to advance billing to customers based on the contract, for which project task has not yet been completed.

Segments

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major clients in financial statements for detailing the Company’s business segments. Based on the criteria established by ASC 280, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting.

Concentrations and credit risk

The Company maintains cash with banks in Singapore (“SGN”). Should any bank holding cash become insolvent, or if the Company is otherwise unable to withdraw funds, the Company would lose the cash with that bank; however, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts. In Singapore, a depositor has up to S$100,000 insured by Singapore Deposit Insurance Corporation (“SDIC”).

Financial instruments that potentially expose the Company to the concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company has designed their credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on its clients and generally does not require collateral or other security. The Company periodically evaluates the creditworthiness of the existing clients in determining the allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

As of April 30, 2024 and 2025, the Company’s assets were located in Singapore and the Company’s revenue was derived from the operation in Singapore.

For the financial years ended April 30, 2024 and 2025, top 5 customers accounted for 91% and 85% of total revenue, respectively. The top 5 suppliers accounted for 87% and 85% of our total cost of goods sold, respectively.

For the financial year ended April 30, 2024, customer A, customer B, customer C and customer D accounted for 73%, 6%, 5% and 4% of the Company’s total revenue and 45% customer A of the total accounts receivable as of April 30, 2024; whereas customers B, C and D have no outstanding as of April 30, 2024. For the financial year ended April 30, 2025, customer A, customer B, customer C, customer D and customer E accounted for 23%, 21%, 18%, 13% and 10% of the Company’s total revenue and customer A, customer D and customer E accounted for 13%, 30% and 46% of the total accounts receivable as of April 30, 2025; whereas customer B and customer C have no outstanding as of April 30, 2025.

For the financial year ended April 30, 2024, vendor A, vendor B, vendor C and vendor D accounted for 39%, 30%, 13% and 3% of the Company’s total purchases and 57% vendor B and 41% vendor C of the total accounts payable as of April 30, 2024; whereas vendors A and D have no outstanding as of April 30, 2024. For the financial year ended April 30, 2025, vendor A, vendor B, vendor C, vendor D and vendor E accounted for 30%, 28%, 18%, 6% and 3% of the Company’s total purchases and vendor A, vendor B and vendor E accounted for 34%, 57% and 8% of the total accounts payable as of April 30, 2025; whereas vendors C and D have no outstanding as of April 30, 2025.

Government grants

Government grants are recognized when there is reasonable assurance that the grant will be received, and all attaching conditions will be complied with. Government grant is recognized as ‘Other income’ in Consolidated statement of operations and comprehensive loss.

F-10

2	Summary of significant accounting policies (cont’d)

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Employee benefits

Employee benefits are recognized as an expense, unless the cost qualifies to be capitalized as an asset.

i)	Defined contribution plans

Defined contribution plans are post-employment benefit plans under which the Company pays fixed contributions into separate entities such as the Central Provident Fund on a mandatory, contractual or voluntary basis. The Company has no further payment obligations once the contributions have been paid. Contributions to defined contribution pension schemes are recognized as an expense in the period in which the related service is performed.

ii)	Short-term compensated absences

Employee entitlements to annual leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence of the same party, such as a family member or relative, shareholder, or a related corporation.

The Company follows ASC 850 Related Party Disclosures for the identification of related parties and disclosure of related party transactions.

Foreign currency and foreign currency translation

The accompanying consolidated financial statements are presented in Singapore Dollars (“S$”), which is the reporting currency of the Company. The functional currency of the Company and its subsidiary in the British Virgin Island is United States Dollar (“US$”).

Convenience translation

Translations of the consolidated balance sheet, consolidated statement of operations and comprehensive loss, statement of shareholders deficit and consolidated statement of cash flows from S$ into US$ as of and for the year ended April 30, 2025 are solely for the convenience of the reader and were calculated at the rate of US$0.7660 = S$1 as set forth in the statistical release of the Federal Reserve System on April 30, 2025. No representation is made that the SGD amounts could have been, or could be, converted, realized or settled into US$ at that rate on April 30, 2025, or at any other rate., or at any other rate.

Income taxes

The Company accounts for income taxes under FASB ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also provided for net operating loss carry forward that can be utilized to offset future taxable income.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. A valuation allowance is established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of FASB ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes for the years ended April 30, 2024 and 2025. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

F-11

2	Summary of significant accounting policies (cont’d)

Leases

The Company adopted ASC 842 on January 1, 2019. The Company is a lessee of non-cancellable operating leases for its corporate office premises. The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate based on the information available at the lease commencement date. The Company generally uses the base, non-cancellable lease term in calculating the right-of-use assets and liabilities.

The Company has elected not to recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less. The Company recognizes the lease payments associated with its short-term leases as an expense on a straight-line basis over the lease term.

The Company evaluates the impairment of its right-of-use assets consistent with the approach applied for its other long-lived assets. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended April 30, 2024 and 2025, the Company did not have any impairment loss against its operating lease right-of-use assets.

The Company’s operating lease liabilities and right-of-use assets are disclosed in Note 8.

Net (loss) per share

Basic earnings (loss) per share is computed by dividing net earnings (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if outstanding stock options, warrants and convertible debt were exercised or converted into ordinary shares. When the Company incurs a loss, diluted shares are not included, as their inclusion would have an anti-dilutive effect. The Company did not have any dilutive securities or debt for each of the years ended April 30, 2024 and 2025.

Going Concern

The accompanying audited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of the year ending April 30, 2025, the Group had a net loss of S$5,137,064 (approximately US$3,934,994) and incurred a negative cashflow from operations of S$3,653,376 (approximately US$2,798,489), against a cash balance of S$129,552 (approximately US$99,237). This raises substantial doubt about our ability as a going concern.

To sustain it’s ability to support the Company’s operating activities, the Company considered supplementing its sources of funding through the following:

-	Continuous support from major shareholders, such as TongHuai Enterprise which has provided for the shareholders loan.
-	Repayment of loan to PT Neura from August 2025 onwards

Management has commenced a strategy to raise debt and equity. However, there can be no certainty that these additional financings will be available on acceptable terms or at all. If management is unable to execute this plan, there will likely be a material adverse effect on the Company’s business. All these factors raise substantial doubt about the ability of the Company to continue as a going concern.

There is no immediate liquidation concern for the Company; however, there is substantial doubt on the Company being a going concern but the management has positive mitigation plan to handle going concern issue.

The audited consolidated financial statements do not include any adjustments that might be necessary if the Group is unable to continue as a going concern.

Recent Accounting Pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company made the election to delay the adoption of new or revised accounting standards.

In July 2023, the FASB issued ASU Update No. 2023-03, Presentation of Financial Statements (Topic 205), Income Statement—Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (505), and Compensation—Stock Compensation (Topic 718). This guidance amends, and addresses several topics pursuant to SEC Staff Accounting Bulletin No. 120, SEC Staff Announcement at the March 24, 2022 EITF Meeting, and Staff Accounting Bulletin Topic 6.B, Accounting Series Release 280—General Revision of Regulation S-X: Income or Loss Applicable to Common Stock. The effect of the amendments was not material to the Company’s consolidated financial statements.

In October 2023, the FASB issued ASU Update No. 2023-06 to incorporate into the Codification 14 of the 27 disclosures referred by the SEC in its Release No. 33-10532. This guidance amends 12 Codification Subtopics, to which the Company has identified several to further analyze the effect of the amendments to the Company’s consolidated financial statements. These amendments are to 1) 250-10 Accounting Changes and Error Corrections and 2) 270-10 Interim Reporting – Overall. The effect of the amendments was not material to the Company’s consolidated financial statements.

Except as mentioned above, the Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and cash flows.

F-12

3	Account receivable, net

	As of April 30,
	2024	2025	2025
	S$	S$	US$
Accounts receivable	436,196	38,384	29,402
Less: allowance for credit losses	(23,607)	-	-
Total accounts receivable	412,589	38,384	29,402

Movement of allowance for credit losses are as follows:

	As of April 30,
	2024	2025	2025
	S$	S$	US$
Allowance for credit losses, beginning balance	21,032	23,607	18,083
Addition	2,575	19,217	14,720
Write off	-	(42,824)	(32,803)
Allowance for credit losses, ending balance	23,607	-	-

4	Other current assets

	As of April 30,
	2024	2025	2025
	S$	S$	US$
Deposit	43,250	48,108	36,851
Prepayment	20,898	44,042	33,736
Other current assets	1,008	48,250	36,959
	65,156	140,400	107,546

5	Loan to third parties

	As of April 30,
	2024	2025	2025
	S$	S$	US$
Loan to third parties	1,530,982	1,623,608	1,243,684
Allowance for impairment of loan	-	(1,223,608)	(937,284)
	1,530,982	400,000	306,400

On 19th January 2024, the Company provided a loan to PT Neura Integrasi Solusi, a technology company providing pathology related software solutions. The loan bears an interest at a rate of 1% per annum, with a maturity date of 36 months and is due on demand. The purpose of the loan was to provide working capital for our Indonesian partner in the expansion of our business. For the year ending April 30, 2025, the Company loaned a total of S$153,305 (US$114,000) to PT Neura Integrasi Solusi while repayment made by PT Neura Integrasi Solusi was S$60,680 (US$45,000), giving rise to a balance of S$1,623,608 (US$1,243,684) as at April 30, 2025.

The carrying amount of the loan as of April 30, 2025 has been partially impaired by S$1,223,608 (US$937,284), with S$400,000 (US$306,400) as the carrying amount after impairment. As of August 2025, the Company has reached an agreement with PT Neura Integrasi Solusi where the first repayment of approximately S$400,000 will happen in September 2025, expecting to make a total repayment of S$1,000,000 by December 31, 2025. The borrower of the loan, PT Neura Integrasi Solusi is neither affiliated with the Company nor the shareholders of the Company.

F-13

6	Property and equipment, net

	As of April 30,
	2024	2025	2025
	S$	S$	US$
Production Equipment	571,691	742,860	569,030
Computer and Software	68,674	94,238	72,186
Furniture and Fittings	4,046	9,070	6,948
Office Equipment	6,688	6,689	5,124
Renovation	111,633	117,803	90,237
Construction in Progress	-	868	665
Total	762,732	971,528	744,190
Less: accumulated depreciation	(529,423)	(684,970)	(524,687)
Net book value	233,309	286,558	219,503

Depreciation expense for the years ended April 30, 2024 and 2025 was S$176,713 and S$186,963 (US$143,214), respectively.

7	Inventories

	As of April 30,
	2024	2025	2025
	S$	S$	US$

Parts	23,978	53,021	40,614
Partial finished goods	82,527	94,391	72,304
Finished goods	81,079	162,595	124,547
	187,584	310,007	237,465

8	Leases

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

The Company has four office premises operating lease agreements with lease terms ranging from two to three years, respectively. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the lease with a lease term of one year.

F-14

8	Leases (cont’d)

As of April 30, 2025, the Company had the following non-cancellable operating lease contracts:

Description of lease	Lease term

Office premises	2 to 3 years

(a)	Amount recognized in the consolidated balance sheets:

	As of April 30,
	2024	2025	2025
	S$	S$	US$

Right-of-use assets	218,146	131,845	100,993
Operating lease liabilities
Current	132,786	109,142	83,603
Non-current	85,360	22,703	17,390
	218,146	131,845	100,993

(b)	A summary of lease cost recognized in the Group’s consolidated statements of operations is as follows:

	Years Ended April 30,
	2024	2025	2025
	S$	S$	US$

Operating lease expense	136,781	142,670	109,285

Lease Commitment

Future minimum lease payments under non-cancellable operating lease agreements as of April 30, 2025 were as follows:

	Minimum lease payment
	S$	US$
Years ending April 30,
2026	112,144	85,902
2027	23,189	17,763
Total future minimum lease payments	135,333	103,665
Less imputed interest	(3,488)	(2,672)
Present value of operating lease liabilities	131,845	100,993
Less: current portion	(109,142)	(83,603)
Long-term portion	22,703	17,390

The following summarizes other supplemental information about the Company’s lease as of April 30:

	As of April 30,
	2024	2025
Weighted average discount rate	5.00%	4.75%
Weighted average remaining lease term	20 months	13 months

F-15

9	Bank loans

On August 11, 2022, the Company has acquired a 5-year S$270,000 temporary bridging loan which expires in July 2027. The bank loan which carries interest of 4.75% per annum is secured by joint and several guarantee by Andrew Yeo Eng Sian (Chief Executive Officer) and Beh Hook Seng (Executive Chairman). As of April 30, 2024 and 2025, the carrying amount of the bank loan was S$187,017 and S$133,979 (US$102,628), respectively.

On November 1, 2022, the Company has acquired another 5-year S$500,000 secured fixed rate bank loan which expires in November 2027. The bank loan which carries interest of 7.75% per annum is secured by joint and several guarantee by Beh Hook Seng, Andrew Yeo Eng Sian, Wong Teck Far and Chua Jun Hao, David. As of April 30, 2025, the bank loan has been fully paid.

Interest expenses for the years ended April 30, 2024 and 2025 are S$43,543 and S$8,463 (US$6,483), respectively.

The maturities schedule is as follows:

	Amount	Amount
	S$	US$
Year ending April 30,
2026	55,613	42,600
2027	58,313	44,667
2028	20,053	15,361
Total	133,979	102,628
Less: current portion	(55,613)	(42,600)
Long-term portion	78,366	60,028

10	Accruals and other current liabilities

	As of April 30,
	2024	2025	2025
	S$	S$	US$

Accruals	71,023	99,429	76,163
Goods and Services Tax payables	26,161	-	-
Provision for reinstatement	32,000	32,000	24,512
Other payables	61,444	51,421	39,388
Non-trade creditors	254,494	358,828	274,861
Total	445,122	541,678	414,924

11	Equity

Ordinary and Preference shares

The Company was incorporated under the laws of the Cayman Islands on March 7, 2024. The original authorized share capital of the Company was US$100,000 divided into 950,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares, par value US$0.0001 per share. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting rights. Each holder of our Class A Ordinary Share is entitled to one (1) vote per share. Each holder of our Class B Ordinary Share is entitled to twenty (20) votes per share.

The Company issued 25,598,876 Class A and Class B Ordinary Shares as of April 30, 2024 and 25,727,001 Class A and Class B Ordinary Shares as of April 30, 2025, where the Company received S$255,195 (US$193,000) from investors for the issuance of 128,125 shares for the year ended April 30, 2025.

Post restructuring, for April 30, 2024, the Company had received a total of S$8,297,201 (US$6,085,167) in share application monies, and S$37,251 (US$27,320) in monies to be received from investors, in relation to the planned issuance of 5,686,501 shares at an average issue price of S$1.46 per share.

The Company has completed the restructuring process on November 29, 2024.

F-16

12	Related party transactions and balances

The table below sets forth the major related parties and their relationships with the Company as of April 30, 2024 and 2025:

Name of related parties	Relationship with the Company
Tonghuai SG Enterprise Pte. Ltd.	Major shareholder
Singlight Technology Holdings Pte. Ltd.	Shareholder of the Company

Amount due to major shareholder

The Company received advances from major shareholder, Tonghuai SG Enterprise Pte. Ltd. for business working purposes. The payable balance due to Tonghuai SG Enterprise Pte. Ltd. was S$732,753 and S$2,995,423 (US$2,294,494) as of April 30, 2024 and 2025. In the year ended April 30, 2025, loan from Tonghuai SG Enterprise Pte. Ltd. was S$2,600,000 (US$1,991,600) and repayment was S$337,330 (US250,000). Such balance is interest free, unsecured, and due on demand without an agreement. Due to the due in demand nature of the advance, we reclassified the “Amount due to major shareholder” from non-current liabilities to current liabilities. In accordance with Staff Accounting Bulletin (“SAB”) 99, Materiality, we evaluated the materiality of the error from qualitative and quantitative perspectives, and concluded that the error was immaterial to the Balance Sheet as of 30th April 2023 and 30th April 2024. We have corrected this error by making an adjustment for both periods ending 30th April 2023 and 30th April 2024, reducing Balance Sheet amounts for “Non-current liabilities” and increasing the Balance Sheet amounts for “Current liabilities”.

Tonghuai SG Enterprise Pte. Ltd will continue to provide cash injections to the Company based on agreement as and when signed.

13	Income taxes

Caymans and BVIs

The Company and its subsidiaries are domiciled in the Cayman Island and British Virgin Islands. The locality currently enjoys permanent income tax holidays; accordingly, the Company does not accrue for income taxes.

Singapore

Phaos Technology Pte. Ltd. is incorporated in Singapore and are subject to Singapore Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first S$10,000 taxable income and 50% of the next S$190,000 taxable income exempted from income tax.

Vietnam

Phaos Solutions Vietnam Company Limited is incorporated in Vietnam and are subject to Vietnam Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Vietnam tax laws. The applicable tax rate is 20% in Vietnam, but from October 1, 2025 onwards, applicable rate will be 15% if the annual turnover is no more than VND 3 billion.

A reconciliation between of the statutory tax rate to the effective tax rate are as follows:

	Years Ended April 30,
	2024	2025	2025
	S$	S$	US$

Loss before tax	(2,359,844)	(5,137,064)	(3,934,994)
Singapore income tax rate	(17.0)%	(17.0)%	(17.0)%
Reconciling items:
Non-deductible expenses	1.4%	4.7%	4.7%
Income not subject to tax	-	-	-
Singapore Statutory stepped income exemption (Deductions under Section 14)	-	-	-
Valuation allowance	15.6%	12.3%	12.3%
Effective tax rate	-	-	-

F-17

13	Income taxes (cont’d)

Deferred tax

Significant components of deferred tax were as follows:

	Years Ended April 30,
	2024	2025	2025
	S$	S$	US$
Net operating loss carried forward	6,537,161	10,094,281	7,732,219
Deferred tax assets, gross	1,111,317	1,716,028	1,314,477
Valuation allowance	(1,111,317)	(1,716,028)	(1,314,477)
Deferred tax assets, net of valuation allowance	-	-	-

Deferred tax assets are recognized in the consolidated financial statements only to the extent that it is probable that future taxable income will be available against which the Company can utilize the benefits. The use of these tax losses is subject to the agreement of the tax authorities and compliance with certain provisions of the tax legislations of the respective countries in which the group companies operate.

The deferred tax assets not recognized as of April 30, 2024 and 2025 was S$1,111,317 and S$1,716,028 (US$1,314,477) respectively. The deferred tax assets not recognized was primarily related to the Company’s net loss (tax losses) carry forwards, in the judgment of management, are not more likely than not to be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Tax losses on Net Operating Losses can be carried forward indefinitely unless there’s a major change in shareholding.

14	Other operating expenses

	Years Ended April 30,
	2024	2025	2025
	S$	S$	US$
Consumable expenses	86,532	-	-
Marketing expenses	87,008	58,008	44,434
Professional fees	691,464	620,014	474,931
Travelling expenses	136,651	165,435	126,723
Other expenses	143,147	318,206	243,746
	1,144,802	1,161,663	889,834

F-18

15	Other income

	Years Ended April 30,
	2024	2025	2025
	S$	S$	US$
Interest income	2	5,832	4,467
Government grants	116,542	62,644	47,986
Gain on disposal of property and equipment	-	-	-
Other	70,284	82,807	63,430
	186,828	151,283	115,883

16	Loss per share

Basic loss per share is the amount of losses available to each ordinary share outstanding during the reporting period. Diluted loss per share is the amount of losses available to each ordinary share outstanding during the financial year April 30,2025.

	Years Ended April 30,
	2024	2025	2025
	S$	S$	US$
Numerator:
Net loss available to ordinary shareholders	(2,359,844)	(5,137,064)	(3,934,994)
Denominator:
Weighted average ordinary Class A and Class B shares outstanding – basic and diluted	23,540,241	25,662,939	25,662,939
Loss per ordinary share:
Basic and diluted	(0.10)	(0.20)	(0.15)

17	Commitment and Contingencies

For the details on future minimum lease payment under the non-cancellable operating leases as of April 30, 2025, please refer to Note 8 set forth in the Notes to the Consolidated Financial Statements.

As of April 30, 2024 and 2025, the Company did not have any capital commitments and contingencies.

18	Subsequent events

The Company has assessed all subsequent events through the date that the consolidated financial statements were issued and other than the following, there are no further material subsequent events that require disclosure in these consolidated financial statements.

On July 31, 2025, the Company’s registration statement on Form F-1 was declared effective by the U.S. Securities and Exchange Commission. The Company expects to complete its initial public offering of 2,700,000 ordinary shares. In addition, shareholders namely Chua Jun Hao, David, ICHAM Master Fund VCC, Liew Ah Choy, Tan Chiew Hiah and Chua Kheng Choon are offering an aggregate of 900,900 shares at a price range of $4.00 to $5.00 per share by October 31, 2025. The offering is expected to generate gross proceeds of approximately $12,150,000 before underwriting discounts, commissions and offering expenses. The completion of the IPO will occur subsequent to the issuance of these consolidated financial statements; accordingly, no adjustments have been recorded in the accompanying financial statements related to this event.

F-19

2,700,000 CLASS A ORDINARY SHARES

and

900,090

Class A Ordinary Shares offered by the Selling Shareholders

Phaos Technology Holdings (Cayman) Limited

PRELIMINARY PROSPECTUS

[    ], 2025

Network 1 Financial Securities Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and Directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Articles of Association provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default, or willful neglect.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or that officer for those legal costs.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provides for indemnification by the underwriter of us and our officers and Directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriter furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Founding Transactions

The Company was incorporated in the Cayman Islands with limited liability on March 7, 2024. On March 7, 2024, the Company issued 1 fully-paid Class B Ordinary Share of par value US$0.0001 each to Ogier Global Subscriber (Cayman) Limited which was transferred to Beh Hook Seng on the same day.

Selling Shareholder Transactions

As part of the internal reorganization of the Company, on November 29, 2024, the Company issued 1,000,000 Class A Ordinary Shares to Chua Jun Hao, David, 587,625 Class A Ordinary Shares to Chua Kheng Choon, 298,625 Class A Ordinary Shares to ICHAM Master Fund VCC, 1,088,250 Class A Ordinary Shares to Liew Ah Choy and 587,625 Class A Ordinary Shares to Tan Chiew Hiah. Chua Jun Hao, David, Chua Kheng Choon and Tan Chiew Hiah acquired their shares at a par from TongHuai SG Enterprise Pte. Ltd for various services rendered to the Company. ICHAM Master Fund VCC acquired shares through an investment of US$643,000 into the Company, and Liew Ah Choy acquired his shares through and investment of S$100,000 into the Company.

None of the offerees is a U.S. person. These transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Regulation S thereof.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

II-1

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary so that all other information in the prospectus is at least as current as the date of those financial statements.

5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

II-2

6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8)	That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

EXHIBIT INDEX

Exhibit No.	Description of document
1.1*	Form of Underwriting Agreement
3.1*	Memorandum of Association and Articles of Association of the Registrant
3.2*	Amended and Restated Memorandum of Association of the Registrant
3.3*	Second Amended Memorandum of Association of the Registrant
4.1*	Form of Underwriter’s Warrant
5.1*	Opinion of Ogier regarding the validity of securities being registered
5.2*	Opinion of Ortoli Rosenstadt LLP regarding the validity of the underwriter’s warrants being registered
10.1*	Employment Agreement between the Registrant and Beh Hook Seng
10.2*	Employment Agreement between the Registrant and Gan Hong Loon
10.3*	Employment Agreement between the Registrant and Andrew Yeo
10.4*	Employment Agreement between the Registrant and Tay Beng Boon
10.5*	Independent Director Offer Letter between the Registrant and Lionel Choong
10.6*	Independent Director Offer Letter between the Registrant and Wesley Yiu
10.7*	Independent Director Offer Letter between the Registrant and Erik Cheong Wei Kiat
10.8*	Independent Director Offer Letter between the Registrant and Louis, Liu Yi
10.9*	Independent Director Offer Letter between the Registrant and Koh Boon Chiao
10.10*	Director Agreement between the Registrant and Beh Hook Seng
10.11*	Director Agreement between the Registrant and Gan Hong Loon
10.12*	Director Agreement between the Registrant and Andrew Yeo
10.13*	Director Agreement between the Registrant and Tay Beng Boon
10.14*†	Sample Loan Agreement between the Company and Tonghuai SG Enterprise Pte. Ltd.
10.15*	Lease Agreement between the Company and Capitaland Singapore (BP&C) Pte. Ltd. for #04-01A Science Park Drive
10.16*	Lease Agreement between the Company and Capitaland Singapore (BP&C) Pte. Ltd. for #02-01 and #04-01B Science Park Drive
10.17*	DBS Bank Temporary Bridging Loan for a facility of S$270,000 dated August 11, 2022
10.18*	Maybank Working Capital Loan for a facility of S$509,000 dated November 4, 2022
10.19*	Sample Purchase Order between the Company and PT. Neura Integrasi Solusi dated April 20, 2023
10.20*	Sample Purchase Order between the Company and OptoSigma Southeast Asia Pte Ltd dated April 27, 2023
10.21*	Share Swap Agreement between PTPL and the Phaos Technology Holdings (BVI) Limited
10.22*	Share Swap Agreement between Phaos Technology Holdings (BVI) Limited and the Phaos Technology Holdings (Cayman) Limited
10.23†*	Loan Agreement between the Company and PT. Neura Integrasi Solusi
10.24†*	Research and Development Agreement between the Company and MGEN.co.ltd
14.1*	Code of Ethics of the Registrant
14.2*	Insider Trading Policy of the Registrant
14.3*	Executive Compensation Recovery Policy of the Registrant
21.1*	List of Subsidiaries of the Registrant
23.1	Consent of Kreit and Chiu CPA LLP
23.2	Consent of Ogier (included in Exhibit 5.1)
24.1*	Form of Power of Attorney (included on signature pages)
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nomination Committee Charter
99.4*	Consent of Lionel Choong as a director nominee
99.5*	Consent of Wesley Yiu as a director nominee
99.6*	Consent of Erik Cheong Wei Kiat as a director nominee
99.7*	Consent of Louis, Liu Yi as a director nominee
99.8*	Consent of Koh Boon Chiao as a director nominee
99.9*	Request for Waiver and Representation Under Item 8.A.4 of Form 20-F
107*	Filing Fee Table

*	Filed previously
†	Portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The Registrant undertakes to furnish a copy of all omitted schedules and exhibits to the SEC upon its request.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on September 18, 2025.

By:	/s/ Andrew Yeo
Name:	Andrew Yeo
Title:	Executive Director and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
	Andrew Yeo	September 18, 2025
/s/ Andrew Yeo	Executive Director and Chief Executive Officer
(Principal Executive Officer)

	Beh Hook Seng	September 18, 2025
/s/ Beh Hook Seng	Chairman and Executive Director

	Gan Hong Loon	September 18, 2025
/s/ Gan Hong Loon	Chief Financial Officer and Director
(Principal Accounting and Financial Officer)

	Tay Beng Boon	September 18, 2025
/s/ Tay Beng Boon	Chief Operating Officer and Director

II-5

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, New York, United States of America on September 18, 2025.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

II-6